    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1999


                                                      REGISTRATION NO. 333-70945

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  COM21, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 7370                                94-3201698
       (STATE OF INCORPORATION)             (PRIMARY STANDARD INDUSTRIAL            (INTERNAL REVENUE SERVICE
                                            CLASSIFICATION CODE NUMBER)          EMPLOYER IDENTIFICATION NUMBER)

                                750 TASMAN DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 953-9100
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                PETER D. FENNER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  COM21, INC.
                                750 TASMAN DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 953-9100
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

               THOMAS W. KELLERMAN, ESQ.                                  JEFFREY D. SAPER, ESQ.
                  ARMANDO CASTRO, ESQ.                                     ROBERT G. DAY, ESQ.
               ELIZABETH A. R. YEE, ESQ.                                   ANIL P. PATEL, ESQ.
                PETER S. BUCKLAND, ESQ.                              WILSON SONSINI GOODRICH & ROSATI
            BROBECK, PHLEGER & HARRISON LLP                              PROFESSIONAL CORPORATION
                 TWO EMBARCADERO PLACE                                      650 PAGE MILL ROAD
                     2200 GENG ROAD                                    PALO ALTO, CALIFORNIA 94304
              PALO ALTO, CALIFORNIA 94303                                     (650) 493-9300
                     (650) 424-0160

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
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

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED JANUARY 22, 1999


                                3,000,000 Shares

                                   COM21 LOGO

                                  Common Stock

                               ------------------


Of the shares of common stock offered, 2,480,000 shares are being sold by Com21 and 520,000 shares are being sold by the selling stockholders named under "Principal and Selling Stockholders." Com21 will not receive any of the proceeds from shares sold by the selling stockholders.



  Com21's common stock is traded on The Nasdaq Stock Market's National Market under the symbol "CMTO". On January 20, 1999, the last reported sale price for the common stock on The Nasdaq National Market was $29.94 per share.


INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE
                                       5.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
                                   COMMISSION
HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS
                                       IS
TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                      UNDERWRITING                  PROCEEDS TO
                                                         PRICE TO     DISCOUNTS AND   PROCEEDS TO     SELLING
                                                          PUBLIC       COMMISSIONS       COM21      STOCKHOLDERS
                                                       ------------   -------------   -----------   ------------
Per Share............................................       $              $              $             $
Total(1).............................................       $              $              $             $

(1) Com21 has granted the Underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase a maximum of 450,000 additional shares from Com21 to cover over-allotments of shares.

    Delivery of the shares of common stock will be made on or about
               , 1999, against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON  DAIN RAUSCHER WESSELS
                                       A DIVISION OF DAIN RAUSCHER INCORPORATED

                      Prospectus dated             , 1999.

                               ------------------

                               TABLE OF CONTENTS

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
                                         Page
                                         ----
PROSPECTUS SUMMARY.....................    3
RISK FACTORS...........................    5
USE OF PROCEEDS........................   18
DIVIDEND POLICY........................   18
PRICE RANGE OF COMMON STOCK............   18
CAPITALIZATION.........................   19
DILUTION...............................   20
SELECTED FINANCIAL DATA................   21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................   22
BUSINESS...............................   30
MANAGEMENT.............................   49

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                                         ----
CERTAIN TRANSACTIONS...................   60
PRINCIPAL AND SELLING STOCKHOLDERS.....   61
DESCRIPTION OF CAPITAL STOCK...........   63
SHARES ELIGIBLE FOR FUTURE SALE........   65
UNDERWRITING...........................   66
NOTICE TO CANADIAN RESIDENTS...........   67
LEGAL MATTERS..........................   68
EXPERTS................................   68
ADDITIONAL INFORMATION.................   68
GLOSSARY OF TECHNICAL TERMS............   69
INDEX TO FINANCIAL STATEMENTS..........  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs, and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, that are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We undertake no obligation to update such statements or publicly release the result of any revisions to these forward-looking statements that we may make to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and related notes thereto appearing elsewhere in this prospectus. Because this is only a summary, you should read the rest of the prospectus before you invest in our common stock. Read this entire prospectus carefully, especially the risks described under "Risk Factors."

                                  COM21, INC.

     We design, develop, market and sell value-added, high-speed communications solutions for the broadband access market. Our ComUNITY Access system enables cable operators to provide high-speed, cost-effective Internet access to corporate telecommuter, small office/home office and residential users in the U.S. and internationally. Our system also enables cable operators to address the distinct price, performance, security and other needs of these different end-user groups. Our products include headend equipment, subscriber cable modems, network management software and noise containment technologies. Cable operators can use our ComUNITY Access system to increase revenue opportunities by offering up to 16 different operator-defined transmission rates at varying price points to address multiple markets.

     Our system is designed to be deployed on a limited capital budget and can be upgraded and scaled as subscriber penetration grows. Our system enables cable operators to lower their ongoing cost of ownership through cost-effective noise management and remote cable modem upgrades. The ComUNITY Access system is also designed to support future applications, such as cable telephony and VPNs.

     We are developing a DOCSIS-compliant cable modem for the North American cable market, intended primarily to address the basic requirements of residential end-users, who typically tolerate lower performance and security than business users. We are working with Cisco Systems to enable interoperability of our DOCSIS-compliant cable modems with Cisco Systems' universal broadband router. We expect our first DOCSIS-compliant cable modem to be commercially available in the first half of 1999.

     In 1998, we shipped approximately 320 ComCONTROLLER headends and more than 77,000 ComPORT modems for use in 154 locations worldwide. In the North American market, we sell directly to cable operators and have sold systems to cable operators such as Charter Communications, Cox Communications, Prime Cable and TCI, and to systems integrators such as HSAnet. Internationally, we sell to systems integrators, including Philips and Siemens, which in turn sell to cable operators.

     We were incorporated in Delaware on June 29, 1992. Our principal executive offices are located at 750 Tasman Drive, Milpitas, California 95035, and our telephone number at that address is (408) 953-9100.


                                  THE OFFERING


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
Common Stock Offered...................  3,000,000 shares (comprised of 2,480,000 shares offered by
                                         Com21 and 520,000 shares offered by selling stockholders).
Common Stock Outstanding
  after this Offering..................  21,165,560 shares(1)
Use of Proceeds........................  General corporate purposes including working capital, sales and marketing, product development, capital expenditures and potential acquisitions. See "Use of Proceeds."
Nasdaq National Market Symbol..........  CMTO


                             SUMMARY FINANCIAL DATA
                                 (IN THOUSANDS)

                                                         YEARS ENDED DECEMBER 31,
                                           ----------------------------------------------------
                                           1994      1995        1996        1997        1998
                                           -----    -------    --------    --------    --------
STATEMENTS OF OPERATIONS DATA:
Total revenues...........................  $  --    $    --    $  1,000    $ 15,649    $ 48,114
Gross profit.............................     --         --       1,000       7,277      18,541
Total operating expenses.................    894      6,922      15,913      20,540      34,080
Loss from operations.....................   (894)    (6,922)    (14,913)    (13,263)    (15,539)
Net loss.................................   (837)    (6,666)    (14,471)    (13,055)    (13,363)


                                                                       DECEMBER 31, 1998
                                                              -----------------------------------
                                                                  ACTUAL         AS ADJUSTED(2)
                                                              --------------    -----------------
BALANCE SHEETS DATA:
Cash, cash equivalents and short-term investments...........     $65,744            $135,497
Working capital.............................................      68,084             137,837
Total assets................................................      82,948             152,701
Long-term obligations.......................................         936                 936
Total stockholders' equity..................................      73,366             143,119


---------------
(1) Based on the number of shares outstanding as of December 31, 1998 excluding:
    (i) 2,369,341 shares of common stock issuable upon exercise of stock options outstanding under our 1998 Stock Incentive Plan at a weighted average exercise price of $7.42 per share; (ii) 957,802 shares of common stock reserved for future issuance under the 1998 Stock Incentive Plan (which includes an automatic annual 5% increase in the number of shares authorized for issuance under our 1998 Stock Incentive Plan; such share increase for 1999 was effective January 4, 1999 in the amount of 934,278 shares, calculated based on the number of outstanding shares on December 31, 1998, the last trading day of the preceding calendar year); (iii) 209,597 shares of common stock reserved for future issuance under the 1998 Employee Stock Purchase Plan; and (iv) 46,286 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $7.76 per share. See "Capitalization," "Management -- Benefit Plans" and Notes 1 and 7 of Notes to Financial Statements.


(2) Adjusted to reflect the sale of 2,480,000 shares of common stock offered by Com21 at an assumed offering price of $29.94 per share and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in Com21. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of future operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

WE HAVE A SHORT OPERATING HISTORY, HAVE INCURRED NET LOSSES SINCE OUR INCEPTION AND EXPECT FUTURE LOSSES.

     We did not commence product shipments until April 1997. As a result, we have only a limited operating history upon which you may evaluate us and our prospects. We have incurred net losses since inception and expect to continue to operate at a loss through at least fiscal 1999. As of December 31, 1998, we had an accumulated deficit of approximately $48.7 million. Because our product market is new and evolving, we cannot accurately predict the future growth rate, if any, or the ultimate size of the data-over-cable market. To achieve profitable operations on a continuing basis, we must successfully design, develop, test, manufacture, introduce, market and distribute our products on a broad commercial basis.

     Our ability to generate future revenues will depend on a number of factors, many of which are beyond our control. Such factors include:

     - the rate at which cable operators upgrade their cable plants;

     - our ability and the ability of cable operators to coordinate timely and effective marketing campaigns with the availability of upgrades;

     - cable operators' success in marketing data-over-cable services and our modems to subscribers;

     - cable operators' success in setting prices for data transmission installation service;

     - cable operators' success in the installation of subscriber site equipment; and

     - how quickly cable operators can complete the necessary installations to initiate service for new subscribers.

     Due to these factors, we cannot forecast with any degree of accuracy what our revenues will be or how quickly cable operators will adopt our systems. Therefore, we may not achieve, or be able to sustain, profitability.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

     Our operating results are likely to fluctuate significantly in the future on a quarterly and an annual basis due to a number of factors, many of which are outside our control. Factors that could cause our revenues to fluctuate include the following:

     - variations in the timing of orders and shipments of our products;

     - variations in the size of orders by our customers;

     - new product introductions by us or by competitors;

     - delays in introducing DOCSIS-compliant cable modems;

     - the timing of upgrades of cable plants;

     - variations in capital spending budgets of cable operators;

     - delays in obtaining regulatory approval for commercial deployment of cable modem systems; and

     - general economic conditions and economic conditions specific to the cable and electronic data transmission industries.

     The amount and timing of our operating expenses generally will vary from quarter to quarter depending on the level of actual and anticipated business activities. Research and development expenses will vary as we develop new products.

     We have a limited backlog of orders, and total revenues for any future quarter are difficult to predict. Supply, manufacturing or testing constraints could result in delays in the delivery of our products. Any delay in the product deployment schedule of one or more of our cable operator customers would likely materially adversely affect our operating results for a particular period.

     A variety of factors affect our gross margin, including the following:

     - the sales mix between our headend equipment and cable modems;

     - the volume of products manufactured;

     - the type of distribution channel through which we sell our products;

     - the average selling prices of our products; and

     - the effectiveness of our cost reduction efforts.

     In the past we have experienced and we anticipate that we will continue to experience decreases in the average selling price of our cable modems and our other products. In addition, the sales mix between our headend equipment and modems also affects our gross margin. Sales of our cable modems yield lower gross margins than do sales of our headend equipment. In the future, we anticipate that our sales mix will be increasingly weighted toward cable modems. As a result, we expect to experience continued downward pressures on our gross margin. If price declines are not offset by a decline in the costs of manufacturing our cable modems, our gross margin will be adversely affected.

     Because of all of these foregoing factors, our operating results in one or more future periods are likely to fail to meet or exceed the expectations of securities analysts or investors. In such event, the trading price of our common stock would likely decline.

WE DEPEND ON CABLE OPERATORS.

     We depend on cable operators to purchase our headend equipment and cable modems and to market data transmission service to end-users. Cable operators may not have enough programming channels over which they can offer such services. Even if a cable operator chooses to provide data transmission services, it may not choose our products to do so.

     The future success of services providing data-over-cable transmission depends upon the ability of cable systems to support two-way communications. While many cable operators are in the process of upgrading, or have announced their intention to upgrade, their cable plants to hybrid fiber coaxial ("HFC") cable, many cable operators have delayed these upgrades for financial or regulatory reasons. Cable operators have limited experience with such upgrades, and investments in upgrades place a significant strain on their resources. Most cable operators are already highly leveraged and may not have the capital required to upgrade their infrastructure or to offer new services such as data-over-cable transmission.

     Even after installation, we remain highly dependent on cable operators to continue to maintain their cable plants so that our products will operate at a consistently high performance level. Accordingly, the success and future growth of our business will be subject to economic and other factors affecting the cable television industry, particularly the industry's ability to continue to finance the substantial capital expenditures necessary to use our products effectively.

THE MARKET IN WHICH WE SELL OUR PRODUCTS IS CHARACTERIZED BY MANY COMPETING TECHNOLOGIES.

     The market for high-speed data transmission services has several competing technologies which offer alternative solutions. Technologies which compete with our solution are:

     - telco-related wireline technologies such as:

          - dial-up (analog modems);

          - integrated services digital network ("ISDN"); and

          - digital subscriber line ("DSL").

     - wireless technologies such as:

          - local multipoint distribution service ("LMDS");

          - multi-channel multipoint distribution ("MMDS") service; and

          - direct broadcast satellite ("DBS").

     In particular, because of the ubiquity of telephone networks and the financial resources of telcos, competition from telco-related solutions is expected to be intense. Cable modem technology may not be able to compete effectively against wireline or wireless technologies.

     In addition, one of our competitors has developed a commercially available alternative modulation technology. Significant market acceptance of alternative solutions for high-speed data transmission could decrease the demand for our products if such alternatives are viewed as providing faster access, greater reliability, increased cost-effectiveness or other advantages.

OUR CURRENT PRODUCTS ARE NOT COMPATIBLE WITH COMPETING PRODUCTS AND ARE SUBJECT TO EVOLVING INDUSTRY STANDARDS.

     Our headend equipment and cable modem products do not interoperate with the existing equipment of other cable modem suppliers. Therefore, potential customers who wish to purchase broadband Internet access products from multiple suppliers may be reluctant to purchase our products.

     The emergence or evolution of industry standards, either through adoption by official standards committees or widespread use by cable operators or telcos, could require us to redesign our products. Our current products are not in full compliance with the standards and developing specifications as proposed by:

     - Data Over Cable Service Interface Specification ("DOCSIS");

     - Digital Audio Video Interactive Council and Digital and Video Broadcast Organization;

     - Institute of Electrical and Electronics Engineers;

     - Internet Engineering Task Force; and

     - other relevant standards bodies.

     We expect the DOCSIS standard to achieve substantial market acceptance in North America, and we are currently developing DOCSIS-compliant cable modems. The continuing evolution of the DOCSIS standard may cause us to incur additional costs associated with making our cable modems compliant with various versions of the standard. We cannot assure you that our DOCSIS-compliant cable modems will be introduced on schedule, or that they will meet with market acceptance.

     There is currently no generally accepted standard for data-over-cable internationally. If any standards achieve market acceptance and if our products do not comply with them, customers may refuse to purchase our products. Additionally, different implementations of the same specification could potentially slow deployment of our products if such differences cause our products to not be interoperable with other companies' products. The widespread adoption of the DOCSIS or other standards would likely cause aggressive price competition in the cable modem market and result in lower sales of our headend products and lower revenues from licensing of our network management software. Any of these events would adversely affect our gross margin and our operating results would suffer.

     The development of new competing technologies and standards increases the risk that current or new competitors could develop products that would reduce the competitiveness of our products. If such new technologies or standards achieve widespread market acceptance, any failure by us to develop new products or enhancements, or to address such new technologies or standards would harm our business.

THE MARKET FOR CABLE MODEMS IS AT AN EARLY STAGE AND WIDESPREAD ACCEPTANCE OF OUR PRODUCTS IS UNCERTAIN.

     Our success depends on the timely adoption of our products by cable operators and their subscribers. The market for our products is rapidly evolving. An increasing number of competitors have introduced or developed, or are in the process of introducing or developing, cable modem systems that compete with our own. Some of the critical issues concerning the use of cable modems, including security, service, reliability, cost, ease of deployment and administration, and quality of service, remain largely unresolved and may harm our business. Because our market is new and evolving, we cannot accurately predict its future growth rate or its ultimate size.

     Prior to purchasing our products, some cable operators may require that their internal technical personnel or their Internet service provider certify our products to determine if they work with their systems. Certification of our products may not occur in a timely manner, if at all. In some cases, in order for our products to be certified we may have to make significant product modifications.

Failure to become certified could render us unable to deploy our products in a timely manner, with one or more cable operators. Any of these possibilities could harm our business. The market for cable modems may never fully develop, and even if it does, we may not be able to compete successfully with our competitors. If our products do not achieve widespread acceptance in their markets our business may be adversely affected.

OUR PRODUCTS HAVE A LENGTHY SALES CYCLE.

     The sales cycle of our products is typically lengthy and involves:

     - a significant technical evaluation;

     - a commitment of capital and other resources by cable operators;

     - delays associated with cable operators' internal procedures to approve large capital expenditures;

     - time required to engineer the deployment of new technologies within the networks of cable operators; and

     - testing and acceptance of new technologies that affect key operations.

     For these and other reasons, our sales cycle generally lasts from six to 12 months. Furthermore, our sales cycle is subject to a number of significant risks that are beyond our control, including cable operators' budgetary constraints and internal acceptance reviews. The announcement and projected product introduction of DOCSIS-compliant cable modems have already affected sales cycles, as most domestic cable operators have chosen to delay large scale deployment of cable modems until DOCSIS-compliant cable modems are available. If deployments forecasted for a specific cable operator for a particular period are not realized in that period, our operating results for that period will be harmed.

THE MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE.

     The market for our products is intensely competitive, rapidly evolving and subject to rapid technological change. The principal competitive factors in this market include the following:

     - product performance and features;

     - price;

     - product reliability;

     - technical support and service;

     - relationships with cable operators and systems integrators;

     - compliance with industry standards;

     - compatibility with the products of other suppliers;

     - sales and distribution capabilities;

     - strength of brand name;

     - long-term cost of ownership to cable operators; and

     - general industry and economic conditions.

     Many of our current and potential competitors have been operating longer, have better name recognition and have significantly greater financial, technical, marketing and distribution resources than we do. These competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new or enhanced products than we do. If we fail to develop DOCSIS-compliant cable modems in a timely manner, our customers may choose another supplier for DOCSIS cable modems, and our business, operating results and financial condition could be materially adversely affected.

     Our current and potential competitors include 3Com, Cisco, General Instrument Corporation, Hybrid Networks, Inc., Motorola, Inc., Nortel Networks, Inc., Samsung Electronics Company, Ltd., Terayon Communication Systems, Inc., and Zenith Electronics Corporation, as well as some large consumer electronics companies, such as Matsushita Electronic Industrial Co., Ltd. (which markets products under the Panasonic brand name), Sony Corp., Thomson Consumer Electronics International S.A. and Toshiba America, Inc. Some of these competitors have existing relationships with many of our prospective customers. We may not be able to establish relationships with cable operators who have existing relationships with those competitors. Our failure to form such relationships could materially adversely affect our business.

     Additionally, digital set-top boxes that integrate cable modems to provide Internet access via the television, may compete with our cable modems in the low-end consumer Internet access market. Such competition could adversely affect our business, operating results and financial condition.

     With the anticipated widespread adoption of the DOCSIS standard for the North American market, the distribution of cable modems is likely to move into the retail channel. When this occurs, the large consumer electronics companies could gain a competitive advantage due to their well-established retail distribution capabilities against current or future competitors, and our business could be materially adversely affected.

WE NEED TO REDUCE THE COST OF OUR CABLE MODEMS.

     Certain of our competitors' cable modems are priced lower than our cable modems. As headend equipment becomes more widely deployed, the price of cable modems and related equipment will continue to decline. In particular, we believe that the adoption of industry standards, such as DOCSIS, will cause increased price competition for cable modems.

     We may not be able to continually reduce the costs of manufacturing our cable modems sufficiently to enable us to lower our modem prices and compete effectively with other cable modem suppliers. If we are unable to reduce the manufacturing costs of our cable modems, our gross margin and profitability would be harmed.

OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS MAY ADVERSELY AFFECT
US.

     We rely on a combination of patent, copyright and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. We currently have five issued U.S. patents and several pending patent applications. Our means of protecting our proprietary rights in the U.S. or abroad may not be adequate and competitors may independently develop similar technologies. Our future success will depend in part on our ability to protect our proprietary rights and the technologies used in our principal products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the U.S. Issued patents may not preserve our proprietary position. Even if they do, competitors or others may develop technologies similar to or superior to our own. If we do not enforce and protect our intellectual property, our business will be harmed.

     From time to time, third parties, including our competitors, have asserted patent, copyright and other intellectual property rights to technologies that are important to us. We expect that we will increasingly be subject to infringement claims as the number of products and competitors in the cable modem market grows and the functionality of products overlaps.

     The results of any litigation matter are inherently uncertain. In the event of an adverse result in any litigation with third parties that could arise in the future, we could be required to pay substantial damages, including treble damages if we are held to have willfully infringed, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. Licenses may not be available from any third party that asserts intellectual property claims against us, on commercially reasonable terms, or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail. For example, in January 1998, Hybrid Networks filed an action against us, accusing us of infringing certain of their patents. We settled this matter in January 1999 through a patent cross-license agreement that will not materially impact our business or results of operations. However, there can be no assurance that we would be able to successfully resolve similar incidents in the future.

OUR FAILURE TO MANAGE GROWTH COULD ADVERSELY AFFECT US.

     We have rapidly and significantly expanded our operations and anticipate that further significant expansion will be required to address potential growth in our customer base and market opportunities. We expect to add additional key personnel in the near future, including direct sales and marketing personnel. To manage the anticipated growth of our operations, we will be required to:

     - improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

     - hire, train and manage additional qualified personnel;

     - expand and upgrade our core technologies; and

     - effectively manage multiple relationships with our customers, suppliers and other third parties.

     We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations.

     In the future, we may experience difficulties meeting the demand for our products and services. The installation and use of our products requires training. If we are unable to provide training and support for our products, the implementation process will be longer and customer satisfaction may be lower. In addition, our management team may not be able to achieve the rapid execution necessary to fully exploit the market for our products and services. There can be no assurance that our systems, procedures or controls will be adequate to support the anticipated growth in our operations. Any failure to manage growth effectively could materially adversely affect our business, operating results and financial condition.

WE DEPEND ON KEY EXECUTIVES AND PERSONNEL.

     Our future success will depend, to a significant extent, on the ability of our management to operate effectively, both individually and as a group. Given our early stage of development, we are dependent on our ability to retain and motivate high caliber personnel, in addition to attracting new personnel. Competition for qualified personnel in the cable networking equipment and telecommunications industries is intense, and we may not be successful in attracting and retaining such personnel. There may be only a limited number of persons with the requisite skills to serve in those positions and it may become increasingly difficult to hire such persons. We are actively searching for research and development engineers, who are in short supply. Our business will suffer if we encounter delays in hiring these additional engineers.

     Competitors and others have in the past and may in the future attempt to recruit our employees. We do not have employment contracts with any of our key personnel. We may not maintain key person life insurance on our key personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, could negatively affect our business.

WE DEPEND ON STRATEGIC RELATIONSHIPS.

     Our business strategy relies to a significant extent on our strategic relationships with other companies. These relationships include:

     - software license arrangements for our network management system;

     - marketing arrangements with Philips and Siemens; and

     - DOCSIS-compliant cable modem development in conjunction with Cisco to ensure the interoperability of our cable modem with Cisco's Universal Broadband Router.

     These relationships may not be successful because we may not be able to continue to maintain, develop or replace them in the event any such relationships are terminated. In addition, any failure to renew or extend any licenses between us and any third party may adversely affect our business.

WE DEPEND ON THIRD-PARTY MANUFACTURERS AND HAVE LIMITED MANUFACTURING
EXPERIENCE.

     We contract for the manufacture of cable modems and integrated circuit boards on a turnkey basis. CMC Industries and Sanmina build printed circuit assemblies for our headend products and Celestica manufactures our cable modems. Our future success will depend, in significant part, on our ability to have others manufacture our products cost-effectively and in sufficient volumes. There are a number of risks associated with our dependence on third-party manufacturers including:

     - reduced control over delivery schedules;

     - quality assurance;

     - manufacturing yields and costs;

     - the potential lack of adequate capacity during periods of excess demand;

     - limited warranties on products supplied to us; and

     - increases in prices and the potential misappropriation of our intellectual property.

     Any manufacturing disruption could impair our ability to fulfill orders. We have no long-term contracts or arrangements with any of our vendors that guarantee product availability, the continuation of particular payment terms or the extension of credit limits. We may experience manufacturing or supply problems in the future from any of our manufacturers. We are dependent on our manufacturers to secure components at favorable prices, but we may not be able to obtain additional volume purchase or manufacturing arrangements on terms that we consider acceptable, if at all. If we enter into a high-volume or long-term supply arrangement and subsequently decide that we cannot use the products or services provided for in the agreement, our business will be harmed. Any such difficulties could harm our relationships with customers, cause us to lose orders and thereby materially adversely affect our business, operating results and financial condition.

     Celestica is a foreign corporation and we currently outsource turnkey manufacturing of the ComPORT cable modem to their facility located in Toronto, Canada. In addition, we are working with Celestica to set up production in a new facility located in Monterrey, Mexico, in the first quarter of 1999. We may increase our use of foreign manufacturers. Any foreign or domestic regulations regarding foreign exports and imports, trade barriers and tariffs currently in place or imposed could materially and adversely affect our ability to ship modems. Because there are eight to 16 week lead times for parts, we may not be able to find alternative suppliers, which could harm our ability to support cable operators' expansion of cable modem service to cable operators' customers. We have had only limited experience manufacturing and arranging for the manufacture of our products, and there can be no assurance that we will accurately forecast demand for our products or any manufacturer of our products will be successful in increasing our manufacturing volume. We may need to procure additional manufacturing facilities and equipment, adopt new inventory controls and procedures, substantially increase our personnel and revise our quality assurance and testing practices. Any of these efforts may not be successful, which could materially affect our business, operating results and financial condition.

WE OBTAIN CERTAIN COMPONENTS FROM, AND DEPEND ON, CERTAIN KEY SOLE SUPPLIERS.


     Certain parts, components and equipment used in our products are obtained from sole sources of supply. For example, our headend equipment incorporates a radio frequency modulation chip from one specific vendor, transmitter/receiver components from another, and an Asynchronous Transfer Mode switch from yet another. Additional sole-sourced components may be incorporated into our equipment in the future.


     We do not have any long term supply contracts to ensure sources of supply. If we fail to obtain components in sufficient quantities when required, our business could be harmed. Our suppliers also sell products to our competitors. Our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price. Our inability to obtain sufficient quantities of sole-sourced components, or to develop alternative sources for components and/or products would have a material adverse effect on our business, operating result and financial condition. We rely on several companies including:

     - Broadcom Corp. and Stanford Telecommunications, Inc., suppliers of modulation and demodulation components;

     - Atmel Corporation, the fabricator of our semiconductor devices;

     - Virata Limited, formerly Advanced Telecommunications Modules Limited, a supplier of ATM switches;

     - Hewlett-Packard Company, the supplier of HP Openview software;

     - Wind River Systems, a supplier of embedded software; and

     - Objectivity, Inc., a supplier of object-oriented database software.

     If any of these manufacturers delay or halt production of any of their components, our business, operating results and financial condition could be materially adversely affected.

OUR CUSTOMER BASE IS CONCENTRATED.

     A relatively small number of customers has accounted for a large part of our revenues to date, and we expect that this trend will continue. During the year ended December 31, 1998, revenues attributable to our top three customers, TCI, Philips and Siemens, accounted for 24%, 15% and 14% of total revenues, respectively. For the same period, our top five customers accounted for an aggregate of 66% of total revenues. We expect that our largest customers in the future could be different from our largest customers today due to a variety of factors, including customers' deployment schedules and budget considerations. Because a limited number of cable operators account for a majority of our prospective customers, our future success will depend upon our ability to establish and maintain relationships with these companies. We may not be able to retain these current accounts or to obtain additional accounts. Both in the U.S. and internationally, a substantial majority of households passed are controlled by a relatively small number of cable operators. The loss of one or more of our customers or the inability on our behalf to successfully develop relationships with additional significant cable operators could have a material adverse effect on our business, operating results and financial condition.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT.

     The market for cable modem systems and products is characterized by rapidly changing technologies and short product life cycles. Our future success will depend in large part upon our ability to:

     - identify and respond to emerging technological trends in the market;

     - develop and maintain competitive products;

     - enhance our products by adding innovative features that differentiate our products from those of our competitors;

     - bring products to market on a timely basis at competitive prices; and

     - respond effectively to new technological changes or new product announcements by others.

     If our product development and enhancements take longer than planned, the availability of products would be delayed. Our future success will depend in part upon our ability to enhance our existing products and to develop and introduce, on a timely basis, new products and features that meet changing customer requirements and emerging industry standards, such as DOCSIS.

     The technical innovations required for us to remain competitive are inherently complex, require long development cycles and are dependent in some cases on sole source suppliers. We will be required to continue to invest in research and development in order to attempt to maintain and enhance our existing technologies and products, but we may not have the funds available to do so. Even if we have sufficient funds such investments may not serve the needs of customers or be compatible with changing technological requirements or standards. Most of the expenses must be incurred before the technical feasibility or commercial viability can be ascertained. Revenues from future products or product enhancements may not be sufficient to recover the development costs associated with the products or enhancements.

WE NEED TO DEVELOP ADDITIONAL DISTRIBUTION CHANNELS.

     Today, cable operators and systems integrators purchase cable modems from vendors through direct and indirect sales channels. In North America, if the DOCSIS standard achieves widespread market acceptance, we anticipate that the North American cable modem market will shift to a consumer purchase model. If this occurs, we will sell more of our cable modems directly through consumer sales channels. Consequently, we have begun to establish new distribution channels for our cable modems. We may not have the capital required or the necessary personnel to develop such distribution channels, which could have a material adverse affect on our business, operating results and financial condition. To the extent that large consumer electronics companies enter the cable modem market, their well established retail distribution capabilities would provide them with a significant competitive advantage.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OPERATING IN INTERNATIONAL MARKETS.

     During the fiscal year ended December 31, 1998, revenues attributable to international customers accounted for 52% of total revenues. We expect that a significant portion of our sales will continue to be concentrated in international markets for the foreseeable future. We intend to expand operations in our existing international markets and to enter new international markets, which will demand management attention and financial commitment. We may not be able to successfully expand our international operations. In addition, a successful expansion of our international operations and sales in certain markets will require us to develop relationships with international systems integrators and distributors. We may not be able to identify, attract or retain suitable international systems integrators or distributors.

     Furthermore, to increase revenues in international markets, we will need to continue to establish foreign operations, to hire additional personnel to run such operations and to maintain good relations with our foreign systems integrators and distributors. To the extent that we are unable to successfully do so, our growth in international sales will be limited. The failure to expand international sales could have a material adverse effect on our business, operating results and financial condition.

     Our international sales to date have been denominated in U.S. dollars. We do not currently engage in any foreign currency hedging transactions. A decrease in the value of foreign currencies relative to the U.S. dollar could make our products more expensive in international markets.

     In addition to currency fluctuation risks, international operations involve a number of risks not typically present in domestic operations. Such risks include:

     - changes in regulatory requirements;

     - costs and risks of deploying systems in foreign countries;

     - timing and availability of export licenses;

     - tariffs and other trade-barriers;

     - political and economic instability;

     - difficulties in staffing and managing foreign operations;

     - potentially adverse tax consequences;

     - difficulties in obtaining governmental approvals for products;

     - the burden of complying with a wide variety of complex foreign laws and treaties;

     - the possibility of difficult accounts receivable collections; and

     - difficulties in managing distributors.

     Distributors' customer purchase agreements may be governed by foreign laws which may differ significantly from laws of the U.S. We are also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products will be implemented by the U.S. or other countries, leading to a reduction in sales and profitability in that country. Future international activity may result in sales dominated by foreign currencies. Gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in our operating results. Any of these factors could materially and adversely affect our business, operating results and financial condition.

WE MAY BE SUBJECT TO RISKS ASSOCIATED WITH ACQUISITIONS.

     We continually evaluate strategic acquisitions of other businesses and subscriber accounts. If we were to consummate an acquisition, we would be subject to a number of risks, including the following:

     - difficulty in assimilating the acquired operations and personnel;

     - limits on our ability to retain the acquired subscribers;

     - disruption of our ongoing business; and

     - limits on our ability to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures, and policies.

     We may not successfully overcome problems encountered in connection with potential acquisitions. In addition, an acquisition could materially adversely affect our operating results by diluting our stockholders' equity, causing us to incur additional debt, or requiring us to amortize acquisition expenses and acquired assets.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH THE REGULATION OF INFORMATION SECURITY PRODUCTS.

     Our products make use of encryption, and are therefore subject to export restrictions administered by the U.S. Department of Commerce, which permit the export of encryption products only with the required level of export license. We may therefore be at a disadvantage in competing for international sales compared to companies located outside the U.S. that are not subject to such restrictions. International customers may be unwilling to purchase our products that are eligible for export due to perceptions that such products are inferior to those marketed within the U.S., may contain undocumented features which undermine the products' security architecture, or are required to incorporate security features which are unacceptable to the customer. Although we have been granted all currently required U.S. export licenses, we may not be able to continue to secure such licenses in a timely manner in the future. In certain foreign countries, our distributors are required to secure licenses or formal permission before products that incorporate encryption features can be imported. Our distributors may not make the effort, or be successful in the effort, to obtain the necessary licenses or permission to import our products into certain countries. The regime of export administration, and resulting regulations in the U.S., are in a stage of transition due to political controversy concerning their purposes and legality. Consequently, the uncertainty involved in the interpretation and application of such regulations may unduly delay or prevent the export of our products, which may lead to a loss of revenues and market position.

     Recent legislative proposals have indicated the possibility that our products sold for use within the U.S. may be required to incorporate certain features to assist law enforcement agencies in recovering suspect communications. If such proposals are enacted into law, we may be obligated to incur significant expense in complying with such regulations. In addition, the market opportunities and customer acceptance of our products could be materially adversely affected by our compliance with such laws, leading to a commensurate loss of revenues and market share.

YEAR 2000 COMPLIANCE.

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates to avoid system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

     We are currently in the process of determining whether or not our products, our internal systems, computers and software, and the products and systems of our critical vendors and suppliers are Year 2000 compliant. This determination is or will be on an internally developed Year 2000 plan. This plan will be implemented in the following four consecutive phases:

      I. An inventory and data gathering phase in which our products and systems and the products and systems of our critical vendors and suppliers are catalogued;

      II. A testing stage to determine whether or not such catalogued products and systems are Year 2000 compliant;

     III. A replacement phase in which non-compliant products and systems will be upgraded or replaced; and

     IV. A monitoring phase in which our products and systems will be tested for Year 2000 compliance on an ongoing basis.

     Our Year 2000 plan has only been partially implemented. To date, our Year 2000 plan has resulted in the following:

     - Products. We have developed an internal battery of tests to ascertain whether or not our products are Year 2000 compliant. Based on these tests, we believe our current products are Year 2000 compliant and, to the extent necessary, all previously shipped products can be upgraded to become Year 2000 compliant with currently available software upgrades.

     - Vendors. We are currently in the process of ascertaining whether or not our vendors and our suppliers are Year 2000 compliant.

     We are also reviewing our assembly and test equipment for Year 2000 compliance, which is expected to be completed by mid-1999.

     - IT Systems. We have conducted a preliminary survey of our IT hardware and software and anticipate that any hardware and software that is not Year 2000 compliant will be upgraded or replaced prior to 2000.

     - Non-IT Systems and Infrastructure. Machinery and equipment used in our operations have been inventoried and are currently being assessed for Year 2000 compliance.

     Although we believe that our Year 2000 plan will identify all of our material Year 2000 issues, there can be no assurance that we will be able to identify, evaluate and resolve all such issues.

     We do not currently expect that costs associated with Year 2000 compliance will have a material effect on our operations or financial position. However, if we discover Year 2000 problems in the future, we may not be able to develop, implement, or test remediation or contingency plans in a timely or cost-effective manner.

     We believe that the risks of noncompliance could delay purchases or replacement of our products and services. Failure of third party products, such as a breakdown in telephone, electric service or other utilities, e-mail, voicemail or the World Wide Web could cause a disruption in cable operators' service to customers. Disruptions in the services provided by banks, telephone companies and the U.S. Postal Service could have a pervasive negative impact on our business as a whole. Although our products are undergoing Year 2000-specific testing procedures, our products may not contain all of the date codes necessary to operate in the year 2000. Any failure of such products to perform could result in the delay or cancellation of product orders and the diversion of managerial and technical resources from product development and other business activities to attend to Y2K issues. These risks could have a material adverse effect on our business, operating results and financial condition.

     Until the completion of the Year 2000 compliance evaluation of our suppliers, and the completion of internal IT and non-IT systems reviews, the Company believes that it is not practical to develop comprehensive contingency plans. Even if such plans are completed and implemented in a timely manner, they may be insufficient to address any third party failures and there can be no assurance that undetected internal and external Year 2000 issues will not materially impact our business, financial condition, results of operations and cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE MAY BE SUBJECT TO PRODUCT RETURNS AND PRODUCT LIABILITY CLAIMS DUE TO DEFECTS IN OUR PRODUCTS.

     Our products are complex and may contain undetected defects, errors or failures. Such errors have occurred in our products in the past and additional errors may be expected to occur in our products in the future. The occurrence of such defects, errors, or failures could result in delays in installation, product returns and other losses to us or to our cable operators or end-users. Such occurrences could also result in the loss of or delay in market acceptance of our products, which could have a material adverse effect on our business, operating results and financial condition. We would have limited experience with the problems that could arise with any new products that we introduce.

     Although we have not experienced any product liability claims to date, the sale and support of our products entail the risk of such claims. A successful product liability claim brought against us could have a material adverse effect on our business, operating results and financial condition.

OUR PRODUCTS ARE SUBJECT TO GOVERNMENT REGULATIONS.

     Our products are subject to the regulations of the Federal Communications Commission and other federal and state communications regulatory agencies. Changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes that, directly or indirectly, affect telecommunications costs, limit usage of subscriber-related information or increase the likelihood or scope of competition from telecommunications companies, could affect the prices at which cable operators sell their services and thus indirectly impact our business. In addition, we cannot predict the impact, if any, that future regulation or regulatory changes might have on our business. Regulation of cable television rates may affect the speed at which the cable operators upgrade their cable infrastructures to two-way HFC.

Changes in current or future laws or regulations that negatively impact our products and technologies, in the U.S. or elsewhere, could adversely affect our business.

OUR SUCCESS IS DEPENDENT ON THE SUCCESSFUL DEPLOYMENT OF IP-BASED NETWORKS.

     Our products will depend in part upon the increased use of the Internet and other IP-based networks by corporate telecommuters, SOHOs and residential consumer users. Businesses are increasingly using the Internet, intranets and extranets, not only for communication within and outside the firm, but also to create cost-effective, secure data connections known as virtual private networks between corporate sites or remote locations. Critical issues concerning the commercial use of the Internet, such as ease of access, security, reliability, and cost and quality of service, remain unresolved and may affect the growth of Internet use, especially in the business and consumer markets targeted by us.

     Despite growing interest in commercial applications for the Internet and other IP-based networks, many businesses have been deterred from adopting IP-based data communications systems for a number of reasons, including:

     - inconsistent quality of service;

     - lack of availability of cost-effective, high-speed service;

     - a limited number of local access points for corporate users;

     - inability to integrate business applications on the Internet;

     - the need to deal with multiple and frequently incompatible vendors;

     - inadequate security; and

     - lack of tools to simplify Internet access and use.

     Such issues may not be resolved and such concerns may not be alleviated. Failure of the Internet community to address and resolve such issues, to develop or to develop as rapidly as expected could have a material adverse affect on our business, operating results and financial condition.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE.

     We currently anticipate that the proceeds of this offering, together with our existing cash balances and available line of credit and cash flow expected to be generated from future operations, will be sufficient to meet our liquidity needs for at least the next twelve months. However, we may need to raise additional funds if our estimates of revenues, working capital and/or capital expenditure requirements change or prove inaccurate or in order for us to respond to unforeseen technological or marketing hurdles or to take advantage of unanticipated opportunities.

     In addition, we expect to review potential acquisitions that would complement our existing product offerings or enhance our technical capabilities. While we have no current agreements or negotiations underway with respect to any such acquisition, any future transaction of this nature could require potentially significant amounts of capital. Such funds may not be available at the time or times needed, or available on terms acceptable to us. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of market opportunities, to develop new products or to otherwise respond to competitive pressures. Such inability could materially adversely affect our business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

THERE ARE SUBSTANTIAL SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE; SUCH A SALE MAY DEPRESS OUR STOCK PRICE.


     If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options) in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding 21,165,560 shares of common stock (based upon shares outstanding as of December 31, 1998), assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options after December 31, 1998. Of these shares, the 3,000,000 shares sold in this offering, together with the 5,750,000 shares sold in our initial public offering in May 1998 are freely tradable. The remaining 12,415,560 are eligible for sale in the public market as follows:



NUMBER OF
  SHARES               DATE
----------             ----
 4,774,770   Immediately, pursuant to
             Rules 144, 144(k) or 701
 7,640,790   91 days from the date of
             this prospectus. Subject
             to Rule 144.


     The table above excludes options to purchase 2,369,341 shares of common stock that were outstanding at December 31, 1998.

NEW INVESTORS WILL INCUR SUBSTANTIAL AND IMMEDIATE DILUTION.


     Stock purchased in this offering will incur substantial and immediate dilution in the net tangible book value of $23.18 per share. To the extent that currently outstanding options and warrants are exercised or converted, there will be further dilution in your shares.


OUR STOCK PRICE IS HIGHLY VOLATILE.

     The trading price of our common stock has fluctuated significantly since our initial public offering in May 1998. In addition, the trading price of our common stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, developments with respect to patents or proprietary rights, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common stock.

THE ADOPTION OF THE EURO PRESENTS UNCERTAINTIES FOR OUR COMPANY.

     In January 1999, the new "Euro" currency was introduced in certain European countries that are part of the European Monetary Union ("EMU"). During 2002, all EMU countries are expected to be operating with the Euro as their single currency. A significant amount of uncertainty exists as to the effect the Euro will have on the marketplace generally and, additionally, all of the final rules and regulations have not yet been defined and finalized by the European Commission with regard to the Euro currency. We are currently assessing the effect the introduction of the Euro will have on our internal accounting systems and the sales of our products. We are not aware of any material operational issues or costs associated with preparing our internal systems for the Euro. However, we do utilize third party vendor equipment and software products that may or may not be EMU compliant. Although we are currently taking steps to address the impact, if any, of EMU compliance for such third party products, the failure of any critical components to operate properly post-Euro may have an adverse effect on our business or results of operations or may require us to incur expenses to remedy such problems.

                                USE OF PROCEEDS


     The net proceeds to Com21 from the sale and issuance of 2,480,000 shares of common stock are estimated to be approximately $69.8 million (approximately $82.5 million if the Underwriters' over-allotment option is exercised in full), at an assumed offering price of $29.94 per share and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by the Company.


     The Company intends to use the net proceeds for general corporate purposes including working capital, sales and marketing, product development and capital expenditures. The Company may use a portion, or all, of the net proceeds to acquire complementary businesses, products or technologies. From time to time, the Company evaluates such potential acquisitions and it anticipates continuing to make such evaluations. In this regard, the Company is currently evaluating certain acquisition opportunities; however, the Company cannot assure you that it will identify suitable acquisition candidates or that it will, in fact, complete any acquisition. Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities. The Company will not receive any proceeds from the sale of the common stock sold by selling stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends on its capital stock in the foreseeable future. The Company currently intends to retain future earnings, if any, for use in its business. The Company's line of credit arrangement prohibits the payment of dividends by the Company without the lender's prior consent.

                          PRICE RANGE OF COMMON STOCK

     The Company's common stock is traded on The Nasdaq National Market under the symbol "CMTO." Public trading of the common stock commenced on May 22, 1998. The following table shows, for the periods indicated, the high and low per share sales prices of the common stock, as reported by The Nasdaq National Market.

                                                            HIGH        LOW
                                                          --------    -------
1998
  Second Quarter (Beginning May 22, 1998)...............  $  23.75    $    12.87
  Third Quarter.........................................     24.87          8.37
  Fourth Quarter........................................     22.75         11.50
1999
  First Quarter (Through January 20, 1999)..............     30.00         20.87


     On January 20, 1999, the last reported sale price of the common stock on The Nasdaq National Market was $29.94 per share, and there were approximately 231 holders of record of the common stock.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of December 31, 1998 (i) on an actual basis, and (ii) as adjusted to reflect the receipt by the Company of the estimated net proceeds from the sale of the 2,480,000 shares of common stock offered by the Company at an assumed offering price of $29.94 per share and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses:



                                                                  DECEMBER 31, 1998
                                                              -------------------------
                                                               ACTUAL      AS ADJUSTED
                                                              ---------    ------------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
Current portion of long-term obligations....................  $  1,120       $    1,120
                                                              --------       ----------
Long-term obligations.......................................  $    936       $      936
                                                              --------       ----------
Stockholders' equity:
  Preferred Stock, $0.001 par value per share; 5,000,000
     shares authorized, actual and as adjusted; no shares
     issued and outstanding, actual and as adjusted.........        --               --
  Common Stock, $0.001 par value per share; 40,000,000
     shares authorized, actual and as adjusted; 18,685,560
     shares issued and outstanding, actual and 21,165,560
     shares issued and outstanding, as adjusted(1)..........        19               21
  Additional paid-in capital................................   122,131          191,882
  Deferred stock compensation...............................       (82)             (82)
  Accumulated deficit.......................................   (48,699)         (48,699)
  Accumulated other comprehensive loss......................        (3)              (3)
                                                              --------       ----------
     Total stockholders' equity.............................    73,366          143,119
                                                              --------       ----------
          Total capitalization..............................  $ 75,422       $  145,175
                                                              ========       ==========


---------------

(1) Excludes: (i) 2,369,341 shares of common stock issuable upon exercise of stock options outstanding under the Company's 1998 Stock Incentive Plan at a weighted average exercise price of $7.42 per share; (ii) 957,802 shares of common stock reserved for future issuance under the Company's 1998 Stock Incentive Plan (which includes an automatic annual 5% increase in the number of shares authorized for issuance under the Company's 1998 Stock Incentive Plan; such share increase for 1999 was effective January 4, 1999 in the amount of 934,278 shares, calculated based on the number of outstanding shares on December 31, 1998, the last trading day of the preceding calendar year); (iii) 209,597 shares of common stock reserved for future issuance under the 1998 Employee Stock Purchase Plan; and (iv) 46,286 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $7.76 per share. See
    "Management -- Benefit Plans" and Note 1 and 7 of Notes to Financial Statements.

                                    DILUTION

     The net tangible book value of the Company as of December 31, 1998 was approximately $73,366,000, or $3.93 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock then outstanding.


     After giving effect to the sale of 2,480,000 shares of common stock offered by the Company, at an assumed offering price of $29.94 per share and after deducting the estimated underwriting discounts and commissions and the estimated expenses related to this offering, the Company's net tangible book value on December 31, 1998 would have been $143,119,000 or approximately $6.76 per share. This represents an immediate increase in net tangible book value of $2.83 per share to existing stockholders and an immediate dilution of $23.18 per share to new investors. The following table illustrates this per share dilution:



Assumed offering price per share............................           $29.94
  Net tangible book value per share as of December 31,
     1998...................................................  $3.93
  Increase per share attributable to the offering...........   2.83
                                                              -----
Net tangible book value per share after the offering........             6.76
                                                                       ------
Dilution per share to new investors.........................           $23.18
                                                                       ======



     The foregoing computations are based on the number of shares of common stock outstanding as of December 31, 1998, and exclude 2,369,341 shares of common stock issuable upon exercise of stock options outstanding under the Company's 1998 Stock Incentive Plan at a weighted average exercise price of $7.42 per share, 957,802 shares of common stock reserved for future issuance under the Company's 1998 Stock Incentive Plan (which includes an automatic annual 5% increase in the number of shares authorized for issuance under the Company's 1998 Stock Incentive Plan; such share increase for 1999 was effective January 4, 1999 in the amount of 934,278 shares, calculated based on the number of outstanding shares on December 31, 1998, the last trading day of the preceding calendar year), 209,597 shares of common stock reserved for future issuance under the 1998 Employee Stock Purchase Plan, and 46,286 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $7.76 per share. To the extent that any of these options or warrants are exercised, there could be further dilution to new investors. See "Capitalization," "Management -- Benefit Plans," "Description of Capital Stock" and Note 7 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the Company's financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statements of operations data for each of the years in the three-year period ended December 31, 1998, and the balance sheets data at December 31, 1997 and 1998, are derived from financial statements of the Company which have been audited by Deloitte & Touche LLP, independent auditors, and are included herein. The statements of operations data for the years ended December 31, 1994 and 1995 and the balance sheets data at December 31, 1994, 1995 and 1996 are derived from audited financial statements not included herein. The historical results are not necessarily indicative of the operating results to be expected in the future.

                                                                          YEARS ENDED DECEMBER 31,
                                                              -------------------------------------------------
                                                               1994     1995       1996       1997       1998
                                                              ------   -------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Total revenues..............................................  $   --   $    --   $  1,000   $ 15,649   $ 48,114
Cost of total revenues......................................      --        --         --      8,372     29,573
                                                              ------   -------   --------   --------   --------
    Gross profit............................................      --        --      1,000      7,277     18,541
                                                              ------   -------   --------   --------   --------
Operating expenses:
  Research and development..................................     545     5,233     12,395     13,481     19,936
  Sales and marketing.......................................      --       770      1,970      5,277     10,273
  General and administrative................................     349       919      1,548      1,782      3,871
                                                              ------   -------   --------   --------   --------
Total operating expenses....................................     894     6,922     15,913     20,540     34,080
Loss from operations........................................    (894)   (6,922)   (14,913)   (13,263)   (15,539)
Total other income, net.....................................      58       257        447        229      2,190
                                                              ------   -------   --------   --------   --------
Loss before income taxes....................................    (836)   (6,665)   (14,466)   (13,034)   (13,349)
Income taxes................................................       1         1          5         21         14
                                                              ------   -------   --------   --------   --------
         Net loss...........................................  $ (837)  $(6,666)  $(14,471)  $(13,055)  $(13,363)
                                                              ======   =======   ========   ========   ========
Net loss per share, basic and diluted(1)....................  $(0.54)  $ (3.53)  $  (7.64)  $  (6.15)  $  (1.10)
                                                              ======   =======   ========   ========   ========
Shares used in computation, basic and diluted(1)............   1,562     1,887      1,894      2,124     12,150
                                                              ======   =======   ========   ========   ========
Pro forma net loss per share, basic and diluted(2)..........  $(0.31)  $ (1.27)  $  (1.84)  $  (1.27)  $   (.83)
                                                              ======   =======   ========   ========   ========
Shares used in pro forma computation,
  basic and diluted(2)......................................   2,685     5,265      7,851     10,279     16,062
                                                              ======   =======   ========   ========   ========

                                                                                DECEMBER 31,
                                                              -------------------------------------------------
                                                               1994     1995       1996       1997       1998
                                                              ------   -------   --------   --------   --------
                                                                               (IN THOUSANDS)
BALANCE SHEETS DATA:
Cash, cash equivalents and short-term investments...........  $2,082   $ 3,273   $ 12,427   $ 17,950   $ 65,744
Working capital.............................................   2,023     2,328      9,097     19,523     68,084
Total assets................................................   2,308     4,606     17,036     31,573     82,948
Long-term obligations.......................................      --       275      1,292      1,508        936
Total stockholders' equity..................................   2,222     3,288     12,056     23,283     73,366

---------------
(1) The diluted net loss per share computation excludes potential shares of common stock (convertible preferred stock, warrants to purchase convertible preferred stock, options and warrants to purchase common stock and common stock subject to repurchase rights held by the Company), as their effect would be antidilutive. See Notes 1 and 7 of Notes to Financial Statements for a detailed explanation of the determination of the shares used in computing basic and diluted net loss per share.

(2) Includes the weighted average number of shares resulting from the assumed conversion of all outstanding shares of convertible preferred stock upon the effectiveness of the registration statement related to the initial public offering in May 1998. See Note 1 of Notes to Financial Statements for a detailed explanation of the determination of the shares used in computing pro forma net loss per share. The diluted pro forma net loss per share computation excludes potential shares of common stock (warrants to purchase convertible preferred stock, options and warrants to purchase common stock and common stock subject to repurchase rights by the Company).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's financial statements and notes thereto. The results described below are not necessarily indicative of the results to be expected in any future period. Certain statements in this discussion and analysis, including statements regarding the Company's strategy, financial performance and revenue sources, are forward-looking statements based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Com21, Inc. ("the Company" or "Com21") designs, develops, markets and sells value-added, high-speed communications solutions for the broadband access market. The Company's system enables cable operators to provide high-speed, cost-effective Internet access to corporate telecommuter, small office/home office ("SOHO") and residential users in the U.S. and internationally. The Company's system also enables cable operators to address the distinct price, performance, security and other needs of these different end-users. Com21's products include cable modems, headend equipment, network management software and noise containment technologies.

     The Company was incorporated in June 1992. From inception through April 1997, the Company's operating activities related primarily to establishing a research and development organization, testing prototype designs, building application-specific integrated circuit ("ASIC") design infrastructure, commencing the staffing of marketing, sales and field service and technical support organizations and establishing manufacturing relationships. Since the Company's first customer shipment in April 1997, the Company has also focused on commencing trials with cable operators, developing customer relationships, marketing the Com21 brand, investing in field service and customer support, building distribution channels, developing new products and technologies and enhancing existing products.

     The Company's revenues consist primarily of sales of cable modems, headend equipment and, to a lesser extent, the licensing of network management software. The Company recognizes revenue upon commercial shipment of its products. As the cable operators that purchase the Company's products make data-over-cable services broadly available to their customers, the Company expects its product mix to continue to shift more heavily toward sales of cable modems. Pursuant to a Technology License and Reseller Agreement with 3Com (the "3Com Agreement"), the Company received prepaid royalties of $1,000,000 in 1997. Upon shipment of related product, $7,000 was recognized as license fee revenue in 1997; and the remaining $993,000 was recognized in 1998 as license fee revenue at the expiration of the royalty period on December 31, 1998. Through December 31, 1998 an aggregate of approximately $2.5 million has been recognized as technology licensing fees and royalties pursuant to this agreement.

     To date, gross margin on sales of headend and related equipment and software licenses has been higher than gross margin on sales of cable modems. In 1999, the Company expects to experience decreasing average selling prices of its cable modems due to greater competition, particularly as interoperable DOCSIS-compliant products become widely available from multiple vendors. DOCSIS, the Data Over Cable Service Interface Specification, is a vendor-independent specification managed by CableLabs and originally created by Multimedia Cable Network System ("MCNS") Partners, L.P., a consortium of major cable television system operators. The DOCSIS standard should enable interoperability between different manufacturers' cable modems and headend equipment. Interoperability of cable networking equipment will lead to greater competition as the market for interoperable cable modems is opened to multiple vendors and greater price competition.

     Com21 tests and assembles headend equipment in its facility in Milpitas, California. The Company outsources turnkey manufacturing of its cable modems to Celestica, a contract manufacturer located in Toronto, Canada. The Company has taken, and continues to take, steps to reduce the manufacturing costs of its cable modem products by consolidating functionality and component parts into ASICs, making them easier to manufacture, using parts the Company believes will be sold in high volume by a number of vendors. The

Company is also working with Celestica to facilitate more efficient manufacturing of the Company's cable modems, to move certain of the Company's manufacturing operations to a lower cost Celestica facility, and to enable Com21 to benefit from Celestica's volume purchasing capability. There can be no assurance that such cost-reduction efforts will be successful.

     Research and development expenses consist principally of salaries and related personnel expenses, consultant fees, prototype expenses and development contracts related to the design, development, testing and enhancement of headend equipment, cable modems and network management software. As of December 31, 1998, all research and development costs had been expensed as incurred. The Company believes that continued investment in research and development is critical to attaining its strategic product and cost reduction objectives and, as a result, expects these expenses to increase in absolute dollars in the future. Sales and marketing expenses consist of salaries and related expenses for personnel engaged in direct and indirect selling, marketing and field service support functions, as well as trade show and promotional expenditures. The Company intends to pursue sales and marketing campaigns aggressively and therefore expects these expenses to increase in absolute dollars in the future. In addition, the Company intends to develop an electronic commerce web site and retail sales channels, which are expected to increase sales and marketing expenses. General and administrative expenses consist primarily of salaries and related expenses for executive, accounting and administrative personnel, recruiting expenses, professional fees and other general corporate expenses. The Company expects general and administrative expenses to increase in absolute dollars as the Company adds personnel and incurs additional costs related to the growth of its business and operation as a public company. In addition, the Company competes in a very competitive labor market and accordingly periodically makes salary and other compensation adjustments to hire and retain employees.

RESULTS OF OPERATIONS -- YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

     Total Revenues. Total revenues increased from $1.0 million in 1996 to $15.6 million in 1997 and to $48.1 million in 1998. Total revenues in 1996 consisted entirely of technology licensing fees from the 3Com Agreement. Total revenues in 1997 consisted of a technology licensing fee and a royalty fee, totalling $507,000 pursuant to the 3Com Agreement and $15.1 million from the sale of products that commenced in April 1997. A majority of revenues attributable to product sales during 1997 resulted from sales of headend and related equipment, cable modems and network management software fees. Revenues attributable to international customers were 64% of total revenues in 1997. Total revenues in 1998 consisted of $47.1 million from product sales and $1.0 million from the one-time recognition of deferred revenue resulting from the expiration of the 3Com Agreement on December 31, 1998. Revenues attributable to product sales during 1998 consisted of sales of cable modems, headend and related equipment and network management software fees. Revenues attributable to international customers were 52% of total revenues in 1998. The Company expects to continue to derive a significant portion of its revenues from international markets for the foreseeable future. The Company intends to expand operations in the international markets that it currently serves and to enter new international markets, which will demand significant management attention and financial commitment. To date, revenues attributable to international customers have been denominated in U.S. dollars. The Company does not currently engage in any foreign currency hedging transactions. A decrease in the value of foreign currencies relative to the U.S. dollar could make the Company's products more expensive in international markets. See "Risk Factors -- We Are Subject to Risks Associated with Operating in International Markets."

     Cost of Product Revenues. Cost of product revenues was $8.4 million in 1997. Cost of product revenues was $29.6 million in 1998. The Company commenced product shipments in April 1997 and therefore did not incur any costs associated with the sale of products in 1996. Cost of product revenues in 1997 consisted primarily of materials cost and software technology license fees paid to third parties. In 1997, the Company's gross margin was 46.5%, and in 1998, the Company's gross margin was 38.5%. The decrease in gross margin in 1998 was primarily attributable to an increase in sales of cable modems as a percentage of total product sales, offset in part by the one-time recognition of $1.0 million of deferred revenue resulting from the expiration of the 3Com Agreement on December 31, 1998. The Company expects that its gross margin will continue to decline through at least the first half of 1999 primarily as a result of decreasing average selling prices of its cable modems due to competitive market factors and, to a lesser extent, product mix as revenues from cable modem sales are expected to continue to increase as a percentage of total product revenues.

     Research and Development. Research and development expenses increased from $12.4 million in 1996 to $13.5 million in 1997 and to $19.9 million in 1998. The increases in 1997 and 1998 were primarily the result of increased personnel in the Company's research and development organization associated with product development.

     Sales and Marketing. Sales and marketing expenses increased from $2.0 million in 1996 to $5.3 million in 1997 and to $10.3 million in 1998. The increases in 1997 and 1998 were primarily due to higher costs associated with increased personnel in the Company's sales and marketing organizations. The increases in 1997 and 1998 also reflected the significant costs associated with the increased selling efforts resulting from the commencement of the commercial shipment of the Company's products in April 1997. These costs include travel expenses, trade shows, print advertising, public relations and other promotional costs. The Company expects sales and marketing expenses to increase in both absolute dollars and as a percentage of sales in 1999 as the Company develops more consumer-oriented channels for its future DOCSIS-compliant cable modems. In addition, the Company also competes in a very competitive labor market and accordingly periodically makes salary and other compensation adjustments to hire and retain employees.

     General and Administrative. General and administrative expenses increased from $1.5 million in 1996 to $1.8 million in 1997 and to $3.9 million in 1998. The increases in 1997 and 1998 were primarily attributable to increased personnel in the Company's finance and administrative organization, as well as, in 1998, increased legal fees associated with the Company's patent litigation, which was settled in January 1999, and increased professional fees associated with operation as a public company.

     Total Other Income. Total other income decreased from $447,000 in 1996 to $229,000 in 1997 and increased to $2.2 million in 1998. The decrease in 1997 was primarily attributable to interest expense associated with capital leases as well as a charge for the issuance of warrants in connection with establishing a line of credit, offset in part by higher earnings on increased average cash balances. The increase in 1998 was primarily attributable to interest earned on higher average balances of cash, cash equivalents and short-term investments.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited statements of operations data in dollars and as a percentage of total revenues for the Company's five most recent quarters. In management's opinion, this unaudited information has been prepared on the same basis as the annual financial statements and includes all adjustments necessary (consisting only of normal recurring adjustments) to present fairly the unaudited quarterly results. This information should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                   QUARTER ENDED
                                         ------------------------------------------------------------------
                                         DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                             1997         1998        1998         1998            1998
                                         ------------   ---------   --------   -------------   ------------
STATEMENTS OF OPERATIONS DATA:
Total revenues.........................    $ 6,694       $ 7,020    $ 8,711       $13,686        $18,697
Cost of total revenues.................      3,866         4,676      5,778         8,486         10,633
                                           -------       -------    -------       -------        -------
Gross profit...........................      2,828         2,344      2,933         5,200          8,064
                                           -------       -------    -------       -------        -------
Operating expenses:
  Research and development.............      4,003         4,278      4,392         4,692          6,574
  Sales and marketing..................      1,899         1,803      2,304         2,615          3,551
  General and administrative...........        578           580        815         1,286          1,190
                                           -------       -------    -------       -------        -------
          Total operating expenses.....      6,480         6,661      7,511         8,593         11,315
                                           -------       -------    -------       -------        -------
Loss from operations...................     (3,652)       (4,317)    (4,578)       (3,393)        (3,251)
Total other income, net................        176            94        379           915            802
                                           -------       -------    -------       -------        -------
Loss before income taxes...............     (3,476)       (4,223)    (4,199)       (2,478)        (2,449)
Income taxes...........................          7             9         --             5             --
                                           -------       -------    -------       -------        -------
Net loss...............................    $(3,483)      $(4,232)   $(4,199)      $(2,483)       $(2,449)
                                           =======       =======    =======       =======        =======
Net loss per share, basic and
  diluted(1)...........................    $ (1.44)      $ (1.69)   $ (0.45)      $ (0.14)       $ (0.13)
                                           =======       =======    =======       =======        =======
Shares used in computation, basic and
  diluted(1)...........................      2,413         2,497      9,299        18,338         18,467
                                           =======       =======    =======       =======        =======
Pro forma net loss per share, basic and
  diluted(2)...........................    $ (0.28)      $ (0.34)   $ (0.28)      $ (0.14)       $ (0.13)
                                           =======       =======    =======       =======        =======
Shares used in pro forma computation,
  basic and diluted(2).................     12,317        12,455     14,989        18,338         18,467
                                           =======       =======    =======       =======        =======

AS A PERCENTAGE OF TOTAL REVENUES:
Total revenues.........................      100.0%        100.0%     100.0%       100.0%         100.0%
Cost of total revenues.................       57.8          66.6       66.3         62.0           56.9
                                           -------       -------    -------      -------        -------
Gross margin...........................       42.2          33.4       33.7         38.0           43.1
                                           -------       -------    -------      -------        -------
Operating expenses:
  Research and development.............       59.8          60.9       50.4         34.3           35.2
  Sales and marketing..................       28.4          25.7       26.5         19.1           19.0
  General and administrative...........        8.6           8.3        9.4          9.4            6.3
                                           -------       -------    -------      -------        -------
          Total operating expenses.....       96.8          94.9       86.3         62.8           60.5
                                           -------       -------    -------      -------        -------
Loss from operations...................      (54.6)        (61.5)     (52.6)       (24.8)         (17.4)
Total other income, net................        2.7           1.3        4.4          6.7            4.3
                                           -------       -------    -------      -------        -------
Loss before income taxes...............      (51.9)        (60.2)     (48.2)       (18.1)         (13.1)
Income taxes...........................        0.1           0.1         --           --             --
                                           -------       -------    -------      -------        -------
Net loss...............................      (52.0)%       (60.3)%    (48.2)%      (18.1)%        (13.1)%
                                           =======       =======    =======      =======        =======

---------------
(1) The diluted net loss per share computation excludes potential shares of common stock (convertible preferred stock, warrants to purchase convertible preferred stock, options and warrants to purchase common stock and common stock subject to repurchase rights held by the Company), as their effect would be antidilutive. See Notes 1 and 7 of Notes to Financial Statements for a detailed explanation of the determination of the shares used in computing basic and diluted net loss per share.

(2) Includes the weighted average number of shares resulting from the assumed conversion of all outstanding shares of convertible preferred stock upon the effectiveness of the registration statement related to the initial public offering in May 1998. See Note 1 of Notes to Financial Statements for a detailed explanation of the determination of the shares used in computing pro forma net loss per share. The diluted pro forma net loss per share computation excludes potential shares of common stock (warrants to purchase convertible preferred stock, options and warrants to purchase common stock and common stock subject to repurchase rights by the Company).

     Recorded total revenues for the quarters ended December 31, 1997, March 31, 1998, June 30, 1998, September 30, 1998, and December 31, 1998 were $6.7 million, $7.0 million, $8.7 million, $13.7 million and $18.7 million, respectively. Cost of total revenues increased sequentially for each quarter presented on an absolute dollar basis as a result of increased revenues in each period. Cost of total revenues has decreased sequentially as a percentage of total revenues over the last four quarters due to the Company's realizing economies of scale in the increasing number of total products sold.

     Over the past five quarters, total operating expenses increased in dollar amount. Research and development expenses increased in dollar amount over the past five quarters due to the development efforts related to new products and the enhancement of existing products. Sales and marketing expenses decreased in dollar amount during the first quarter of 1998 as a result of higher trade show expenses incurred in the fourth quarter of 1997 and increased in dollar amount in the subsequent three quarters as a result of increased personnel spending, trade show expenses, print advertising, public relations and other promotional expenditures used to build brand awareness. General and administrative expenses increased in dollar amount in the first four quarters presented as a result of increased salaries, recruiting costs associated with the hiring of additional personnel and increased professional fees. The reduction in general and administrative expenses in the fourth quarter of 1998 was primarily due to reduced legal expenses as settlement negotiations were initiated between the Company and Hybrid Networks.

     The Company's operating results are likely to fluctuate significantly in the future on a quarterly and annual basis due to a number of factors, many of which are beyond the Company's control. Factors that could cause the Company's operating results to fluctuate include: (i) variations in the timing of orders and shipments of the Company's products; (ii) variations in the size of orders by our customers; (iii) new product introductions by the Company or by competitors; (iv) delays in introducing DOCSIS-compliant cable modems; (v) the timing of upgrades of cable plants; (vi) variations in capital spending budgets of cable operators; (vii) delays in obtaining regulatory approval for commercial deployment of cable modem systems; (viii) general economic conditions and economic conditions specific to the cable and electronic data transmission industries; (ix) the sales mix between the Company's headend equipment and cable modems; (x) the volume of products manufactured; (xi) the type of distribution channel through which the Company sells its products; (xii) the average selling prices of the Company's products; and (xiii) the effectiveness of the Company's cost reduction efforts.

     The amount and timing of the Company's operating expenses generally will vary from quarter to quarter depending on the level of actual and anticipated business activities. Research and development expenses will vary as the Company develops new products.

     The Company has a limited backlog of orders, and total revenues for any future quarter are difficult to predict. Supply, manufacturing or testing constraints could result in delays in the delivery of the Company's products. Any delay in the product deployment schedule of one or more of the Company's cable operator customers would likely materially adversely affect the Company's operating results for a particular period.

     Because of these and other factors, the Company's operating results in one or more future periods are likely to fail to meet or exceed the expectations of securities analysts or investors. In such event, the trading price of the Company's common stock would likely decline. See "Risk Factors -- Our Operating Results May Fluctuate Significantly."

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations primarily through private sales of preferred stock and common stock and an initial public offering of common stock in May 1998 which, through December 31, 1998, provided net cash proceeds to the Company of approximately $122.0 million. Net cash used in operating activities in 1996 was $11.6 million and was primarily attributable to a net loss of $14.5 million, partially offset by $1.0 million in deferred revenue from the 3Com Agreement, an increase in accounts payable, accrued expenses, and depreciation and amortization expenses. Cash used in investing activities in 1996 consisted of $2.3 million in capital expenditures related primarily to the support of the Company's engineering activities. Cash flows from financing activities were $23.1 million in 1996 and consisted primarily of $23.2 million of net proceeds from the issuance of Series F Preferred Stock partially offset by the net repayment on borrowing arrangements.

     Net cash used in operating activities in 1997 was $16.1 million and resulted primarily from a net loss of $13.1 million and the increase of $5.0 million and $2.6 million in total accounts receivable and inventories, respectively, offset in part by a total increase of $2.4 million in accounts payable, accrued expenses and other current liabilities and $2.2 million in depreciation and amortization expenses. Cash used in investing activities in 1997 consisted of $2.1 million in capital expenditures primarily to support product development and manufacturing activities. Cash flows from financing activities in 1997 consisted primarily of net proceeds of $23.7 million from the issuance of Series E Preferred Stock and Series G Preferred Stock and $530,000 from the sale of common stock upon exercise of stock options.

     Net cash used in operating activities in 1998 was $11.1 million and resulted primarily from a net loss of $13.4 million and the increase of $2.6 million in inventories, offset in part by a total increase of $2.7 million in accounts payable, accrued expenses and other current liabilities and $3.5 million in depreciation and amortization expenses. Cash used in investing activities in 1998 of $61.6 million consisted of $3.7 million in capital expenditures primarily to support product development and manufacturing activities and net purchases of investments of $57.9 million. Cash flows from financing activities in 1998 consisted primarily of net proceeds of $62.8 million from the issuance of common stock in the Company's initial public offering and $624,000 from the sale of common stock under the 1998 Employee Stock Purchase Plan and upon exercise of stock options.

     In future periods, the Company anticipates significant increases in working capital on a period-to-period basis primarily as a result of planned increased product sales and higher relative levels of inventory. The Company contracts for the manufacture of cable modems and integrated circuit boards on a turnkey basis. The Company has a manufacturing agreement with Celestica for the manufacture of certain of its products. Unless terminated by the parties the agreement will extend for one year periods on December 31 of each year. The Company has no long-term contracts or arrangements with any of its manufacturers that guarantee the availability of product, the continuation of particular payment terms or the extension of credit limits. The Company's future success will depend, in significant part, on its ability to manufacture, or have others manufacture, its products successfully, cost-effectively and in volumes sufficient to meet customer demand. The Company's dependence upon third party manufacturers involves a number of risks. See "Risk Factors -- We Depend on Third-Party Manufacturers and Have Limited Manufacturing Experience and Note 6 of Notes to Financial Statements."

     At December 31, 1998, the Company had $65.7 million of cash, cash equivalents and short-term investments. In addition, the Company had a $5.0 million line of credit subject to borrowing base requirements. To date, the Company has not drawn upon its line of credit. Other than capital lease commitments, the Company has no material commitments for capital expenditures. However, the Company anticipates it will increase its capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel. The Company may establish sales offices and lease additional space, which will require it to commit to additional lease obligations, purchase equipment and install leasehold improvements.

     The Company believes that the net proceeds from this offering, together with its current cash, cash equivalents and short-term investments, will be sufficient to meet its anticipated cash requirements for at least twelve months, although the Company may seek to raise additional capital during that time period. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all. See "Risk Factors -- We May Need Additional Capital in the Future."

YEAR 2000 READINESS

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21(st) century dates from 20(th) century dates. These date code fields will need to distinguish 21(st) century dates from 20(th) century dates to avoid system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

     The Company's Year 2000 plan currently in progress will determine whether or not its products, internal systems, computers and software, and the products and systems of its critical vendors and suppliers are Year 2000 compliant. This plan is being implemented in the following four consecutive phases:

      I. An inventory and data gathering phase in which the Company's products and systems and the products and systems of the Company's critical vendors and suppliers are cataloged;

      II. A testing stage to determine whether or not such cataloged products and systems are Year 2000 compliant;

      III. A replacement phase in which non-compliant products and systems will be upgraded or replaced; and

     IV. A monitoring phase in which the Company's products and systems will be tested for Year 2000 compliance on an ongoing basis.

     To date, the Company's Year 2000 plan has resulted in the following:

     - Products. The Company has developed an internal battery of tests to ascertain whether or not its products are Year 2000 compliant. Based on these tests, the Company believes its current products are Year 2000 compliant and, to the extent necessary, all previously shipped products can be upgraded to become Year 2000 compliant with currently available software upgrades.

     - Vendors. The Company is currently in the process of ascertaining whether or not its vendors and suppliers are Year 2000 compliant.

     - Manufacturing. The Company is also reviewing its assembly and test equipment for Year 2000 compliance, which is expected to be completed by mid-1999.

     - IT Systems. The Company has conducted a preliminary survey of its information technology hardware and software and anticipates that any Year 2000 non-compliant hardware and software will be upgraded or replaced prior to 2000.

     - Non-IT Systems and Infrastructure. Machinery and equipment used in the operations of the Company have been inventoried and are currently being assessed for Year 2000 compliance.

     Although the Company believes that its Year 2000 plan will identify all of the Company's material Year 2000 issues, there can be no assurance that the Company will be able to identify, evaluate and resolve all such issues.

     Costs. The Company does not currently expect that costs associated with Year 2000 compliance will have a material effect on its operations or financial position. However, if the Company discovers Year 2000 problems in the future, it may not be able to develop, implement, or test remediation or contingency plans in a timely or cost-effective manner.

     Risks. The Company believes that the risks of noncompliance accelerate or delay purchases or replacement of the Company's products and services. Failure of third party products, such as a breakdown in telephone, electric service or other utilities, e-mail, voicemail or the World Wide Web could cause a disruption in cable operators' service to customers. Disruptions in the services provided by banks, telephone companies and the U.S. Postal Service could have a pervasive negative impact on the business as a whole. Although our products are undergoing Year 2000 specific testing procedures, our products may not contain all of the date codes necessary to operate in the year 2000. Any failure of such products to perform could result in the delay or cancellation of product orders and the diversion of managerial and technical resources from product development and other business activities to attend to Year 2000 issues. These risks could have a material adverse effect on the Company's business, operating results and financial condition.

     Contingency Plans. Until the completion of the Year 2000 compliance evaluation of our suppliers, and the completion of internal IT and non-IT systems reviews, the Company believes that it is not practical to develop comprehensive contingency plans. Even if such plans are completed and implemented in a timely manner; such plans may be insufficient to address any third party failures, and there can be no assurance that undetected internal and external Year 2000 issues will not materially impact the Company's business, financial condition, results of operations and cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Interest Rate Sensitivity. The Company maintains a short-term investment portfolio consisting mainly of government and corporate bonds purchased with an average maturity of less than one year. These available-for-sale securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10 percent from levels at December 31, 1998, the fair value of the portfolio would decline by an immaterial amount. The Company generally has the ability to hold its fixed income investments until maturity and therefore the Company would not expect is operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on its securities portfolio.

     The Company has fixed rate long-term debt of approximately $1.0 million as of December 31, 1998, and a hypothetical 10 percent decrease in interest rates would not have a material impact on the fair market value of this debt. The Company does not hedge any interest rate exposures.

RECENTLY ISSUED ACCOUNTING STANDARD

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending December 31, 2000. Management believes that this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

                                    BUSINESS

     Com21, Inc. designs, develops, markets and sells value-added, high-speed communications solutions for the broadband access market. The Company's ComUNITY Access system enables cable operators to provide high-speed, cost-effective Internet access to corporate telecommuter, small office/home office ("SOHO") and residential users in the U.S. and internationally. The Company's system also enables cable operators to address the distinct price, performance, security and other needs of these different end-user groups. Com21's products include headend equipment, subscriber cable modems, network management software and noise containment technologies. Cable operators can use the Company's ComUNITY Access system to increase revenue opportunities by offering up to 16 different operator-defined transmission rates at varying price points to address multiple markets. The Company's system is designed to be deployed on a limited capital budget and can be upgraded and scaled as subscriber penetration grows. The Company's system enables cable operators to lower their ongoing cost of ownership through cost-effective noise management and remote cable modem upgrades. The ComUNITY Access system is also designed to support future applications, such as cable telephony and VPNs. The Company is developing a DOCSIS-compliant cable modem for the North American cable market, intended primarily to address the basic requirements of the residential end-users, who typically tolerate lower performance and security than business users. The Company is working with Cisco Systems, Inc. ("Cisco") to enable interoperability of its DOCSIS-compliant cable modems with Cisco's universal broadband router ("UBR"). The Company expects its first DOCSIS-compliant cable modem to be commercially available in the first half of 1999. In 1998, the Company shipped approximately 320 ComCONTROLLER headends and more than 77,000 ComPORT modems for use in 154 locations worldwide. In the North American market, the Company sells directly to cable operators such as Charter Communications, Cox Communications, Prime Cable and TCI, and to system integrators such as HSAnet. Internationally, the Company sells to systems integrators, including Philips and Siemens, which in turn sell to cable operators.

INDUSTRY BACKGROUND

     The volume of data traffic across communications networks has increased significantly over the last several years due to the proliferation of network-based communications and electronic commerce. Businesses, ranging from large corporate enterprises to SOHOs, are increasingly using the Internet, intranets and extranets, not only for communication within and outside the enterprise, but also to create cost-effective secure data connections known as virtual private networks ("VPNs") between corporate sites or remote locations. VPNs extend corporate network access to remote employees and external organizations, including business partners, suppliers and customers. Consumers are increasingly accessing data networks, primarily the Internet, to communicate, collect and publish information and to purchase retail goods. Because of its global reach, accessibility, use of open standards and ability to enable real-time interaction, the Internet has become a valuable communications medium for both businesses and consumers.

     The Internet and the devices used to provide access to it are expected to continue their rapid growth. International Data Corporation ("IDC") estimates that between 1995 and 1998 the number of devices that had access to the Internet grew from approximately 14 million to 120 million and anticipates that the number of such devices will grow to more than 515 million by 2002. Similarly, the available content and number of users on the Internet is increasing rapidly. IDC estimates that the number of World Wide Web ("Web") pages grew from approximately 18 million in 1995 to 829 million in 1998 and is expected to increase to 7.7 billion by 2002. The number of Web users in the U.S. is expected to increase from approximately 39 million in 1997 to 136 million in 2002. A substantial percentage of worldwide growth is expected to come from Western Europe and Asia, which is projected to grow from approximately 21 million users in 1997 to 119 million users in 2002. In addition to the substantial increase in the number of users in recent years, demand has increased among business and consumer users for high-speed Internet access to multimedia and other bandwidth-intensive information, consisting of data, voice and video in the form of value-added services and applications. This has resulted in a growing need for improved transmission performance throughout the Internet. With the increasing dependence on communications networks and the growing demand for bandwidth-intensive information, existing transmission speeds have become less tolerable and can negatively affect business productivity.

     Typically, the limiting factor in overall data transmission performance is the "last mile" of the communications infrastructure. Consisting primarily of copper twisted-pair wire or coaxial cable, this infrastructure was originally designed for analog transmission, such as analog voice or one-way analog video signals, rather than high-speed two-way broadband digital transmission. Today, there are multiple technologies that attempt to address the need for high-speed last mile connections, including (i) wireline telephone infrastructure technologies, such as 56 kilobits per second ("Kbps") dial-up modem technologies, integrated services digital network ("ISDN") and asymmetric digital subscriber line ("ADSL") and other digital subscriber line ("xDSL") technologies; (ii) wireless infrastructure technologies, such as direct broadcast satellite ("DBS"), multichannel multipoint distribution service ("MMDS") and local multipoint distribution service ("LMDS"); and (iii) hybrid fiber-coaxial ("HFC") cable infrastructure technologies such as cable modems. While each of these technologies has certain advantages, the cable infrastructure currently provides the highest available transmission speed, with peak data transmission speeds of 30 megabits per second ("Mbps") and "always-on" availability providing instant access. In addition, cable infrastructure is widely deployed. Paul Kagan Associates, Inc. estimates that at the end of 1997, cable infrastructure passed approximately 95 million U.S. homes and more than 185 million homes in Western Europe and Asia. Recognizing the opportunity to capture additional revenues by offering data-over-cable services, cable operators have begun to address the burgeoning market for cable modem Internet access. Industry sources estimate that there are currently in excess of 450 commercial deployments of cable modem systems worldwide, including sites in the U.S., Argentina, Australia, Brazil, Canada, France, Japan, The Netherlands and Switzerland.

     To fully realize the benefits of two-way data-over-cable communications, cable operators must activate a data transmission return path that travels from subscriber sites upstream to the cable operator through the cable plant. Previously, cable operators had not been required to activate an upstream return path because television broadcast only requires downstream transmission. A critical factor related to two-way cable modem service involves the reduction, containment and management of "noise" in the upstream return path. Noise accumulates from subscriber sites on the upstream channel and interferes with transmission throughout the entire cable plant. Excessive noise impairs the quality of upstream transmissions and, in certain cases, results in significant performance degradation. Cable plant noise consists of ambient background noise in the cable plant itself and specific ingress noise introduced through subscriber sites as a result of loose fittings and connectors, cracks in coaxial cable shielding and other physical plant imperfections. Common sources of ingress noise at subscriber sites include electronic motors in appliances, consumer electronics devices and office equipment. One approach to dealing with excessive noise involves signal encoding or modulation techniques that compensate for higher noise levels. Such techniques, however, typically result in decreased data transmission rates. Other approaches for identifying and containing ingress noise, such as the installation of high pass filters at subscriber sites, are expensive and inefficient because they block upstream transmission entirely and must be physically removed prior to enabling two-way cable modem service. Once the high pass filter is removed, ingress noise can re-enter the system from that site. As a result, reducing noise to the low tolerance level required by most two-way cable modem systems involves significant cost and time for the cable operator, often delaying the commencement of service and the consequent generation of revenue from subscribers.

     Cable operators have been upgrading their plants to an HFC cable infrastructure that enables them to offer more channels, to add greater services and consequently to compete better with DBS television providers' digital video offerings. HFC cable infrastructure also facilitates reliable upstream data transmission and contains noise by isolating portions of the network into smaller distinct nodes. Each node typically serves 500 to 2,000 homes and has a separate return path. In order to enable data service over HFC, cable operators must install return path receivers at the headend based on the number of nodes to be activated rather than on the number of potential cable modem subscribers. To reduce the number of return path receivers that cable operators would otherwise have to purchase, cable operators can recombine separate return paths. However, the number of return paths that can be combined is limited by the accumulated noise from each path. As a result, early deployment costs can be significant compared to the revenues generated by initial cable modem subscribers.

     In order to accelerate time-to-market and revenue generation, and to reduce initial deployment costs, some cable modem Internet access systems offer one-way "telephone return" service, with cable transmission downstream and slower dial-up modem transmission upstream. This approach enables earlier deployment of cable modem systems by postponing the need to address upstream noise issues and enables cost-effective determination of which markets are most likely to be economically feasible for larger-scale, two-way installations. However, with most currently available cable modems, the eventual upgrade from one-way to two-way service requires the purchase of a new two-way modem and generally requires a field service visit to replace and install the dedicated one-way modem with a two-way modem.

     Cable operators are seeking to accelerate the acceptance of cable modem service by their subscribers. Many major domestic cable operators have established or invested in value-added data-over-cable services such as @Home Network ("@Home") and Time Warner Cable's and US West Media Group's joint Roadrunner service. In addition, several domestic cable operators and other interested parties have collaborated through the Multimedia Cable Network Systems ("MCNS") industry group to develop the Data Over Cable Service Interface Specification ("DOCSIS") as a standard for multi-vendor interoperable cable modems. Compliance with the DOCSIS standard should enable interoperability between different manufacturers' cable modems and headend equipment. The DOCSIS standard is expected to be widely adopted for the North American cable market. A number of suppliers are developing DOCSIS-compliant two-way cable modems, and some have recently become commercially available in select markets.

     Beyond the challenges of deploying cable modem Internet services, most cable modem systems enable operators to offer one level of service at a flat monthly rate and do not enable customized features that meet the special requirements of distinct market segments. Moreover, single service offerings curtail the pricing flexibility of cable operators, thus preventing cable operators from maximizing revenue opportunities. For example, a residential subscriber with only limited access and speed requirements such as sending and receiving e-mail, may elect not to subscribe to a 256 Kbps service at $50 per month. In contrast, a business subscriber would pay significantly more for enhanced service. The lost revenue opportunity is particularly acute in business markets, where telecommuting and SOHO users are generally willing to pay more for the additional speed, security and VPN features they require.

     In addition to data-over-cable service, telephony-over-cable service has recently been made possible for cable operators due to regulatory changes both in the U.S. and internationally. Such deregulation has allowed cable operators to compete in the local telephone market.

     The Company believes that there is a significant opportunity for a provider of a cable modem system solution that would reduce the total cost of deployment and ownership of a cable modem system and enable different tiers of data transmission service and other value-added features for distinct market segments. To reduce the total cost of deployment and ownership, there is a need for a cable modem system that provides reliable two-way data service on noisy cable plants without significantly reducing data transmission rates, and one that enables cable operators to remotely identify sources of ingress noise and manages system noise in a manner that permits equipment purchases to be more closely scaled with subscriber penetration. In order to accelerate time-to-market, such a system would also provide for cost-effective remote software-based migration of cable modems from one-way to two-way service. By enabling higher noise tolerance with a software-based migration path from one-way to two-way service, cable operators could more rapidly deploy data service and observe penetration patterns in order to identify prime markets for the service. In addition, the ability to offer different tiers of service and value-added features such as VPNs and enhanced security for distinct business and consumer market segments would enable cable operators to more fully exploit the cable modem opportunity. The Company believes that such a system solution would be attractive to cable operators because it would allow cable operators to increase revenues and profitability, while lowering deployment cost and risk and accelerating time-to-market.

THE COM21 SOLUTION

     Com21 designs, develops, markets and sells value-added, high-speed communications solutions for the broadband access market. The Company's ComUNITY Access system enables cable operators to provide high-speed, cost-effective Internet access to corporate telecommuter, SOHO and residential users in the U.S. and internationally. The Company's system also enables cable operators to address the distinct price, performance, security and other needs of these different end-user groups. Com21's products include headend equipment, subscriber cable modems, network management software and noise containment technologies. The Company's cable modem systems provide the following key benefits:

     Increased Service Revenues. The Company's ComUNITY Access system enables cable operators to increase revenues by offering up to 16 different cable operator-defined transmission rates at varying price points to multiple markets. In a typical flat-rate cable modem system, all subscribers are charged the same price, regardless of individual bandwidth service and pricing requirements (see Figure 1), which results in lost revenue opportunities for cable operators. In addition, the ComUNITY Access system enables cable operators to provide value-added services, such as multiple VPNs and enhanced security, targeted to business users. To accommodate future value-added broadband applications, the Company's underlying ATM-based technology can also enable integrated services such as toll-quality cable telephony and desktop video.

FIGURE 1.

LOGO

                                                                            LOGO

     Reduced Deployment Costs. The ComUNITY Access system was designed to lower deployment costs by providing a flexible solution to address the needs of cable operators and their subscribers at each step of cable modem system deployment. The Company believes its radio frequency ("RF") technology tolerates higher levels of background and ingress noise than do other commercially available RF technologies, thereby avoiding the costs otherwise necessary to limit noise before deploying two-way cable modem service. The Company's Return Path Multiplexer ("RPM") reduces the number of return path receivers required in a cable operator's headend equipment, which allows cable operators to purchase less headend equipment initially and then cost-effectively scale the system over time as subscriber penetration grows.

     Accelerated Time-to-Market. The ComUNITY Access system provides a comprehensive solution that enables cable operators to bring broadband services to market quickly. In the initial stage of deployment, the ComUNITY Access system can be implemented as a one-way telephone return system. Upon implementation of a two-way service, a cable operator can upgrade to a two-way system with a simple software download to the end-user's existing ComPORT cable modem. The Company is also developing the capability to enable future DOCSIS-compliant cable modems to communicate with PCs through a Universal Serial Bus ("USB") interface, which will reduce the time and resources needed to connect modems at subscribers' locations.

     Reduced Deployment Risk. The ComUNITY Access system's comprehensive solution mitigates deployment risk by enabling cable operators to rapidly implement data-over-cable service using telephone return service and observe service penetration patterns. Cable operators can then deploy the capital necessary to upgrade the plant, and build a larger-scale two-way cable modem system, only in those markets where they observe sufficient penetration to warrant such investment.

     Reduced Long-Term Cost of Ownership. The ComUNITY Access system reduces the long-term cost of ownership for cable operators. Because a cable modem system's operational and maintenance expenses typically exceed the costs of the capital equipment over the expected life of the system, a system that requires less plant maintenance will reduce the long-term cost of ownership for cable operators. The Company's Network Management Provisioning System ("NMAPS") lowers ongoing operating costs by enabling cable operators to remotely detect, diagnose and manage network problems from a single workstation. In addition, ComPORT cable modems can be remotely upgraded with software downloads. The ComUNITY Access system can be deployed with lower operational overhead because the cable operator can use the Company's Ingress Noise Blocker ("INB") as an intelligent filter to prevent ingress noise from contaminating the upstream return path. The INB opens only to allow data to be transmitted upstream, and is closed otherwise, preventing aggregation of noise in the upstream return path. The INB also enables a cable operator to more quickly identify ingress noise sources, which reduces maintenance costs because a cable operator need not devote substantial amounts of personnel and resources to the identification of the source and site of intermittent ingress noise.

     Differentiated Services to End-Users. In addition to high-speed, always-on and cost advantages, the ComUNITY Access system enables cable operators to offer differentiated services with significant benefits to their subscribers. In addition to value-added services such as VPNs and enhanced security, each ComPORT cable modem can support up to eight PCs. The ComUNITY Access system supports multiple protocols, including IP, IPX, AppleTalk and NETBEUI. ComPORT modems have an expansion slot to accommodate Application Interface Modules ("AIMs") which can support future applications such as cable telephony and VPNs.

THE COM21 STRATEGY

     As part of its business strategy, Com21's objectives are to:

     Enhance Value to Cable Operators. The Company's principal strategy is to provide products that enhance the value of cable operators' cable modem deployments over the life of the investment. Cable operators assess the viability, and ultimately the success, of an investment in a cable modem system by considering the cost of initial investment in cable modem equipment, service reliability, overall operating and maintenance expenses and the service revenues that can be generated. The Company's ComUNITY Access system is designed to be deployed on a limited capital budget and can be upgraded and scaled as subscriber penetration grows. The Company's system enables cable operators to lower their ongoing cost of ownership through cost-effective noise management and remote cable modem upgrades. Cable operators can use the Company's system to increase revenues by offering multiple tiers of service at varying prices to multiple market segments. As a result of the value provided by its products, the Company believes it will continue to be able to successfully differentiate and sell its products based upon tangible benefits delivered to the cable operator.

     Leverage Technology Leadership. The Company's ATM cell-based architecture is the foundation upon which the Company has built an end-to-end Ethernet broadband communications system with networking advantages. Technological developments in multi-service scheduling optimization, protocol simulation and application specific integrated circuit ("ASIC") integration enable the Company to offer a scalable system to deliver tiered service levels, VPNs and low-latency voice and video applications. Moreover, the Company's internal development of a network management system, high performance, cost-effective RF transmitters/receivers and fast RF switching systems lowers the cost to cable operators of deploying and operating the Company's equipment. The Company focuses on the development of value-added features for its products, such as its recently announced enterprise cable telephony module for the ComPORT, which is designed to enable cable operators to offer toll-quality voice services to their business customers.

     Capitalize on Emerging DOCSIS Standard. The Company believes the DOCSIS standard will accelerate the rate of adoption of cable modem technology by providing multi-vendor interoperability. The Company intends to continue to play an integral role in the development of the DOCSIS standard. In this regard, the Company has participated in the evolution of the DOCSIS standard, as a core reviewer and content reviewer to DOCSIS 1.0 and 1.1, and by contributing its protocol expertise to the development of DOCSIS 1.2. The Company intends to leverage its technology leadership, particularly in the areas of high performance ASIC hardware, RF modulation and noise reduction to differentiate its DOCSIS-compliant cable modems from the competition. The Company is currently developing a family of DOCSIS-compliant products, the first of which the Company anticipates will be commercially available in the first half of 1999. The Company is in the process of establishing a consumer-oriented sales channel, focusing on both electronic commerce and traditional approaches to distribute its DOCSIS-compliant cable modems.

     Aggressively Penetrate Global Markets. The Company believes the market for cable modem systems is global and has developed strategies to sell its products in regions where cable is widely available, such as the U.S., Canada, Europe and Japan, and in regions where cable is being aggressively deployed, such as China and Latin America. In 1998, the Company shipped approximately 320 ComCONTROLLER headends and more than 77,000 ComPORT modems, as compared to approximately 170 ComCONTROLLER headends and more than 12,000 ComPORT modems in 1997. The Company has shipped its systems for use in 67 locations in North America and 87 locations internationally. In North America, the Company sells directly to cable operators such as Charter Communications, Cox Communications, Prime Cable and TCI and to systems integrators such as HSAnet. To facilitate market penetration, the Company's ComUNITY Access system has been certified for use in @Home service areas. Internationally, the Company sells primarily to systems integrators, including Philips and Siemens, which in turn sell to cable operators.

     Integrate Toll-Quality Voice. The Company intends to integrate toll-quality voice capability into its ComUNITY Access system and its future DOCSIS product line. The Company is an active participant and has been selected as a vendor author in CableLabs' PacketCable cable telephony initiative. The Company's existing products have been designed with Quality of Service ("QoS") capability to support toll-quality voice transmission over a cable plant. The Company believes that the opportunity for cable telephony will be accelerated by AT&T's acquisition of TCI and has recently demonstrated its enterprise cable telephony module at the Western Cable Show in December 1998.

     Increase Cost Efficiencies. While the Company intends to continue to seek premium prices for its products, it anticipates that the cable modem market will be characterized by declining prices. As a result, the Company seeks to reduce product costs, particularly with respect to its end-user cable modems. In 1998, the Company improved its tuner design to reduce manufacturing costs, integrated its cable modem design into one printed circuit board and increased the proportion of standard components used in the manufacture of its products. The Company intends to realize future cost reductions from economies of scale and relocation of manufacturing. The Company is working to achieve a higher level of ASIC integration and to improve the design of its products in order to increase manufacturing efficiencies. In addition, the Company is developing plans to monitor continuous improvement of its internal engineering and manufacturing management procedures. The Company received ISO 9001 certification in December 1998.

PRODUCTS

     The Company's current product offering is the ComUNITY Access system, which is depicted below.

      ComUNITY Access(R) System

      LOGO

  The ComUNITY Access System

     The ComUNITY Access system consists of three primary parts: (i) the ComCONTROLLER, a channel switch located at the cable operator's headend; (ii) the ComPORT, a cable modem located at the subscriber's site; and (iii) NMAPS, an integrated network management software package. The Company's ComUNITY Access system has been certified for use in @Home service areas. Additionally, the Company offers the RPM and the INB, devices used in the containment of noise in the upstream channel. The Company has shipped approximately 490 ComCONTROLLERs and more than 89,000 ComPORTs since commercial shipments began in April 1997.

     ComCONTROLLER Headend Switch. The ComCONTROLLER controls the flow of data communications between the ComPORT modems located at a subscriber's site and an external network, such as the Internet or a corporate network. The ComCONTROLLER is designed with multiple expansion slots that can accommodate multiple Ethernet or Fast Ethernet interfaces. The ComCONTROLLER transmits data downstream at 30 Mbps (using 64 quadrature amplitude modulation ("64QAM")). The expansion slots enable the addition of up to twelve 2.56 Mbps (using quadrature phase shift keying ("QPSK")) upstream channel modules, scaling the upstream path to an aggregate throughput of 30 Mbps. The upstream channels can be added on an incremental, hot-insertion basis, enabling a cable operator to respond rapidly to system faults. A single ComCONTROLLER is designed to support up to 2,000 ComPORT modems.

     ComPORT Cable Modem. The ComPORT cable modem is deployed within a subscriber's home or office. In addition to its cable connection, the ComPORT is designed with a 10BaseT Ethernet port for direct connection to the subscriber's PC Ethernet card or an Ethernet hub for interconnecting up to eight PCs. Each ComPORT can be used either on a one-way or two-way cable plant and can be remotely configured for either plant by the Company's NMAPS software. The Company has developed a FastPacket engine ASIC which filters and forwards data packets at Ethernet wire speed. The ComPORT features an expansion port for the insertion of future modules that will support applications such as cable telephony and VPNs.

     Network Management and Provisioning System. NMAPS is a network management software package that facilitates subscriber provisioning, fault isolation, network configuration, field inventory, auto-discovery and performance for the ComUNITY Access system. NMAPS enables the cable operator to remotely monitor and manage the ComUNITY Access system through a graphical user interface and to remotely upgrade ComPORT cable modems. NMAPS is a Simple Network Management Protocol ("SNMP") manager running on a UNIX workstation connected to the ComCONTROLLER via a separate out-of-band 10BaseT Ethernet channel. The Company believes that the ability of NMAPS to manage the network elements of the ComUNITY Access system from a remote site will further reduce cable operators' long-term cost of ownership by reducing the number of visits cable operator technicians will need to make to headend and subscriber sites. A standard PC Web browser can be used to monitor and manage cable modems via an Internet server application on the NMAPS station. A single NMAPS station is designed to manage up to 50 ComCONTROLLERs and 100,000 ComPORTs.

     Return Path Multiplexer. The Company's RPM is a high-speed, multiport analog switching device which allows up to eight upstream return paths to be connected to a single ComCONTROLLER RF receiver without electrically combining the accumulated noise from the return paths. The RPM is designed to solve the problem of accumulated noise inherent in HFC cable installations configured with large numbers of return paths from distributed fiber nodes. The RPM utilizes a high-speed RF switching technology that enables it to pass one upstream return path at a time to the ComCONTROLLER. This technology prevents the noise accumulation that would otherwise occur if multiple upstream returns were combined at the ComCONTROLLER. Since the RPM allows eight upstream connections, the Company believes that the installation of RPMs on a cable operator's network will reduce the number of return path receivers required in the cable operator's headend equipment and therefore reduce the capital costs for a large-scale HFC cable modem deployment. The Company has been shipping the RPM since the third quarter of 1998.

     Mini ComCONTROLLER. The Company has a smaller version of the ComCONTROLLER which has three expansion slots for upstream receiver and Ethernet modules. The Company believes that this smaller headend product addresses the requirements of smaller cable operators and specialized applications (such as cable systems within a hotel) that cannot justify the additional expense of the larger ComCONTROLLER. The Company has been shipping the Mini ComCONTROLLER since the second quarter of 1998 and, in addition to being installed by several cable operators, it has been deployed in certain locations within the Marriott hotel chain.

     The Ingress Noise Blocker. The INB is an external noise filter designed to meet the needs of cable operators whose cable networks have excessive ingress noise and who want to deploy two-way data service prior to solving costly overall system noise issues. The INB works with both two-way HFC and coaxial-only cable plants and attaches to the cable tap outside the subscriber's site. The INB, which is remotely controlled by the ComPORT, opens to allow upstream transmission of traffic and closes at all other times, which limits the ability of noise to enter the system. Because noise passes through the INB only when data is being transmitted from a subscriber's site, the INB allows NMAPS to rapidly detect and isolate sources of noise. Although it is currently necessary for the subscriber to have a ComPORT modem to control the INB, the Company plans to license the INB control circuitry to other cable equipment vendors.

     The ComUNITY Access system incorporates the following features:

     - Multiple Service Levels. The ATM-based architecture provides up to 16 levels of service that can be configured by the cable operator, each with specified upstream and downstream data rates. This feature enables the cable operator to tailor data-over-cable service and pricing to different end-user demands, thereby increasing the ability to capture additional subscriber revenues by matching supply with demand.

     - Robust, High-Speed Architecture. The ComUNITY Access system transmits downstream traffic at a rate of up to 30 Mbps in one 6 MHz channel. Each
       1.8 MHz channel of the upstream spectrum can transmit traffic at a rate of 2.56 Mbps, and the system enables the cable operator to aggregate up to twelve upstream channels, permitting total upstream throughput of 30 Mbps.

     - One-Way and Two-Way Transmission Capability. The ComUNITY Access system can be configured to support both one-way and two-way cable plants. The ComPORT modem works with the subscriber's personal computer and a dial-up Internet access service operated either by the cable operator or an Internet service provider ("ISP") to enable a one-way system. The ComPORT can be reconfigured remotely from one-way mode to two-way mode through a software download without replacing a subscriber's modem.

     - Superior Noise Containment Technology. The Company has developed noise containment technology which allows the system to tolerate higher levels of noise, thereby enabling cable operators to install the system on noisy cable plants that could not otherwise be used for two-way data transmission.

     - Multiple Protocols. The ComUNITY Access system supports multiple protocols including IP, IPX, AppleTalk and NETBEUI.

     - Privacy from Other Subscribers. The ComPORT can be configured by the cable operator to block all non-IP protocols, preventing subscribers on the same cable network from accidentally gaining access to others' files.

     - Data Security. Data Encryption Standard ("DES") encryption and public key management enable secure upstream and downstream data communications between the ComCONTROLLER and the ComPORT.

     - High-Value Business Networking. The Company's ComUNITY Access system enables cable operators to establish private, secure sub-networks within a ComCONTROLLER while providing dedicated bandwidth. These sub-networks are known as virtual local area networks ("VLANs"). Using NMAPS, the cable operator can configure secure VPNs for the business connectivity markets by partitioning the transmission channels into several VLANs, then assigning cable modems to each VLAN.

     - Early Fault Detection. NMAPS offers high network visibility and control via a suite of configurable alarms, diagnostic tools and performance monitoring features.

  Products Under Development

     Secure IP Module. The Company is developing a hardware-based secure IP module to be inserted in the ComPORT's AIM expansion slot, which is designed to enable secure encrypted data transmission over the Internet. The Company believes that the secure IP module will increase cable operators' service revenues by providing them with an advanced security feature to sell to their subscribers, such as VPN services. The secure IP module will be commercially available in the first quarter of 1999.

     Cable Telephony Module. The Company is leveraging existing ComCONTROLLER and ComPORT architecture to develop an AIM module for the ComPORT to allow cable operators to provide toll-quality voice through a standard RJ11 telephone interface on the modem. The integration of this cable telephony module will enable PBX-extensions via the ComPORT for the telecommuter or SOHO user. The cable telephony module will be an integrated component of the Company's existing ComUNITY Access system product line and is expected to be available for commercial deployment in mid-1999. In addition, the Company is developing voice-over-IP technology which will be designed to allow access to the public switched telephone network via the cable network.

  DOCSIS Products Under Development

     DOCSIS-Compliant Cable Modems. The Company is leveraging its ComPORT architecture, FastPacket ASIC and RF/tuner design in conjunction with Broadcom's MAC silicon to produce a family of high-performance DOCSIS-compliant cable modems for the North American cable market. Initial products will comply with the DOCSIS 1.0 specifications and are expected to be software-upgradeable to DOCSIS 1.1 specifications. The Company's DOCSIS 1.0 cable modem will be designed to support the secure IP module designed for the ComPORT as well as a USB interface which will eliminate the need to install an Ethernet card in a subscriber's PC. The Company's DOCSIS 1.1 cable modem will support the cable telephony module. The Company is working with Cisco Systems to ensure interoperability of its DOCSIS-compliant cable modems with Cisco's UBR. The Company's DOCSIS 1.0 cable modems have been undergoing formal certification and testing at CableLabs since the fourth quarter of 1998, and the Company expects its initial DOCSIS modem to be commercially available in the first half of 1999. The Company also plans to release a low-cost, non-expandable DOCSIS-compliant cable modem for the North American consumer market in the third quarter of 1999.

     Home Networking Module. The Company is developing a plug-in module for its DOCSIS-compliant cable modems that will connect the modem to a home phone network.

     The market for cable modem systems and products is characterized by rapidly changing technologies and short product life cycles. The Company's future success will depend in part upon its ability to enhance its existing products and to develop and introduce, on a timely basis, new products and features that meet changing customer requirements and emerging industry standards. The Company's product development efforts are subject to a number of risks and there can be no assurance that such efforts will result in the introduction of any new products that achieve market acceptance. See "Risk Factors -- We Are Subject to Risks Associated with New Product Development."

TECHNOLOGY

     The Company invests in technology development to enable scalable, reliable broadband data communications that can accommodate a wide range of applications. Key technologies include: (i) ATM architecture and ComUNITY Media Access Control ("MAC") and Physical ("PHY") layer protocols, all of which provide the flexibility and scalability to allow cable operators to build multi-tiered services and VPNs; (ii) application specific integrated circuit ("ASIC") based cable modem design that allows the Company to provide high-speed, cost-effective, highly functional products; (iii) high performance RF modulators and demodulators which allow the cable operator to use the Company's products in a wider range of cable systems; and (iv) noise mitigation technology, which addresses many of the cable plant upstream noise problems and reduces the cable operator's ongoing maintenance and operational costs.

     ATM Architecture and ComUNITY Protocols. The ComUNITY Access system has been designed using a high-performance cell-switching broadband data transport architecture that optimizes system performance for multiple simultaneous applications with a variety of requirements for data rates and latency, including Internet data, toll-quality voice and desktop video. In order to transport and manage data flows for latency-sensitive applications such as telephony, video conferencing or interactive games, the ComUNITY Access system implements an ATM virtual circuit-based data transport protocol upon shared broadband downstream and upstream channels.

     The ComUNITY Protocols are specifically designed to efficiently manage the ATM cell traffic on the broadband cable television network, taking into account topological and physical constraints of the two-way cable transmission systems. For example, the protocol must:(i) provide secure point-to-point communications in physical media that are inherently insecure broadcast channels; (ii) provide reliable data delivery in a noisy communications channel; (iii) automatically calibrate for variations in phase delay and signal attenuation arising from the condition of the physical cable plant; (iv) minimize simultaneous transmission from multiple cable modems to prevent return amplifier saturation and distortion; (v) efficiently adapt to the traffic load among a large subscriber base so that the system can grow and still provide high service levels with low overhead costs; and (vi) provide stable performance under increasing traffic loads and various traffic types with different QoS requirements. The protocols also provide flexibility to handle a telephone return capability for applications in a one-way system. As a result of the work to develop robust low-level protocols, the ComUNITY Access system can reliably perform in both coaxial systems as well as modern HFC cable plants.

     In addition, the ComUNITY Access system has been designed so that each cable modem can enable multiple virtual circuits for separate applications, allowing simultaneous, independent data flows with different performance requirements. Specifically, a single ComUNITY-based cable modem can simultaneously provide a high-speed, latency-insensitive 10 Mbps IP-based Internet connection and a low-speed, short delay, latency-sensitive 64 Kbps link for a toll-quality voice connection, with both data and voice applications operating independently.

     FastPacket ASIC Technology. The Company has internally developed a custom ASIC to implement the major portions of the cable modem functionality, including ComUNITY protocol control, DES encryption, ATM segmentation and reassembly ("SAR"), packet switching and filtering and multicast control. Because these functions are integrated into the ASIC, the cable modem can operate at high speeds without requiring an expensive external processor or ATM SAR components. FastPacket ASIC technology allows the ComUNITY cable modem to filter and forward minimum size packets at Ethernet wire speed. As a result, the incremental development costs of high-speed packet-handling and additional ATM and networking functionality have not been significant, and the Company has been able to decrease the size of the electronics design and reduce the implementation to a single-sided printed circuit board.

     High Performance RF Modulator and Demodulator Design. The ComUNITY Access system's downstream and upstream channels occupy a small portion of the HFC spectrum and must coexist with existing signals occupied by entertainment television channels in the 54-750 MHz band as well as other upstream services such as pay-per-view or cable telephony in the 5-40 MHz band. The RF modulator design must be accurate enough to convert multi-bit symbols into a multi-level phase/amplitude signal without creating interference into adjacent channels and robust enough to perform in noisy upstream environments. The RF demodulator implementations must be sensitive enough to detect and synchronize a complex QAM signal in cable systems that induce signal distortions and are susceptible to spurious environmental noise. QAM encoding is a digital transmission technique which combines multi-level phase and amplitude modulation to increase the effective data transmission rate in a communications channel, trading off higher noise immunity for higher information content. Additionally, these designs must be cost-effective and self-tuning without the need for expensive, precision components or manual parametric adjustments during the manufacturing process.

     The Company has designed its own RF modem technology that is less sensitive to operating temperature fluctuations, has higher sensitivity to low signal levels, has improved tolerance to adjacent TV signals, adapts to channel phase and noise impairments, and cleanly transmits signals with low spurious noise and harmonic distortion. This technology has enabled the Company to sell its internally developed RF modulator as an integrated component of its ComCONTROLLER product family, whereas most other commercially available cable modem systems require cable operators to purchase an external IF-to-RF converter from third-party cable equipment suppliers.

     Noise Containment Technology. Reliable system performance in the presence of a significant level of noise in the upstream channel is a key issue for any cable modem system. There are two basic ways to minimize the effect of noise on upstream data transmission: (i) reduce or eliminate noise from the upstream channel; or (ii) compensate for errors caused by high noise levels using upstream protocols, modulation schemes or encoding techniques. The Company utilizes a combination of these techniques.

     The Company has developed technology specifically designed to reduce upstream noise observed by the ComCONTROLLER headend receiver. The INB is a cable modem-activated filter attached to the cable TAP outside the subscriber's house. Using the Company's signal-powered dynamic RF filter technology, the INB blocks upstream noise and only allows return signals when the ComPORT is transmitting upstream. An industry source has stated that most of the upstream ingress noise on cable plants originates from sources which inject noise into the cabling system from the cable tap to a subscriber's television set. A cable plant with INB technology installed will have a lower level of ingress noise in the upstream return path, resulting in reduced plant maintenance costs related to identifying, minimizing and correcting ingress noise problems.

     The Company has developed an RPM, which is a high-speed, multiport analog switching device which allows up to eight upstream return paths to be connected to a single ComCONTROLLER RF receiver without electrically combining the accumulated noise from the return paths. The Company has developed high-speed RF switching technology in the RPM which will allow a control signal from the ComCONTROLLER to electrically switch from one return path to another to enable a specified cable modem using a specific return path to transmit to the ComCONTROLLER. The Company has also developed control mechanisms and management protocols to efficiently manage traffic switching through the RPM. To illustrate an RPM application, an HFC system serving 100,000 homes would require 25 separate return paths (assuming 500 home fiber nodes and eight return nodes combined). Without the Company's RPM, the cable operator would have to purchase several headend units to enable data service for the entire HFC network. Instead, the cable operator will be able to purchase a single ComCONTROLLER and several RPMs at a significantly lower cost. The Company's product development efforts are subject to a number of risks, and there can be no assurance that such efforts will result in the successful introduction of any other new products, or that such products will achieve market acceptance. See "Risk Factors -- There are Risks Associated with New Product Development."

     The ComUNITY Access system incorporates an encoding technique called Forward Error Correction ("FEC") on upstream, as well as downstream, channels. FEC is a technique that inserts redundant information into the data stream so that a certain number of data errors can be detected and corrected. This technique, coupled with the Company's high performance RF modem design, allows the Company's cable modems to operate at high data rates with nominal Bit Error Rate ("BER") of 10(-9) in a cable plant with a Carrier-to-Noise-Ratio ("CNR") of 16dB. This BER performance is substantially better than the MCNS specification of 10(-9) BER at 25dB CNR. As a result, the Company's products can provide more reliable data service in noisier cable plants than a modem built to that specification. More specifically, the 9dB difference in performance lowers noise sensitivity by a factor of eight.

     Contribution to the DOCSIS Standard. The Company intends to continue to play an integral role in the continuing evolution of the DOCSIS standard. In this regard, the Company has participated in the development of the DOCSIS standard, as a core reviewer and content reviewer to DOCSIS 1.0 and 1.1, and by contributing its protocol expertise to the development of DOCSIS 1.2.

     The Company is also a vendor-author to CableLabs' PacketCable specification and is a core reviewer and content contributor to the IEEE 802.14 standard.

CUSTOMERS AND MARKETS

     Customers. The Company began commercial shipments of its cable modem products in April 1997. In 1998, the Company shipped approximately 320 ComCONTROLLER headends and more than 77,000 ComPORT modems, as compared to approximately 170 ComCONTROLLER headends and more than 12,000 ComPORT modems in 1997. The Company has shipped its systems for use in 67 locations in North America and 87 locations internationally. In the U.S., the Company sells directly to cable operators and systems integrators. Internationally, the Company sells primarily to systems integrators, including Philips and Siemens, who in turn sell to cable operators.

     The number of households currently passed in service areas where the Company's cable modem systems have been commercially deployed exceeds 9 million. The Company considers a sale as a commercial deployment if the cable operator to whom the sale was made has begun offering data-over-cable services to paying subscribers. The following table depicts an example of the geographic diversity of commercial deployments of the ComUNITY Access system as of December 31, 1998.

-------------------------------------------------------------------------------
                         COM21 COMMERCIAL DEPLOYMENTS
-------------------------------------------------------------------------------
   CUSTOMER                                 LOCATION
-------------------------------------------------------------------------------
   Prime Cable                              Chicago, Illinois
-------------------------------------------------------------------------------
   Cox Communications                       Las Vegas, Nevada
-------------------------------------------------------------------------------
   TCI                                      Baton Rouge, Louisiana
                                            Denver, Colorado
                                            Pittsburgh, Pennsylvania
-------------------------------------------------------------------------------
   Charter Communications                   Pasadena, California
                                            Newtown, Connecticut
-------------------------------------------------------------------------------
   Fibertel/TCI-International               Buenos Aires, Argentina
-------------------------------------------------------------------------------
   France Telecom                           Bordeaux, France
                                            Marseilles, France
-------------------------------------------------------------------------------
   Brutele/Igretec                          Charleroi, Belgium
-------------------------------------------------------------------------------
   Eneco NV                                 Rotterdam, Netherlands
-------------------------------------------------------------------------------
   CTC                                      Barcelona, Spain
-------------------------------------------------------------------------------
   Cablecom                                 Zurich, Switzerland
-------------------------------------------------------------------------------
   Tokyo Cable                              Tokyo, Japan
-------------------------------------------------------------------------------
   Destiny Cable                            Manila, Philippines
-------------------------------------------------------------------------------
   Jaixing Cable                            Jaixing, China
-------------------------------------------------------------------------------
   Saturn Communications                    Wellington, New Zealand
-------------------------------------------------------------------------------

     The Company did not commence product shipments until April 1997. The Company's success will depend on the timely adoption of its products by cable operators and end users. The market for the Company's products has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants that compete or intend to compete with the Company. See "Risk Factors -- We Have a Short Operating History, Have Incurred Net Losses Since Our Inception and Expect Future Losses," "-- Our Operating Results May Fluctuate Significantly," "-- The Market for Cable Modems is at an Early Stage and Widespread Acceptance of Our Products is Uncertain" and "-- The Market in Which We Operate is Highly Competitive."

     In 1997, revenues attributable to Philips, 3Com and Siemens accounted for 21%, 16% and 12% of total revenues, respectively. In 1998, revenues attributable to TCI, Philips and Siemens accounted for 24%, 15% and 14% of total revenues, respectively. For the year ended December 31, 1998, the top five customers accounted for an aggregate of 66% of total revenues. See "Risk Factors -- Our Customer Base is Concentrated" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In 1997 and 1998, revenues attributable to international customers constituted 64% and 52% of total revenues, respectively. The Company believes that its ATM-based system has been adopted more rapidly in Europe and other international markets because of the greater acceptance of the benefits of ATM-based technology as well as the more recently upgraded and installed cable plants. See "Risk Factors -- We are Subject to Risks Associated with Operating in International Markets" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The following customer examples illustrate how certain of the Company's customers have deployed its products:

     Fibertel/TCI-International ("Fibertel") is a cable operator with approximately 800,000 households passed in Buenos Aires, Argentina. Fibertel offers a single Internet service priced at $125 per month for two-way service. Fibertel is marketing a private corporate networking service that uses Com21's VLAN capability and is selling dedicated line connections for business applications using Com21's QoS capability to provision constant-bit-rate service per modem. Fibertel uses various features of the ComUNITY Access system to provide different service products for different subscribers' needs.

     Charter, one of the largest cable television operators in the U.S. with approximately 1.1 million subscribers, has deployed service in several locations including the Pasadena, California area, which passes approximately 300,000 households. Charter offers Charter Pipeline, its general Internet service, at prices ranging from $50 per month to $500 per month with five service tiers, with the following service levels (upstream/downstream data rates): (i) "diamond service" (2 Mbps/1 Mbps); (ii) "platinum service" (1 Mbps/512 Kbps); (iii) "gold service" (768 Kbps/384 Kbps); (iv) "silver service" (512 Kbps/128 Kbps); and (v) "bronze service" (256 Kbps/ 56 Kbps). In addition to its general Internet access service, Charter has established a campus local area network ("LAN") extension on its cable network using the ComUNITY Access system's VLAN capability and provides off-campus connections to the students and staff of the California Institute of Technology. Charter also plans to use the ComUNITY Access system's telephone return feature to provide access for subscribers who are not yet two-way enabled.

     Telia Stofa A/S is the second largest cable operator in Denmark with more than 200,000 households passed. Telia Stofa is using the ComUNITY Access system to deliver high-speed data-over-cable service, along with other integrated services, to residential and business customers, allocating varying levels of bandwidth to address different subscriber requirements. Telia Stofa gives residential and business users the option of choosing from three different tiers of service: StofaNet Private, StofaNet Study and StofaNet Business. This allows Telia Stofa to charge subscribers according to the bandwidth used, versus a flat fee, and results in increased revenues. Telia Stofa has indicated that one of the primary reasons that Telia Stofa selected Com21 was because of the Company's ability to offer QoS, VLANs and other future integrated services.

     Markets. Com21's products enable cable operators to serve three primary end-user markets each of which has widely varying speed, service and pricing requirements. The table below divides these markets by user segment and outlines their typical access requirements and attributes:

----------------------------------------------------------------------------------------------
                                                                     TYPICAL ACCESS
                                                                     SOLUTION
USER SEGMENT           ACCESS REQUIREMENT     POTENTIAL              USED TODAY
                                              APPLICATIONS
----------------------------------------------------------------------------------------------
   Corporate           - Remote access to     - Remote LAN access    - Analog modem
   Telecommuter and    corporate LANs and     - VPN provisioning      (28.8 - 56 Kbps)
   Remote Office        Intranets             - File transfer        - ISDN (128 Kbps)
   Users               - High speed Internet  - "Always on"          - T-1 (1.54 Mbps)
                         access               Internet access
                                              - High security
                                              - Telephony
                                              enhancements, e.g.,
                                                PBX extension
                                              - Desktop video
                                                conferencing
----------------------------------------------------------------------------------------------

   SOHO Users          - Remote access to     - "Always on"          - Analog modem
                       LANs                   Internet access         (28.8 - 56 Kbps)
                       - High speed Internet  - Connectivity to      - ISDN (128 Kbps)
                         access               several businesses     - Fractional T-1 (384
                                              - Alternate telephone    Kbps)
                                              service
                                              - Desktop video
                                                conferencing
----------------------------------------------------------------------------------------------

   Residential         - Low to high speed    - Internet access      - Analog modem
   Consumer Internet   Internet access        - Web-based             (28.8 - 56 Kbps)
   Users (Occasional                          multimedia content,    - ISDN (128 Kbps)
   and Frequent)                                e.g. on-line
                                                services
                                              - E-mail, file
                                              transfer
----------------------------------------------------------------------------------------------

     Corporate Telecommuter and Remote Office Users. The needs of corporate telecommuter and remote office business users include high availability, high-speed access to corporate intranets and corporate LANs. These users also must interconnect the LANs among their various offices. Such offices may be co-located, as in the case of a large campus, or remotely located, as in the case of a sales office or a telecommuter's home. A parallel application for this business market is the interconnection of remote workers to a central telephone PBX, distributing voice traffic to users throughout a campus or to a remote office. Security and reliability are of utmost importance for corporate users. Other applications which business users may require include desktop video conferencing and rapid two-way transfer of large data files. Corporate telecommuters and remote office users are generally willing to pay a premium for highly reliable, high-speed service with advanced features.

     SOHO Users. SOHO businesses increasingly find the Internet an efficient and cost-effective means to communicate and transact with their customers and suppliers. The Company believes these businesses require medium-to-high speed Internet access that is reliable and always available. SOHO users may have a LAN to connect to cable modem services and may require routing in order to connect multiple terminals. These businesses may also require desktop video conferencing capability and connectivity with other businesses. Because these requirements may be critical to running their business, certain SOHO users are willing to pay more for higher-quality, secure, reliable service than are residential consumer Internet users.

     Residential Consumer Internet Users. Residential consumer Internet users generally only require a connection to their ISP, without the same level of security and reliability required by business users. Frequent users desire medium-to-high speed access to the Internet for Web browsing and downloading of multimedia applications and files. Occasional users require low-to-medium speed access to the Internet on a limited basis for Web browsing, e-mail and on-line services. Occasional users generally prefer low-cost service, whereas more frequent users are generally willing to pay a slight premium for higher speed.

MANUFACTURING

     Com21 tests and assembles its ComCONTROLLER headend equipment in the Company's facility in Milpitas, California. The Company outsources ComCONTROLLER printed circuit board assemblies on a turnkey basis to Sanmina and CMC, and performs final integration and burn-in on-site. The Company configures the headend equipment and the network management and provisioning software prior to customer shipment.

     Com21 outsources turnkey manufacturing of the ComPORT cable modem to Celestica, a contract manufacturer located in Toronto, Canada. Together with Celestica, Com21 has developed and implemented a series of product test methodologies, quality standards and process control parameters. Com21 is working with Celestica to set up production in a second Celestica facility located in Monterrey, Mexico. The Company anticipates production at this facility will begin in the first quarter of 1999. This move will enable Com21 to continue to reduce the cost of its modems and ensure continuous supply without disruption if plant problems were to occur. The Company believes that employing a turnkey manufacturer will enable it to meet anticipated manufacturing needs and reduce the cost of product procurement.

     The Company's engineering team designs ASICs and performs simulation testing. When the fundamental design is stable, the Company's contract foundry fabricates the ASIC for prototype testing and upon completion of these tests the ASIC is manufactured in volume by Atmel. The Company believes its current manufacturing capabilities can accommodate its requirements through the end of 2000. Warranty and repair support is performed at the Company's Milpitas facility. The Company received ISO 9001 certification in December 1998.

     The Company maintains only a limited in-house manufacturing capability for final assembly, testing and integration of headend products. The Company's future success will depend, in significant part, on its ability to manufacture, or have others manufacture, its products cost-effectively and in volumes sufficient to meet customer demand. There are a number of risks associated with the Company's dependence upon third party manufacturers, including but not limited to, reduced control over delivery schedules, quality assurance, manufacturing yields and costs, the potential lack of adequate capacity during periods of excess demand, limited warranties on products supplied to the Company, increases in prices and the potential misappropriation of the Company's intellectual property. A manufacturing disruption could impact the production of the Company's products for a substantial period of time, which could have a material adverse effect on the Company's business, operating results and financial condition. The Company has no long-term contracts or arrangements with any of its manufacturers that guarantee the availability of product, the continuation of particular payment terms or the extension of credit limits. There can be no assurance that the Company will not experience supply problems in the future from any of its manufacturers. Any such difficulties could have a material adverse effect on the Company's business, operating results and financial condition.

     In addition, Celestica is a foreign corporation, and the Company may increase its use of foreign manufacturers in the future. Any foreign or domestic regulations regarding foreign exports and imports, trade barriers and tariffs currently in place or imposed in the future could materially and adversely affect the Company's ability to obtain cable modems. Because lead times for materials needed to produce cable modems and headend equipment can be between eight and 16 weeks, the Company may not be able to meet the demand for its products, which could adversely affect the Company's ability to support cable operators' expansion of cable modem service to cable operators' customers. The Company has had only limited experience manufacturing and arranging for the manufacture of its products, and there can be no assurance that the Company or any manufacturer of the Company's products will be successful in increasing its manufacturing volume. The Company may need to procure additional manufacturing facilities and equipment, adopt new inventory controls and procedures, substantially increase its personnel and revise its quality assurance and testing practices, and there can be no assurance that any of these efforts will be successful. See "Risk Factors -- We Depend on Third Party Manufacturers and Have Limited Manufacturing Experience" and "-- We Are Subject to Risks Associated with Operating in International Markets."

MARKETING AND SALES

     Marketing. Domestically, the Company targets its marketing efforts primarily at cable operators. The domestic cable industry is comprised of a limited number of cable operators, and purchase decisions by each cable operator are typically influenced by the cable operator's technical experts. Direct marketing activities focus on reaching these technical experts and creating product awareness and credibility for Com21's systems within the cable operator community. Internationally, the Company focuses its marketing efforts on supporting its systems integration partners' marketing programs.

     A key factor to building global brand awareness for Com21 products is promoting the success of the Company's commercial cable modem system deployments. Com21 also educates cable operators regarding the benefits of providing tiered services to a diverse subscriber base, ranging from residential consumers to business users. Com21 is also building its brand name through continued publicity and referral efforts in both media and industry-centered activities. Com21 markets its systems through several promotional programs, including direct mail campaigns to the larger cable operators, editorial presence in various trade magazines, public speaking opportunities, national cable trade show participation, Web site-based communication and promotion, media sponsorships and participation in standards activities.

     In anticipation of the introduction of the Company's DOCSIS-compliant cable modems, the Company is in process of establishing alternative distribution channels including Internet and retail channels. The Company will also begin consumer marketing activities.

     Sales. The Company has a sales force of 19 people in five North American locations and four locations internationally. Currently, Com21 sells its products in North America primarily through direct sales channels to cable operators. Internationally, the Company sells its products primarily to systems integrators, who sell to cable operators. The Company's two largest systems integrators are Philips and Siemens, both of whom have a strong presence in numerous markets. The Company's systems integrators have established customer bases and relationships with cable operators. These relationships allow the Company to market and create brand awareness within each region by selling locally into their respective markets, and the local presence of the systems integrators bridges cultural and communication gaps. As of December 31, 1998, the Company had agreements with 26 systems integrators in North America, Europe, Asia, Latin America and the Pacific Rim.

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts are focused on increasing the scalability and performance of its current products, reducing the cable operator's cost of ownership, enhancing value-added services for subscribers, reducing costs and supporting emerging cable modem standards. In addition to enhancements of the current ComUNITY Access system products, the Company has also focused research and development efforts on new products, including DOCSIS-compliant cable modems, a secure IP module, an enterprise cable telephony module and a home networking module. See "Products -- Products Under Development" and "-- DOCSIS Products Under Development." Other developments underway include a 155 Mbps OC-3 ATM interface to provide an integrated connection to the cable operator's fiber SONET distribution network, and next-generation DOCSIS-compliant cable modems.

     The Company's research and development expenditures were $12.4 million in 1996, $13.5 million in 1997 and $19.9 million in 1998. Research and development expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development of the Company's products and technology.

     As of December 31, 1998, Com21 had a team of 89 engineers with expertise in ASIC design and electronics, encryption, RF modulation and demodulation, digital electronics design, networking, embedded software, and network management. The engineering team includes three engineers with Ph.D.s and 42 engineers with advanced degrees. The Company is seeking to hire additional skilled engineers for research and development. The Company's business, operating results and financial condition could be adversely affected if it encounters delays in hiring additional engineers. See "Risk Factors -- We Depend on Key Executives and Personnel."

     The Company's future performance depends on a number of factors, including its ability to identify emerging technological trends in its target markets, develop and maintain competitive products, enhance its products by adding innovative features that differentiate its products from those of competitors, bring products to market on a timely basis at competitive prices, properly identify target markets and respond effectively to new technological changes or new product announcements by others. No assurance can be given that the Company's design and introduction schedules for any additions and enhancements to its existing and future products will be met, that these products will achieve market acceptance, or that these products will be able to be sold at average selling prices that are favorable to the Company. In evaluating new product decisions, the Company must anticipate well in advance the future demand for product features and performance characteristics, as well as available supporting technologies, manufacturing capacity, industry standards and competitive product offerings.

The Company must also continue to make significant investments in research and development in order to continually enhance the performance and functionality of its products to keep pace with competitive products and customer demands for improved performance, features and functionality. The technical innovations required for the Company to remain competitive are inherently complex and require long development cycles. Such innovations must be completed before developments in networking technologies or standards render them obsolete and must be sufficiently compelling to induce network equipment vendors to favor them over alternative technologies. Moreover, the Company must generally incur substantial research and development costs before the technical feasibility and commercial viability of a product line can be ascertained. There can be no assurance that revenues from future products or product enhancements will be sufficient to recover the development costs associated with such products or enhancements or that the Company will be able to secure the financial resources necessary to fund future development. The failure to successfully develop new products on a timely basis could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- We Are Subject to Risks Associated with New Product Development."

CUSTOMER SERVICE AND TECHNICAL SUPPORT

     The Company believes that successful long-term relations with its customers require a service organization committed to customer satisfaction. As of December 31, 1998, the Company had 13 technical support employees at its headquarters. The Company makes available to all new customers a five day training course prior to receiving and installing a system. Customer personnel are trained in the installation, maintenance and operation of the ComUNITY Access system.

     In North America, the Company provides direct support by telephone and at the customers' locations. The Company supplies support 24 hours a day, seven days a week. Internationally, systems integrators provide first level support, and the Company provides second level support. The Company maintains a customer call tracking system that captures and monitors service activities. The Company is able to identify problems with a customer's ComUNITY Access system via a dialup analog modem connection or a Web-based management interface to assist with diagnostics.

COMPETITION

     The markets for the Company's products are intensely competitive, rapidly evolving and subject to rapid technological change. The principal competitive factors in this market include, or are likely to include, product performance and features, reliability, technical support and service, relationships with cable operators and systems integrators, compliance with industry standards, compatibility with the products of other suppliers, sales and distribution capabilities, strength of brand name, price, long-term cost of ownership to cable operators and general industry and economic conditions. Many of the Company's current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical, marketing and distribution resources than the Company. Such competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than the Company. There can be no assurance that the Company will be able to successfully compete against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, operating results and financial condition. In response to changes in the competitive environment, the Company may make certain pricing, service, marketing or other strategic decisions that could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company's competitors will not develop enhancements to, or future generations of, products that will offer prices or performance superior to that of the Company's products. The Company believes that the broad adoption of the DOCSIS standard will cause increased competition in the North American market, which is likely to negatively affect the Company's gross margin. There can be no assurance that competitors will not develop DOCSIS-compliant cable modems more quickly than the Company. Current customers of the Company that move to the DOCSIS platform could choose alternative cable modem suppliers or choose to purchase DOCSIS-compliant cable modems from competing suppliers. Such competition could materially adversely affect the Company's business, operating results and financial condition.

     The Company's current and potential competitors include 3Com, Cisco Systems, General Instrument Corporation, Hybrid, Motorola, Inc., Nortel Networks, Samsung Electronics Company, Ltd, Terayon Communication Systems and Zenith Electronics Corporation. Some of these competitors have existing relationships with many of the Company's prospective customers. There can be no assurance that the Company will establish relationships with cable operators who have existing relationships with the Company's competitors, and failure to establish such relationships could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company anticipates that some large consumer electronics companies, such as Matsushita (which markets products under the Panasonic brand name), Sony Corp., Thomson and Toshiba America, Inc., will likely introduce competitive cable modem products in the future. As the DOCSIS standard is adopted in the North American market, the distribution of cable modems may move into the retail channel. If this occurs, the large consumer electronics companies could gain a competitive advantage, due to their well established retail distribution capabilities. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- The Market in Which We Operate is Highly Competitive."

     In addition to competitive cable modem offerings, the Company also expects to face intense competition from wireless and telco-related wireline technologies that provide high bandwidth access in the local loop. Competing technologies include telco-related xDSL implementations, such as ADSL and high bit rate digital subscriber line ("HDSL"), wireless offerings such as LMDS, MMDS and DBS. Because of the ubiquity of the telephone infrastructure, competition from telco-related wireline solutions is expected to be intense. There can be no assurance that cable modem technology will compete effectively against wireline and wireless technologies in the market for high bandwidth access in the local loop. Additionally, the Company believes that digital set-top boxes that integrate cable modems to provide Internet access via the television may compete with our cable modems in the lower end consumer Internet access market. Equipment suppliers of such products include General Instrument, NCI, Nokia, Panasonic, Philips, Scientific Atlanta and WebTV (Microsoft).

INTELLECTUAL PROPERTY

     The Company relies on a combination of patent, copyright and trademark laws, and on trade secrets, confidentiality provisions and other contractual provisions to protect its proprietary rights. These measures afford only limited protection. The Company currently has five issued U.S. patents and several pending patent applications. There can be no assurance that the Company's means of protecting its proprietary rights in the U.S. or abroad will be adequate or that competitors will not independently develop similar technologies. The Company's future success will depend in part on its ability to protect its proprietary rights to the technologies used in its principal products. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use trade secrets or other information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the U.S. There can be no assurance that any issued patent will preserve the Company's proprietary position, or that competitors or others will not develop technologies similar to or superior to the Company's technology. Failure of the Company to enforce and protect its intellectual property rights could have a material adverse effect on the Company's business, operating results and financial condition.

     From time to time, third parties, including competitors of the Company, have asserted patent, copyright and other intellectual property rights to technologies that are important to the Company. The Company expects that it will increasingly be subject to infringement claims as the number of products and competitors in the cable modem market grows and the functionality of products overlaps. The results of any litigation matter are inherently uncertain. In the event of an adverse result in any litigation with third parties that could arise in the future, the Company could be required to pay substantial damages, including treble damages if the Company is held to have willfully infringed, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. Licenses may not be available from any third party that asserts intellectual property claims against the Company on commercially reasonable terms, or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if the Company ultimately prevails. In this regard, in January 1998, Hybrid Networks filed an action against the Company, accusing the Company of willfully infringing certain of their patents. While the Company settled this matter in January 1999, with no material adverse effect to the Company, there can be no assurance that the Company will be able to successfully resolve such issues in the future, should they arise. See "Risk Factors -- Our Failure to Adequately Protect Our Proprietary Rights May Adversely Affect Us."

EMPLOYEES

     As of December 31, 1998, the Company had a total of 176 full-time employees and 11 full-time contractors. Of the total number of employees, 89 were in research and development, 31 in marketing and technical support, 23 in operations, 19 in sales and 14 in administration. The Company's employees are not represented by any collective bargaining agreement with respect to their employment by the Company, and the Company has never experienced an organized work stoppage.

     The Company's future success is heavily dependent upon its ability to hire and retain qualified technical, marketing and management personnel. The competition for such personnel is intense, particularly for engineering personnel with related networking and integrated circuit design expertise and for technical support personnel with networking engineering expertise. See "Risk Factors -- We Depend on Key Executives and Personnel."

FACILITIES

     The Company leases approximately 44,600 square feet of administrative, research and development, and manufacturing facilities in Milpitas, California and intends to lease an additional 26,000 square feet of space in Milpitas. The Company believes that after entering into the lease for the additional space, its facilities will be sufficient to handle the Company's operations for at least the next 12 months. The Company believes that future growth can be accommodated by obtaining the necessary additional space. The Company also leases three sales offices, in Denver, Colorado, Atlanta, Georgia, and Toronto, Canada.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of the Company as of December 31, 1998:

               NAME                 AGE                             POSITION
               ----                 ----                            --------
Peter D. Fenner...................   62    President, Chief Executive Officer and Director
Paul Baran........................   71    Chairman of the Board of Directors
David L. Robertson................   56    Chief Financial Officer, Vice President, Finance and
                                           Secretary
William J. Gallagher..............   54    Vice President, Sales
Buck J. Gee.......................   49    Vice President, Marketing
Michael F. Gordon.................   48    Vice President, Field and Customer Support
Kenneth C. Gorman.................   54    Vice President, Engineering
Mark E. Laubach...................   44    Chief Technical Officer and Vice President, Technology
Timothy I. Miller.................   43    Vice President, Manufacturing
C. Richard Kramlich(1)............   62    Director
Scott J. Loftesness(2)............   51    Director
Robert C. Hawk....................   58    Director
William R. Hearst III.............   48    Director
Robert A. Hoff(2).................   46    Director
Robert W. Wilmot(1)...............   53    Director

---------------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

     PETER D. FENNER. Mr. Fenner has been President, Chief Executive Officer and a Director of the Company since February 1996. From January 1989 through April 1992, he served as President of the Transmission Systems Business Unit of AT&T Network Systems (Lucent) and Corporate Officer at AT&T. From April 1992 to February 1996, Mr. Fenner was an independent consultant. From February 1986 through December 1988, Mr. Fenner was Vice President, Product Planning for AT&T's Network Systems Division. Mr. Fenner is Director of CorNet Information Ltd. Mr. Fenner received an S.M. from the Sloan School of Management at the Massachusetts Institute of Technology, where he was a Sloan Fellow, and a B.S. in Industrial Engineering from Lehigh University.

     PAUL BARAN. Mr. Baran has been the Chairman of the Board of Directors since the Company's inception in June 1992. He is presently retired and is also a Director of ALOHA Networks, Inc. Mr. Baran was chosen by Communications Week and Data Communications as one of the top 25 visionaries in the data communications industry and was recipient of the Electronic Frontier Foundation Pioneer Award
(1993), the Marconi International Fellowship Award (1991), the Institute of Electronics and Electrical Engineering, Inc. ("IEEE") Alexander Graham Bell Medal (1990), the ACM SIG/Communications Award (1989) and the IEEE Communications Society Edwin Armstrong Award (1987). He co-founded Equatorial Communications, Packet Technologies, Telebit Corporation and Metricom, Inc. Mr. Baran is a Fellow of the IEEE and a Fellow of the AAAS. Mr. Baran received an M.S. in both Electrical Engineering and Computers from the University of California, Los Angeles, and a B.S. in Electrical Engineering and a Dr.Sci. in Engineering (Hon.) from Drexel University.

     DAVID L. ROBERTSON. Mr. Robertson has been Chief Financial Officer and Vice President, Finance of the Company since April 1995. From March 1993 through April 1995, Mr. Robertson was the Vice President of Finance and Chief Financial Officer at Endosonics Corporation, a medical device company. From December 1992 to March 1993, Mr. Robertson was an independent consultant. From November 1990 through December 1992, Mr. Robertson was the Vice President and Chief Financial Officer at Circadian, Inc., a medical device company. He also participated in the founding of StrataCom, Inc. and served as a Director of StrataCom for two years during its early stages. Mr. Robertson is a Certified Public Accountant, and received an M.B.A. from the University of California, Berkeley and a B.A. in economics from the University of Washington.

     WILLIAM J. GALLAGHER. Mr. Gallagher has been Vice President of Sales since August 1995. From October 1994 to July 1995 he was Vice President of Marketing at Pacific Gas & Electric Company ("PG&E"), a utility company. From October 1993 to September 1994, Mr. Gallagher was with MCI Telecommunications Corp. as Vice President, Carrier Services. From August 1991 to September 1994, Mr. Gallagher was a Vice President and Consultant at San Francisco Consulting Group. He received a B.A. from the University of New Mexico.

     BUCK J. GEE. Mr. Gee has been Vice President of Marketing since November 1994. From September 1993 through October 1994, Mr. Gee was the Manager of the FDDI Adapters Group at Cisco. From December 1990 through September 1993 he was Director of Marketing and Director of Business Development for Crescendo Communications, Inc., a computer networking company. Mr. Gee has also held engineering and marketing positions at Hewlett-Packard Company, 3Com and National Semiconductor Corp. He received an M.B.A. from Harvard Business School and both a B.S. and a M.S. in Electrical Engineering from Stanford University.

     MICHAEL F. GORDON. Mr. Gordon has been Vice President of Field Services and Customer Support since July 1997. From December 1995 through June 1997, he was an independent technical and management consultant. From February 1992 through December 1997, Mr. Gordon was the President and Chief Operating Officer of Telecoupon Network, Inc. a coupon delivery kiosk company. Mr. Gordon received a B.S. in Computer Science from the University of Michigan.

     KENNETH C. GORMAN. Mr. Gorman has been Vice President of Engineering since July 1995. From April 1992 through June 1995, he was employed at Resound, Inc., a consumer health company where he served in various capacities including Vice President, Engineering. From April 1989 to April 1992 Mr. Gorman was employed at Sun Microsystems, Inc. ("Sun"). Mr. Gorman received an S.M.E. in Electrical Engineering from the Massachusetts Institute of Technology and a B.S. in Electrical Engineering from the University of Kansas.

     MARK E. LAUBACH. Mr. Laubach has been Vice President of Technology and Chief Technical Officer of the Company since June 1996. He is a co-founder of the Company and has also been Chief Architect since June 1994. From November 1979 to June 1994, Mr. Laubach was an engineer at Hewlett-Packard Laboratories, where he was directly responsible for impacting the international IP over ATM networking standards. He is a member of the Internet Engineering Task Force ("IETF") and past chair of the IP over ATM Working Group. Mr. Laubach participates in the ATM Forum's Residential Broadband working group and is the past liaison to the IEEE 802.14 working group. He participates in the IEEE
802.14 working group and the SCTE High-Speed Digital Communications standards working group. Mr. Laubach received both a M.S.C.S. in Computer Engineering and a B.S. in Electrical Engineering from the University of Delaware.

     TIMOTHY I. MILLER. Mr. Miller has been Vice President of Manufacturing since November 1996 and has been employed by the Company since October 1994. From November 1990 to September 1994, he was Director of Manufacturing and Materials at Coactive Computers, a computer software company, where he was responsible for scheduling and production. Mr. Miller has also held senior management positions with Tidewater Associates and Morrison Design. Mr. Miller received both a B.S. in Business Administration and a B.A. from San Jose State University.

     C. RICHARD KRAMLICH. Mr. Kramlich has been a Director of the Company since May 1994. Mr. Kramlich is the co-founder and has been General Partner of New Enterprise Associates since 1978. He is a Director of Ascend Communications, Inc., Chalone, Inc., Lumisys, Inc., Macromedia, Inc., Silicon Graphics, Inc., and SyQuest Technology. Mr. Kramlich received an M.B.A. from Harvard Business School and a B.S. from Northwestern University.

     SCOTT J. LOFTESNESS. Mr. Loftesness has been a Director of the Company since its inception in 1992 and is a co-founder of the Company. Mr. Loftesness was previously the President of DigiCash, Inc., an electronic cash product company, Mr. Loftesness was previously a Group Executive of Merchant Systems, First Data Corporation, a credit card processing and payment system company, where he was employed from June 1994 through July 1998. From September 1991 through June 1994, he was Group Executive at Visa International. His other prior experience includes senior management positions with FMR Corp. (a parent of Fidelity Investments) and International Business Machines Corporation. He is a Director of First Virtual Holdings and Consensus Development, Inc. Mr. Loftesness attended the University of California, Berkeley.

     ROBERT C. HAWK. Mr. Hawk has been a Director of the Company since January 1997. Mr. Hawk has been an independent business consultant since April 1997. From April 1996 through March 1997, he was President of U.S. West Multimedia, a cable Company. From April 1986 through March 1996, he was the President of Carrier Division, U.S. West Communications, a telecommunications Company. He is a Director of PairGain Technologies, COVAD Communications, Inc., Xylan Corp., Concord Corp., and RADCom Corp. Mr. Hawk received an M.B.A. from the University of San Francisco and a B.B.A. from the University of Iowa.

     WILLIAM R. HEARST III. Mr. Hearst has been a Director of the Company since April 1998. Mr. Hearst has also been a Director of @Home Corporation ("@Home") since August 1995 and has served as Vice Chairman of the Board of Directors of @Home since July 1996. He has been a general partner of Kleiner Perkins Caulfield & Byers ("KPCB"), a venture capital firm, since January 1995. From May 1995 to July 1996, he was the founding Chief Executive Officer of @Home. Before joining KPCB, Mr. Hearst was editor and publisher of the San Francisco Examiner for ten years. He is a Fellow of the AAAS and a Trustee of the Carnegie Institute of Washington and the California Academy of Sciences. Mr. Hearst holds an A.B. in mathematics from Harvard University.

     ROBERT A. HOFF. Mr. Hoff has been a Director since the Company's inception in May 1994. He has been a general partner at CrossPoint Venture Partners ("CrossPoint") since 1983. Mr. Hoff serves as a Director of PairGain Inc., Onyx Acceptance Corp. and US Web Corporation. Mr. Hoff received an M.B.A. from Harvard Business School and a B.S. in Business Administration from Bucknell University.

     ROBERT W. WILMOT. Dr. Wilmot has been a Director of the Company since April 1995. Dr. Wilmot has been Chairman at Wilmot Consulting Inc. since May 1995. From April 1994 to May 1995, Mr. Wilmot was an independent consultant and investor. From May 1985 through April 1994, he was Chairman at Wilmot Enterprises Ltd. His other prior positions include Vice President and Managing Director of Texas Instruments and CEO of International Computers PLC, a computer company. Dr. Wilmot is a founder of a number of companies including ES2 SA, the OASiS Group Plc, CMI Ltd., MOVID Technology Inc., Poqet Computer Inc., VXtreme, Inc. and Integrity Arts, Inc. He is a Director of FVC.COM and Sequent Computer Systems. Dr. Wilmot received a B.S. in Electrical Engineering from Nottingham University.

     The Company has authorized eight directors. Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the Company's directors or executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

     Compensation Committee. The Compensation Committee is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The committee also administers the Company's incentive compensation plans. The committee currently consists of two directors, Mr. Loftesness and Mr. Hoff.

     Audit Committee. The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing the auditor's reports regarding the Company's accounting practices and systems of internal accounting controls. The committee currently consists of two directors, Mr. Wilmot and Mr. Kramlich.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors are Mr. Loftesness and Mr. Hoff. No executive officer of the Company serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

     The Company currently does not compensate any member of the Company's Board of Directors. Members of the Board of Directors are eligible to receive discretionary option grants and stock issuances under the 1998 Stock Incentive Plan. In addition, under the 1998 Stock Incentive Plan non-employee directors will receive automatic option grants upon becoming directors and on the date of each annual meeting of stockholders. The 1998 Stock Incentive Plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. See "Management -- Benefit Plans."

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation of the Company's Chief Executive Officer and each of the four other executive officers of the Company who were serving as executive officers of the Company during fiscal year 1998 (the "Last Fiscal Year") and whose total annual salary and bonus during such fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                 ---------------------
                                                   ANNUAL COMPENSATION($)             SECURITIES
              NAME AND                            -------------------------           UNDERLYING
         PRINCIPAL POSITION            YEAR         SALARY          BONUS        OPTIONS GRANTED(#)(1)
-------------------------------------  -----      -----------      --------      ---------------------
Peter D. Fenner......................  1998        $311,580        $120,000             100,000
  President and Chief Executive
  Officer                              1997         300,040              --                  --

Buck J. Gee..........................  1998         170,100          70,000              36,425
  Vice President, Marketing            1997         144,585              --                  --

David L. Robertson...................  1998         170,100          80,000              36,425
  Chief Financial Officer,             1997         144,585              --                  --
  Vice President, Finance and
  Secretary

William J. Gallagher.................  1998         149,443         235,018              22,505
  Vice President, Sales                1997         150,020          78,065                  --

Kenneth C. Gorman....................  1998         171,369          66,000              36,425
  Vice President, Engineering          1997         152,790          25,000                  --

------------------------

(1) The options listed in the table were granted under the Company's 1998 Stock Incentive Plan. See "-- Option Grants in Last Fiscal Year" for a description of these options.

                         OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                           PERCENT OF                                    VALUE AT ASSUMED
                           NUMBER OF      TOTAL OPTIONS                                   ANNUAL RATES OF
                          SECURITIES       GRANTED TO                                STOCK PRICE APPRECIATION
                          UNDERLYING      EMPLOYEES IN                                 FOR OPTION TERM($)(4)
                        OPTIONS GRANTED    FISCAL YEAR     EXERCISE     EXPIRATION   -------------------------
         NAME               (#)(1)           (%)(2)       PRICE($)(3)      DATE          5%           10%
----------------------  ---------------   -------------   -----------   ----------   ----------   ------------
Peter D. Fenner.......       60,417(5)        4.41%          9.00        04/21/08     $341,963     $  866,602
            ..........       39,583(6)        2.89           9.00        04/21/08      224,042        567,766
Buck J. Gee...........       15,000           1.10           7.00        01/14/08       66,034        167,343
            ..........       21,425           1.57           9.00        04/21/08      121,267        307,313
David L. Robertson....       15,000           1.10           7.00        01/14/08       66,034        167,343
            ..........       21,425           1.57           9.00        04/21/08      121,267        307,313
William J.
  Gallagher...........       21,425           1.57           9.00        04/21/08      121,267        307,313
            ..........        1,080(7)         .08           9.00        04/21/08        6,113         15,491
Kenneth C. Gorman.....       15,000           1.10           7.00        01/14/08       66,034        167,343
            ..........       21,425           1.57           9.00        04/21/08      121,267        307,313

---------------

(1) With the exception of Mr. Gallagher's 1,080-share option grant and Mr. Fenner's 60,417-share and 39,583-share option grants, all options granted to the Named Executive Officers in the Last Fiscal Year vest as follows:
    Twenty-five percent (25%) of the option shares will vest upon the optionee's continuation in service through one year following the grant date and the balance in thirty-six (36) equal installments upon the optionee's continued service at the completion of each of the next thirty-six (36) months thereafter. The date of Mr. Gee's 15,000-share option grant, Mr. Robertson's 15,000-share option grant and Mr. Gorman's 15,000-share option grant was January 15, 1998. The date of all other option grants was April 22, 1998. Each option has a maximum term of ten (10) years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

(2) Based on an aggregate of 1,368,615 options granted to employees, consultants and directors, including the Named Executive Officers of the Company during the fiscal year ended December 31, 1998.

(3) The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the Board of Directors after consideration of a number of factors, including, but not limited to, the Company's financial performance, market conditions, the price and preferred rights and privileges of shares of equity securities sold to or purchased by outside investors and third-party appraisals.

(4) The potential realizable value is calculated based on the term of the option at its time of grant, which is ten years. It is calculated assuming that the fair market value of the Company's common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(5) Mr. Fenner's 60,417-share option grant was granted under the Company's 1998 Stock Incentive Plan. The 60,417-share grant vests in the following manner:
    11,111 shares will vest upon Mr. Fenner's continuation in service through March 10, 1999 and the balance of the shares become exercisable in amounts of approximately 2,083 shares on the tenth day of each month January through June in 2000, January through May in 2001 and January through March in 2002.

(6) Mr. Fenner's 39,483-share option grant was granted under the Company's 1998 Stock Incentive Plan. The 39,583-share grant vests in the following manner:
    13,889 shares will vest upon Mr. Fenner's continuation in service through March 10, 1999 and the balance of the shares become exercisable in amounts of approximately 2,083 shares on the tenth day of each month, April through December in 1999, June through December in 2000 and June through December in 2001.

(7) Mr. Gallagher's 1,080-share option grant vested in six (6) successive equal monthly installments upon Mr. Gallagher's completion of each month of service over the six month period following April 22, 1998, the grant date of the option.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND LAST FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning option exercises and option holdings for the Last Fiscal Year with respect to the Named Executive Officers. Except as set forth below, no options or stock appreciation rights were exercised by any such individual during such year, and no stock appreciation rights were outstanding on December 31, 1998.

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-THE-
                                                                          OPTIONS AT FISCAL              MONEY OPTIONS AT FISCAL
                                  SHARES                                     YEAR-END(#)                     YEAR-END($)(5)
                                ACQUIRED ON          VALUE        ---------------------------------   -----------------------------
           NAME               EXERCISE(#)(1)     REALIZED($)(2)   EXERCISABLE(3)   UNEXERCISABLE(4)   EXERCISABLE    UNEXERCISABLE
           ----              -----------------   --------------   --------------   ----------------   ------------   --------------
Peter D. Fenner............       64,000            $650,400          307,500          100,000         $6,334,500      $1,200,000
Buck J. Gee................           --                  --           15,000           21,425            210,000         257,100
David L. Robertson.........           --                  --           30,000           21,425            513,000         257,100
William J. Gallagher.......        4,000              65,900           94,580           21,425          1,930,060         257,100
Kenneth C. Gorman..........           --                  --           15,000           21,425            210,000         257,100

---------------

(1) As of December 31, 1998, Mr. Fenner was vested in all of the shares exercised and Mr. Gallagher was vested in all of the shares exercised.

(2) Based on the fair market value of the purchased option shares at the time of exercise less the option exercise price paid for those shares.

(3) Each of the options was granted under the Company's 1995 Stock Option Plan and has been incorporated in the Company's 1998 Stock Incentive Plan. Each of the options is immediately exercisable, but all shares purchased under the options are subject to vesting requirements and may be repurchased by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses with respect to 25% of the option shares upon completion of one year of service from the vesting commencement date and the balance in a series of equal monthly installments over the next 36 months of service thereafter. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with the Company. As of December 31, 1998, Mr. Fenner was vested in 161,663 shares of his outstanding options, Mr. Gee was vested in none of his outstanding options, Mr. Robertson was vested in 7,499 shares of his outstanding options, Mr. Gallagher was vested in 73,639 shares of his outstanding options and Mr. Gorman was vested in none of his outstanding options.

(4) Each of the options was granted under the Company's 1998 Stock Incentive Plan. All options granted vest as follows: Twenty-five percent (25%) of the option shares will vest upon the optionee's continuation in service through one year following the vesting commencement date, and the balance of the shares vest in thirty-six (36) successive equal monthly installments upon the optionee's continued service at the completion of each of the next thirty-six (36) months thereafter. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

(5) Based on the fair market value of the option shares on December 31, 1998 ($21.00 per share) less the option exercise price payable for those shares.

BENEFIT PLANS

     1998 Stock Incentive Plan. The Company's 1998 Stock Incentive Plan (the "1998 Plan") serves as the successor equity incentive program to the Company's 1995 Stock Option Plan, as amended (the "Predecessor Plan"). The 1998 Plan was adopted by the Board on March 10, 1998 and was subsequently approved by the stockholders in March 1998. The 1998 Plan became effective on April 1, 1998 (the "Plan Effective Date").

     3,474,520 shares of common stock have been authorized for issuance under the 1998 Plan. Such share reserve includes 2,369,341 shares subject to outstanding options, and an automatic annual 5% increase in the number of shares authorized for issuance under the 1998 Plan (such share increase for 1999 was effective on January 4, 1999 in the amount of 934,278 shares, calculated based on the number of outstanding shares on December 31, 1998, the last day of the preceding calendar year. This reserve may be automatically increased by an additional 254,838 shares to the extent any unvested shares of Common Stock issued under the Predecessor Plan are repurchased by the Company after April 1, 1998. The number of shares of Common Stock reserved for issuance under the 1998 Plan is automatically increased on the first trading day of each calendar year, beginning in calendar year 1999, by an amount equal to the lesser of five percent (5%) of the total number of shares of common stock outstanding on the last trading day of the preceding calendar year or 1,500,000 shares. In no event, however, may any one participant in the 1998 Plan receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 500,000 shares of common stock in the aggregate per calendar year.


     On April 1, 1998, all outstanding options and unvested shares issued under the Predecessor Plan were incorporated into the 1998 Plan, and no further option grants have been made under the Predecessor Plan since that date. The incorporated options and unvested shares continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1998 Plan to those options or unvested shares. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the Discretionary Option Grant Program of the 1998 Plan.


     The 1998 Plan is divided into five separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of common stock at an exercise price not less than 100% of their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program which may, at the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants, (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of common stock at an exercise price equal to 100% of their fair market value on the grant date and (v) the Director Fee Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee Board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

     The Discretionary Option Grant Program and the Stock Issuance Program are administered by the Compensation Committee with respect to the Company's executive officers and non-employee Board members. A Secondary Committee of the Board administers these programs for all other eligible individuals. The Board may at any time terminate the Secondary Committee and either the Board or the Compensation Committee would assume all powers and authority previously delegated to such committee. The Compensation Committee, the Board or the Secondary Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. However, any discretionary option grants or stock issuances to members of the Compensation Committee shall be made by a disinterested majority of the Board. The Compensation Committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but neither the Compensation Committee nor the Board will exercise any administrative discretion with respect to option grants under the Salary Investment Option Grant Program or under the Automatic Option Grant or Director Fee Option Grant Program for the non-employee Board members. All grants under those three latter programs will be made in strict compliance with the express provisions of each such program.

     The exercise price for the shares of common stock subject to option grants made under the 1998 Plan may be paid in cash or in shares of common stock held for the requisite period to avoid an accounting charge and valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

     The Plan Administrator will have the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

     Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the incorporated options from the Predecessor Plan contain any stock appreciation rights.

     In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become fully exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee's service with the Company or the acquiring entity involuntarily terminates within a designated period (not to exceed eighteen months) following such acquisition. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The Plan Administrator will also have the authority to grant options which will immediately vest upon an acquisition of the Company, whether or not those options are assumed by the successor corporation. The Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of the Company (whether by successful tender offer for more than fifty percent (50%) of the outstanding voting stock or by a change in the majority of the Board by reason of one or more contested elections for Board membership), with such vesting to occur either at the time of such change in control or upon the subsequent involuntary termination of the individual's service within a designated period (not to exceed eighteen months) following such change in control. The options incorporated from the Predecessor Plan will immediately vest upon an acquisition of the Company by merger or asset sale, unless those options are assumed or replaced by, and the Company's repurchase rights assigned to, the successor entity. In addition, certain option grants to executive officers provide that if the options are assumed in an acquisition and the optionee's service is involuntarily terminated within eighteen months following such acquisition, the option shares will vest in full and the Company's repurchase rights will lapse. The Plan Administrator will have the discretion to extend the acceleration provisions of the 1998 Plan to options outstanding under the Predecessor Plan.

     In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will vest and become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

     Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member at any time after the completion of this offering will automatically receive an option grant for

15,000 shares as of the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each annual stockholders meeting held after the Plan Effective Date, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares of common stock, provided such individual has served on the Board for at least six months.

     Each automatic grant for the non-employee Board members will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 15,000-share automatic option grant will vest over a four-year period in successive equal annual installments upon the individual's completion of each year of Board service measured from the option grant date. Each 5,000-share automatic option grant will vest over a two-year period in successive equal annual installments upon the individual's completion of each year of Board service measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member.

     Should the Director Fee Option Grant Program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of common stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will vest and become exercisable for the option shares in a series of twelve
(12) equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable and vested for all the option shares upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

     The shares subject to each option under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of the Company by merger or asset sale or (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or a change in the majority of the Board effected through one or more contested elections for Board membership.

     Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs and may be granted to one or more officers of the Company as part of their option grants under the Discretionary Option Grant Program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of common stock paid in connection with the tender offer over (ii) the exercise price payable for such share.

     The Board may amend or modify the 1998 Plan at any time, subject to any required stockholder approval. The 1998 Plan will terminate on the earliest of
(i) March 9, 2008, (ii) the date on which all shares available for issuance under the 1998 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

     1998 Employee Stock Purchase Plan. The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board on March 10, 1998. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 250,000 shares of common stock has been established for this purpose.

     The Purchase Plan operates in a series of successive offering periods, each with a maximum duration for 24 months. The initial offering period began on May 18, 1998 and will end on the last business day in April 2000. The next offering period will commence on the first business day in May 2000, and subsequent offering periods will commence as designated by the Plan Administrator.

     Individuals who are eligible employees (scheduled to work more than 20 hours per week for more than 5 calendar months per year) on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (the first business day of May or November each year). Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that offering period.

     Payroll deductions may not exceed 10% of base salary and the accumulated payroll deductions of each participant will be applied to the purchase of shares on his or her behalf on each semi-annual purchase date (the last business day in April and October each year) at a purchase price per share equal to 85% of the lower of (i) the fair market value of the common stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any one participant purchase more than 1,500 shares, nor may all participants in the aggregate purchase more than 60,000 shares on any one semi-annual purchase date.

     Should the fair market value per share of common stock on any purchase date be less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day, with all participants in the terminated offering to be automatically transferred to the new offering period.

     In the event the Company is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to 85% of the lower of (i) the fair market value per share of common stock on the participant's entry date into the offering period in which such acquisition occurs or (ii) the fair market value per share of common stock immediately prior to such acquisition.

     The Purchase Plan will terminate on the earlier of (i) the last business day of April 2008 (ii) the date on which all shares available for issuance under the Purchase Plan shall have been sold pursuant to purchase rights exercised thereunder or (iii) the date on which all purchase rights are exercised in connection with an acquisition of the Company by merger or asset sale.

     The Board may at any time alter, suspend or discontinue the Purchase Plan. However, certain amendments to the Purchase Plan may require stockholder approval.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     The Company does not presently have any employment contracts in effect with the Chief Executive Officer or any other Named Executive Officers. The Company provides incentives such as salary, benefits and option grants to attract and retain qualified employees.

     In the event that the Company is acquired by merger or asset sale, each outstanding option held by the Chief Executive Officer or any Named Executive Officer under the 1998 Plan will automatically accelerate in full, and all unvested shares held by such individuals under such Plan will immediately vest in full, except to the extent such options are to be assumed by, and the Company's repurchase rights with respect to those shares are to be assigned to, the successor corporation. The Plan Administrator will have the authority to grant options which will immediately vest upon an acquisition of the Company, whether or not those options are assumed by the successor corporation. The Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of the Company (whether by merger or asset sale, or successful tender offer for more than fifty percent (50%) of the outstanding voting stock or a change in the majority of the Board by reason of one or more contested elections for Board membership), with such vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service within a designated period (not to exceed eighteen months) following such change in control. The options incorporated from the Predecessor Plan will immediately vest upon an acquisition of the Company by merger or asset sale, unless those options are assumed by, and the Company's repurchase rights are assigned to, the successor entity. In addition, certain options granted to executive officers provide that if the options are assumed in an acquisition and the optionee's service is involuntarily terminated within eighteen months following such acquisition the option shares will vest in full and the Company's repurchase rights will lapse. The Plan Administrator will have the discretion to extend the acceleration provisions of the 1998 Plan to options outstanding under the Predecessor Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation limits the liability of the Company's directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or recission.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     At present, there is no pending litigation or proceeding involving a director or officer of the Company where indemnification is required or permitted.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

     Since the Company's inception, the Company has raised capital primarily through the sale of its Preferred Stock. In June 1994, the Company sold 1,805,674 shares of Series A Preferred Stock at a price of $1.58 per share. In September 1994, the Company sold 250,000 shares of Series B Preferred Stock at a price of $2.00 per share, and each share of Series B Preferred Stock was accompanied by the right to purchase 0.667 shares of Series C Preferred Stock at a price $3.00 per share. In May 1995, upon the exercise of the Series C Preferred Stock Warrants, the Company issued 166,667 shares of Series C Preferred Stock for aggregate consideration of $500,000. In May 1995, the Company sold 1,812,500 shares of Series D Preferred Stock at a price of $4.00 per share, and each share of Series D Preferred Stock was accompanied by the right to purchase 0.20 shares of Series E Preferred Stock at a price of $4.50 per share. From August 1997 through December 1997, upon exercise of the Series E Preferred Stock Warrants, the Company issued 361,908 shares of Series E Preferred Stock for aggregate consideration of $1.63 million. From April 1996 through July 1996 the Company sold 2,905,730 shares of Series F Preferred Stock at a price of $8.00 per share. From July 1997 through September 1997, the Company sold 2,655,125 shares of Series G Preferred stock at a price of $8.70 per share.

     The following table summarizes the shares of Preferred Stock purchased by executive officers, directors, and 5% stockholders of the Company and persons associated with them since June 1994. All share numbers reflect the number of shares purchased by the respective party on an as-converted basis, and includes 292,070 shares of Series F Preferred Stock and 81,339 shares of Series G Preferred Stock sold by 3Com Corporation to each of the entities affiliated with CrossPoint Venture Partners LS 1997, Kleiner Perkins Caufield & Byers and New Enterprise Associates for an aggregate of 1,120,222 shares at a per share price of $9.00 for an aggregate purchase price of $10,082,043.

                                                                             PREFERRED STOCK
            EXECUTIVE OFFICERS,              --------------------------------------------------------------------------------
       DIRECTORS AND 5% STOCKHOLDERS         SERIES A    SERIES B    SERIES C    SERIES D    SERIES E    SERIES F    SERIES G
       -----------------------------         --------    --------    --------    --------    --------    --------    --------
Entities affiliated with CrossPoint Venture
  Partners(1)..............................  632,910          --          --     295,888      59,178     386,952     196,282
Entities affiliated with Kleiner Perkins
  Caufield & Byers(2)......................       --          --          --     750,000     150,000     349,135      99,826
Entities affiliated with Paul and Evelyn
  Baran Trust Agreement(3).................  235,441          --          --     110,070      22,014      12,500          --
Entities affiliated with New Enterprise
  Associates(4)............................  632,912          --          --     295,888      59,178     386,951     541,109
Paul Baran(5)..............................  235,441          --          --     110,070      22,014      12,500          --
Robert C. Hawk.............................       --          --          --          --          --       6,250       7,453
Robert A. Hoff(6)..........................  632,910          --          --     295,888      59,178      94,882     114,943
C. Richard Kramlich(7).....................  632,912          --          --     295,888      59,178      94,881     459,770
Scott J. Loftesness........................    6,329          --          --       2,960         592          --      22,989
Robert W. Wilmot(8)........................       --          --          --      62,500      12,500          --          --

---------------
(1) Represents shares purchased by CrossPoint Venture Partners 1993, CrossPoint Entrepreneurs Fund and CrossPoint Venture Partners LS 1997. Mr. Hoff, a General Partner of CrossPoint Venture Partners, is a Director of the Company.

(2) Represents shares purchased by Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II.

(3) Represents shares held by the Paul and Evelyn Baran Trust Agreement dated May 23, 1984. Mr. Baran is Chairman of the Board of Directors of the Company.

(4) Represents shares held by New Enterprise Associates VI, Limited Partnership, New Enterprise Associates VI, L.P., New Enterprise Associates VII, NEA Venture 1998 L.P. and NEA Presidents Fund L.P. Mr. Kramlich, a Managing Partner of New Enterprise Associates, is a Director of the Company. Mr. Kramlich disclaims beneficial ownership of all such shares.

(5) Mr. Baran is co-trustee of the Paul and Evelyn Baran Trust Agreement dated May 23, 1984, and serves as Chairman of the Company's Board of Directors. Mr. Baran disclaims beneficial ownership of 540,000 of such shares.

(6) Mr. Hoff, a General Partner of CrossPoint Venture Partners, is a Director of the Company.

(7) Mr. Kramlich, a General Partner of New Enterprise Associates VI, L.P., is a Director of the Company. Mr. Kramlich disclaims beneficial ownership of such shares.

(8) Represents shares purchased by Dr. Wilmot as trustee of a living trust. Dr. Wilmot is a Director of the Company.

TRANSACTION AMONG STOCKHOLDERS

     On April 21, 1998, 3Com Corporation sold 292,070 shares of Series F Preferred Stock and 81,339 shares of Series G Preferred Stock to each of the entities affiliated with CrossPoint Venture Partners, Kleiner Perkins Caufield & Byers and New Enterprise Associates for an aggregate of 1,120,227 shares at a per share price of $9.00 per share for an aggregate purchase price of $10,082,043.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's common stock as of December 31, 1998, except as noted in the footnotes below by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's common stock; (ii) each director; (iii) the Company's Named Executive Officers; (iv) all directors and executive officers as a group; and (v) the selling stockholders. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.


                                                        SHARES
                                                     BENEFICIALLY                      SHARES BENEFICIALLY
                                                      OWNED PRIOR                          OWNED AFTER
                                                    TO OFFERING(2)       NUMBER OF       THE OFFERING(2)
                                                  -------------------   SHARES BEING   -------------------
    NAMES AND ADDRESS OF BENEFICIAL OWNER(1)       NUMBER     PERCENT     OFFERED       NUMBER    PERCENT
    ----------------------------------------      ---------   -------   ------------   --------   --------
C. Richard Kramlich(3)..........................  1,617,344     8.7%           --      1,617,344     7.6%
  New Enterprise Associates VI, L.P.
  2490 Sand Hill Road
  Menlo Park, CA 94025

Robert A. Hoff(4)...............................  1,060,297     5.7            --      1,060,297     5.0
  CrossPoint Venture Partners 1993
  18552 MacArthur Boulevard, Suite 400
  Irvine, CA 92715

William R. Hearst III(5)........................    899,909     4.8            --      899,909       4.3
  Kleiner Perkins Caufield & Byers
  2750 Sand Hill Road
  Menlo Park, CA 94025

Peter D. Fenner(6)..............................    491,000     2.6        30,000      461,000       2.2

Paul and Evelyn Baran Trust Agreement(7)........    980,025     5.2       300,000(19)  680,025       3.2

Paul Baran(8)...................................    980,025     5.2       300,000(19)  680,025       3.2

David L. Robertson(9)...........................     86,679       *         6,530       80,149         *

William J. Gallagher(10)........................     94,116       *         6,000       88,116         *

Buck J. Gee(11).................................     90,679       *        10,000       80,679         *

Kenneth C. Gorman(12)...........................     86,684       *        25,000       61,684         *

Scott J. Loftesness.............................    262,870     1.4       100,000      162,870         *

Robert C. Hawk(13)..............................     34,703       *         9,470       25,233         *

Robert W. Wilmot(14)............................    112,500       *        20,000       92,500         *

Michael Gordon(15)..............................     34,145       *         3,000       31,145         *

Mark Laubach(16)................................     76,258       *         6,000       70,258         *

Timothy Miller(17)..............................     46,552       *         4,000       42,552         *

All directors and officers as a group (15
  persons)(18)..................................  5,973,761    31.1%      520,000      5,453,761    25.1%


---------------
  * Less than one percent.

 (1) Except as otherwise noted below, the address of each person listed on the table is c/o Com21, Inc., 750 Tasman Drive, Milpitas, California 95035.

 (2) Number of shares beneficially owned and the percentage of shares beneficially owned are based on 18,685,560 shares outstanding as of December 31, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to such shares. All shares of common stock subject to options currently exercisable or exercisable within 60 days after December 31, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

 (3) Represents 1,243,934 shares held by New Enterprise Associates VI, L.P. Also includes 369,521 shares held by New Enterprise Associates VII, 556 shares held by NEA Venture 1998 L.P. and 3,333 shares held by NEA Presidents Fund L.P. which were purchased from 3Com Corporation on April 21, 1998. Voting and dispositive power over the shares is held among all the general partners of New Enterprise Associates. Mr. Kramlich is a General Partner at New Enterprise Associates, the General Partner of New Enterprise Associates VI, L.P., and as such he may be deemed to share voting and investment power with respect to such shares. However, Mr. Kramlich disclaims beneficial ownership of all such shares.

 (4) Represents 811,579 shares of common stock held by CrossPoint Venture Partners 1993, 25,309 shares of common stock held by CrossPoint 1993 Entrepreneurs Fund and 223,409 shares of common stock held by CrossPoint Venture Partners LS 1997. Voting and dispositive power over the shares is held by all the General Partners of CrossPoint Venture Partners. Mr. Hoff is a General Partner at CrossPoint Venture Partners and as such he may be deemed to share voting and investment power with respect to such shares. However, Mr. Hoff disclaims beneficial ownership of all such shares.

 (5) Represents 866,162 shares held by Kleiner Perkins Caufield & Byers VII and 33,747 shares held by KPCB Information Sciences Zaibatsu Fund II. Voting and dispositive power over the shares is held by all the General Partners of Kleiner Perkins Caufield & Byers. Mr. Hearst is a General Partner of Kleiner Perkins Caufield & Byers, and as such he may be deemed to share voting and investment power with respect to such shares. However, Mr. Hearst disclaims beneficial ownership of all such shares.

 (6) Includes 307,500 shares of common stock issuable upon exercise of immediately exercisable options, 125,004 of which are subject to the Company's right of repurchase. Includes 198,500 shares of common stock acquired pursuant to a stock option exercise, none of which are subject to the Company's right of repurchase.

 (7) Represents 600,000 shares held by the Baran Family Limited Partnership and 380,025 shares held under the Paul and Evelyn Baran Trust Agreement dated May 23, 1984.

 (8) Represents 600,000 shares held by the Baran Family Limited Partnership and 380,025 shares held in the name of the Paul and Evelyn Baran Trust Agreement dated May 23, 1984. Mr. Baran is a General Partner of the Baran Family Limited Partnership, and as such he may be deemed to share voting and investment power with respect to such shares. However, Mr. Baran disclaims beneficial ownership of 540,000 of such shares.

 (9) Includes 30,000 shares of common stock issuable upon exercise of immediately exercisable options, 17,814 shares of which are subject to the Company's right of repurchase. Also includes 60,000 shares acquired pursuant to exercise of certain options, 5,001 shares of which are subject to the Company's right of repurchase.

(10) Includes 93,500 shares of common stock issuable upon exercise of immediately exercisable options, 12,878 shares of which are subject to the Company's right of repurchase. Includes 4,000 shares of common stock acquired pursuant to exercise of certain options, none of which are subject to the Company's right of repurchase.

(11) Includes 15,000 shares of common stock issuable upon exercise of immediately exercisable options, 10,938 of which are subject to the Company's right of repurchase. Also includes 25,000 shares of common stock acquired pursuant to a stock option exercise, of which 9,793 shares are subject to the Company's right of repurchase.

(12) Includes 15,000 shares of common stock issuable upon exercise of immediately exercisable options, 10,938 which are subject to the Company's right of repurchase. Also includes 75,000 shares of common stock acquired pursuant to a stock option exercise, 15,002 shares of which are subject to the Company's right of repurchase.

(13) Includes 15,000 shares of common stock acquired pursuant to a stock option exercise, 7,501 of which are subject to the Company's right of repurchase.

(14) Represents 37,500 shares of common stock acquired pursuant to a stock option exercise, 363 of which are subject to the Company's right of repurchase.

(15) Includes 33,587 shares of common stock issuable upon exercise of immediately exercisable options, none of which are subject to the Company's right of repurchase.

(16) Includes 28,772 shares of common stock issuable upon exercise of immediately exercisable options, none of which are subject to the Company's right of repurchase.

(17) Includes 18,558 shares of common stock issuable upon exercise of immediately exercisable options, none of which are subject to the Company's right of repurchase.

(18) Includes 541,917 shares of common stock issuable upon exercise of immediately exercisable options, 174,340 of which are subject to the Company's right of repurchase.


(19) Represents 150,000 shares of common stock offered by the Paul and Evelyn Baran Trust Agreement dated May 23, 1984 and 150,000 shares of common stock offered by the Baran Family Limited Partnership.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 40,000,000 shares of common stock, $0.001 par value per share and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share. As of December 31, 1998 and after giving effect to this offering, there will be an aggregate of 21,165,560 shares of common stock issued and outstanding and approximately 2,369,341 shares of common stock issuable upon exercise of outstanding options. There are no shares of preferred stock issued or outstanding.


     The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Amended and Restated Certificate of Incorporation and Bylaws and by the provisions of the applicable Delaware law.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock that may come into existence, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price, and the voting and other rights, of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. The Company has no current plans to issue any shares of preferred stock.

WARRANTS

     As of December 31, 1998 the Company had outstanding, warrants to purchase 46,286 shares of common stock at a weighted average exercise price of $7.76 per share.

REGISTRATION RIGHTS


     Under the terms of a registration rights agreement, subject to certain exceptions, if the Company proposes to register any of its shares of common stock under the Securities Act, either for its own account or the account of any shareholder, in any public offering, certain investors holding an aggregate of 6,112,217 shares of the common stock of the Company as of December 31, 1998 (the "Registrable Securities") are entitled to notice of such registration and are entitled to include their Registrable Securities therein. In addition, the holder or holders of an aggregate of at least 33% of the then outstanding Registrable Securities shall have the right to require the Company to file a registration statement on a form, other than Form S-3 under the Securities Act, in order to register the Registrable Securities then held by such holder or holders, provided that, (i) at least three months have passed since the Company's initial public offering of shares of common stock under a registration statement and (ii) the anticipated aggregate offering price to the public is at least $7,500,000. Further, a holder or holders may require the Company to use all reasonable efforts to file additional registration statements on Form S-3, provided that the Company shall not be required to file more than two such registration statements in any twelve month period. The right to include any of the above described Registrable Securities in any registration is subject to certain limitations and conditions, including the underwriters' right to limit the number of shares being registered by all holders. The Company is required to indemnify holders of Registrable Securities and the underwriters, if any, for such holders under certain circumstances. In general, the Company is required to bear the expenses of two requested demand and all piggyback registrations, except for the selling shareholders' pro rata portion of the underwriting discounts and commissions.

LISTING

     The Company's common stock is traded on The Nasdaq National Market under the trading symbol "CMTO."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of the common stock is Boston EquiServe.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation and Bylaws contain certain provisions that, together with the ownership position of the officers, directors and their affiliates, could discourage potential takeover attempts and make more difficult, attempts by stockholders to change management, which could adversely affect the market price of the Company's common stock. Furthermore, the Company's Board of Directors has the authority to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Any vacancy on the Board of Directors may be filled only by vote of the majority of directors then in office.

     The Company's Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

     Section 203 of the Delaware General Corporation Law. The Company is subject to Section 203 of the DGCL which imposes restrictions on business combinations (which include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder) with interested stockholders (being any person who acquired 15% or more of the Company's outstanding voting stock). In general, the Company is prohibited from engaging in business combinations with an interested stockholder, unless (i) before such person became an interested stockholder, the Board of Directors of the Company approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the rights to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to the time which such person became an interested stockholder, the business combination is approved by the Board of Directors of the Company and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the Company not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the Company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Company's Board of Directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who are directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of shares of the Company's common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price.


     Upon the completion of this offering, 21,165,560 shares of common stock will be outstanding (based on shares outstanding as of December 31, 1998, and assuming no exercise of outstanding options or warrants), assuming the issuance by the Company of an aggregate of 2,480,000 shares of common stock. An aggregate of 8,750,000 shares, including 3,000,000 shares sold in this offering, will be freely tradable without restriction under the Securities Act. Of the remaining shares outstanding upon completion of the offering, 12,415,560 shares of common stock held by existing stockholders are restricted securities in that they may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act or Rules 144, 144(k) or 701 as promulgated under the Securities Act. Of such shares, 7,640,790 shares are subject to lock-up agreements as described below.



     All of the officers and directors and certain stockholders and optionholders of the Company holding an aggregate of 7,640,790 shares of common stock have entered into lock-up agreements generally providing that they will not offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock owned by them, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, for a period of 90 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation, subject to certain limited exceptions. Credit Suisse First Boston Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Credit Suisse First Boston Corporation currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Credit Suisse First Boston Corporation will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Following the expiration of the 90 day lock-up period, additional shares of common stock will be available for sale in the public market subject to compliance with Rule 144 or Rule 701.


     In general, under Rule 144 as currently in effect, an affiliate of the Company or a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one (1) year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of the Company's common stock or the average weekly trading volume of the Company's common stock on the Nasdaq National Market during the four (4) calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the ninety (90) days preceding a sale, and who has beneficially owned shares for at least two (2) years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of shares of common stock or any securities convertible into common stock for a period of ninety (90) days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation, subject to certain limited exceptions.

                                  UNDERWRITING


     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated February      , 1999 (the "Underwriting Agreement"), the
underwriters named below (the "Underwriters"), have severally, but not jointly, agreed to purchase from us and the selling stockholders the following respective numbers of shares of common stock:



                                                              Number of
                        Underwriter                            Shares
                        -----------                           ---------
Credit Suisse First Boston Corporation .....................
Dain Rauscher Wessels, a division of Dain Rauscher
  Incorporated..............................................
                                                              ---------
          Total.............................................  3,000,000
                                                              =========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated to purchase all of the shares of common stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides, that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     Com21 has granted to the Underwriters an option exercisable by Credit Suisse First Boston Corporation and expiring at the close of business on the 30th day after the date of this prospectus, to purchase up to 450,000 additional shares of common stock at the offering price, less underwriting discounts and commissions, all as set forth on the cover page of this prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of common stock. To the extent that the option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as it was obligated to purchase pursuant to the Underwriting Agreement.

     Com21 and the selling stockholders have been advised by the Underwriters that the Underwriters propose to offer the shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus and, through the Underwriters, to certain dealers at such price less
a concession of $     per share, and the Underwriters and such dealers may allow
a discount of $     per share on sales to certain other dealers. After the
offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

     The following table summarizes the compensation to be paid to the Underwriters by Com21 and the selling stockholders, and the expenses payable by Com21.

                                                                               Total
                                                                  -------------------------------
                                                                     Without            With
                                                      Per Share   Over-allotment   Over-allotment
                                                      ---------   --------------   --------------
Underwriting Discounts and Commissions paid by
  Com21.............................................    $             $                $
Expenses payable by Com21...........................    $             $                $
Underwriting Discounts and Commissions paid by
  Selling Stockholders..............................    $             $                $

     Com21 and certain of its directors, officers and stockholders have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or, in the case of the Company file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to any additional shares of the common stock or securities convertible into or exchangeable or exercisable for any shares of the common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus.

     Com21 and the selling stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments that the Underwriters may be required to make in respect thereof.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the securities who are Underwriters or prospective Underwriters may, subject to certain limitations, make bids for or purchases of the securities until the time, if any, at which a stabilizing bid is made. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that Com21 and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to Com21, the selling stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Com21. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Members of the firm Brobeck, Phleger & Harrison LLP beneficially own an aggregate of 7,850 shares of the Company's common stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The financial statements as of December 31, 1997 and 1998 and for each of three years in the period ended December 31, 1998 included in this prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such materials can be obtained from the Public Reference Section of the SEC upon payment of certain fees prescribed by the SEC. The SEC's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market and our reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed a Registration Statement on Form S-1 with the SEC under the Securities Act in respect of the common stock offered hereby. This prospectus, which is part of the registration statement, omits certain information contained in the registration statement as permitted by the SEC's rules and regulations. For further information with respect to the Company and the common stock offered hereby, please reference the registration statement, including its exhibits. Statements herein concerning the contents of any contract or other document filed with the SEC as an exhibit to the registration statement are not necessarily complete and are qualified in all respects by such reference. Copies of the registration statement, including all exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above.

                          GLOSSARY OF TECHNICAL TERMS

10BASET.......................   Ethernet standard which applies to the physical
                                 layer of the OSI Reference Model for 10 Mbps
                                 Ethernet over two pairs of category 3, 4 or 5
                                 Unshielded Twisted Pair (UTP) wire.

56 KBPS.......................   Equivalent to a single high-speed telephone
                                 service line, capable of transmitting one voice call or 56 Kbps of data.

ANALOG........................   A from of transmission employing a continuous
                                 electrical signal (rather than a pulsed or digital system) that varies in frequency and amplitude.

ADSL..........................   Asymmetric Digital Subscriber Line. A
                                 high-speed technology that enables the transfer of data over existing copper line.

ASYNCHRONOUS..................   A form of concurrent input and output
                                 communication transmission with no timing relationship between the two signals.
                                 Slower-speed asynchronous transmission requires start and stop bits to avoid a dependency on timing clocks (10 bits to send an 8-bit byte).

ATM...........................   Asynchronous Transfer Mode. A fixed length
                                 53-byte packet-based transmission technology that may be used to transmit data, voice and video traffic; ATM utilizes cell switching.

BANDWIDTH.....................   A range of signal frequencies, measured in
                                 cycles per second or Hertz (Hz). Also refers to the speed at which data is transmitted, measured in bits per second (bps).

BER...........................   Bit Error Rate. Percentage of received bits in
                                 error compared to the total number of bits received. Usually expressed as a number to a power of 10.

BROADBAND COMMUNICATIONS......   A transmission that has a bandwidth greater
                                 than a voice-grade line of 3KHz, usually at transmission speeds of greater than 1.5 Mbps
                                 (T-1).

CNR...........................   Carrier-to-Noise Ratio.

CATV..........................   Community Antenna Television. A community
                                 television system, served by cable and
                                 connected to a common (set of) antenna(s).

CENTRAL OFFICE................   A facility that provides switching services for
                                 telephone calls. A local exchange central office can switch calls within exchange groupings that are identified by an area code and the first three digits of a phone number. A long-distance carrier central office switches calls between the long-distance network and the local exchange central office.

COAXIAL CABLE.................   A large-capacity data transmission medium
                                 consisting of insulated wires grouped together inside an insulated cable. Used for broadband and baseband communications networks and cable
                                 TV; usually free from most external
                                 interferences and capable of high transmission rates over long-distances.

DAVIC.........................   Digital Audio Video Interactive Council. A
                                 European standards-setting committee.

DES...........................   Data Encryption Standard.

DOCSIS........................   Data Over Cable Service Interface
                                 Specification. Cable modem specification set by the MCNS partnership of North American cable operators.

DSL...........................   Digital Subscriber Line. Point-to-point public
                                 network access technologies that allow multiple forms of data, voice and video to be carried over twisted-pair copper wire on the local loop between a network service provider's central office and the customer site at limited distances.

DBS...........................   Direct Broadcast Satellite. A broadband
                                 communications technology that broadcasts digital television programming from satellites directly to dish antennas.

DOWNSTREAM....................   The data path from service provider to
                                 customer.

ETHERNET (10BASET)............   Networking standard for the access method
                                 widely used in LANs for connecting devices by means of copper twisted pair wiring at speeds of 10 Mbps.

FAST ETHERNET (100BASET)......   An extension to the 10BaseT Ethernet network
                                 access method which operates at 100 Mbps.

FEC...........................   Forward Error Correction. A receiver technique
                                 for correcting errors in the received data.

FREQUENCY.....................   The number of identical cycles per second,
                                 measured in hertz, of a periodic oscillation or wave in radio propagation.

GBPS..........................   Gigabits per second. Billion bits per second.

HEADEND.......................   The central distribution point in a cable
                                 television system. Typically serves tens to hundreds of thousands of homes.

HDSL..........................   High Bit Rate Digital Subscriber Line. A
                                 technology that enables high speed transmission of data over copper wires.

HFC...........................   Hybrid Fiber Coax. Upgraded cable plant which
                                 uses a combination of fiber optic cable in the backbone and coaxial cable in the subscriber feeder plant.

IC............................   Integrated Circuit.

IEEE..........................   Institute of Electrical and Electronics
                                 Engineers, Inc.

IETF..........................   Internet Engineering Task Force.

IP............................   Internet Protocol.

ISDN..........................   Integrated Services Digital Network. An
                                 internationally accepted standard for voice, data and signaling that makes all transmission circuits end-to end digital and defines a standard out-of-band signaling system.

KBPS..........................   Kilobits per second. Thousand bits per second.

LAN...........................   Local Area Network. A private data
                                 communications network linking a variety of data services such as computers and printers within an office or home environment.

LOCAL LOOP....................   A term used to describe the copper cables that
                                 connect a customer's phone to the Central
                                 Office.

LMDS..........................   Local Multipoint Distribution Service. A
                                 broadband wireless communications network that uses millimeter wave frequencies around 28 to 38 GHz to transmit video and data to residences over a cellular-like network at distances under a few miles.

MBPS..........................   Megabits per second.

MMDS..........................   Multichannel Multipoint Distribution Service. A
                                 broadband wireless communications network that uses microwave frequencies around 2.5 GHz to transmit video to residences at distances up to tens of miles.

MCNS..........................   Multimedia Cable Network System. Industry
                                 specification that defines the technical requirement for interoperability of high-speed cable modem and headend equipment.

QAM...........................   Quadrature Amplitude Modulation. A digital
                                 modulation technique that allows very efficient transmission of data over media with limited available bandwidth.

QPSK..........................   Quadrature Phase Shift Keying. A digital
                                 modulation technique which is widely employed in direct broadcast satellite transmission systems.

RF............................   Radio Frequency. The range of electro-magnetic
                                 frequencies above the audio range and below visible light.

RF MODULATION.................   The transmission of a signal through a carrier
                                 frequency.

ROUTER........................   A device for interconnecting local area
                                 networks that have dissimilar operating
                                 protocols but which share a common network interconnection protocol. A router receives and transmits data packs between segments in a network or different networks.

SYNCHRONOUS...................   A form of communication transmission with a
                                 direct timing relationship between input and output signals. The transmitter and receiver are in sync and signals sent at a fixed rate.
                                 Information is sent in multibyte packets.

S-CDMA........................   Synchronous Code Division Multiple Access. A
                                 digital spectrum technology that codes signals over the airwaves to accommodate more transmission streams over a single frequency band.

T-1 LINES.....................   Telecommunications lines that operate in North
                                 America at speeds of 1.544 Mbps.

UPSTREAM......................   The data path from the customer to the service
                                 provider.

VLAN..........................   Virtual Local Area Network. The use of a
                                 selected group of computers that are permitted to communicate directly with each other, irrespective of their physical location within a network.

VPN...........................   Virtual Private Network. A public data network
                                 that transports private data reliably, securely and seamlessly to the end user.

XDSL..........................   Other Digital Subscriber Line. Generic
                                 representation of entire family of Digital
                                 Subscriber Line technology spanning data rates from 128 Kbps to 52 Mbps depending on the distance between the central office and the subscriber.

                                  COM21, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Balance Sheets as of December 31, 1997 and 1998.............   F-3
Statements of Operations and Comprehensive Loss for the
  Years Ended December 31, 1996,
  1997 and 1998.............................................   F-4
Statements of Stockholders' Equity for the Years Ended
  December 31, 1996, 1997 and 1998..........................   F-5
Statements of Cash Flows for the Years Ended December 31,
  1996, 1997 and 1998.......................................   F-6
Notes to Financial Statements...............................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Com21, Inc.:

We have audited the accompanying balance sheets of Com21, Inc. as of December 31, 1997 and 1998, and the related statements of operations and comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Com21, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
San Jose, California
January 18, 1999

                                  COM21, INC.

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
                                      ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 17,950    $  7,135
  Short-term investments....................................        --      58,609
  Accounts receivable:
    Trade (net of allowances of $121 and $908 in 1997 and
     1998, respectively)....................................     3,984       3,190
    Related parties.........................................     1,052       1,644
  Inventories...............................................     2,643       5,282
  Prepaid expenses and other................................       430         586
                                                              --------    --------
         Total current assets...............................    26,059      76,446
Property and Equipment -- Net...............................     5,311       6,247
Other Assets................................................       203         255
                                                              --------    --------
         Total Assets.......................................  $ 31,573    $ 82,948
                                                              ========    ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $  2,832    $  4,033
  Accrued compensation and related benefits.................     1,009       1,739
  Deferred revenue (principally related party in 1997)......     1,004         238
  Other current liabilities.................................       481       1,232
  Current portion of capital lease and debt obligations.....     1,210       1,120
                                                              --------    --------
         Total current liabilities..........................     6,536       8,362
Deferred Rent...............................................       246         284
Capital Lease Obligations...................................     1,320         936
Debt Obligations............................................       188          --
                                                              --------    --------
         Total liabilities..................................     8,290       9,582
                                                              --------    --------
Commitments and Contingencies (Notes 6 and 13)
Stockholders' Equity:
  Convertible preferred stock, none authorized, issued and
    outstanding in 1998:
    Series A; $0.001 par value; 1,805,674 shares authorized,
      issued and outstanding; liquidation preference
     $2,853.................................................         2          --
    Series B; $0.001 par value; 250,000 shares authorized,
      issued and outstanding; liquidation preference $500...        --          --
    Series C; $0.001 par value; 166,667 shares authorized,
      issued and outstanding; liquidation preference $500...        --          --
    Series D; $0.001 par value; 1,817,655 shares authorized;
     1,812,500 shares
      issued and outstanding; liquidation preference
     $7,250.................................................         2          --
    Series E; $0.001 par value; 362,500 shares authorized;
     361,908 shares
      issued and outstanding; liquidation preference
     $1,629.................................................        --          --
    Series F; $0.001 par value; 3,125,000 shares authorized;
     2,905,730 shares
      issued and outstanding; liquidation preference
     $23,246................................................         3          --
    Series G; $0.001 par value; 3,000,000 shares authorized;
     2,655,125 shares
      issued and outstanding; liquidation preference
     $23,100................................................         3          --
  Preferred stock, $0.001 par value; none authorized, issued and outstanding in 1997;
    5,000,000 shares authorized and undesignated; none
    issued and outstanding in 1998..........................        --          --
  Common stock, $0.001 par value; shares authorized: 1997,
    35,000,000; 1998,
    40,000,000; shares issued and outstanding: 1997,
    2,772,139; 1998, 18,685,560.............................         3          19
  Additional paid-in capital................................    58,722     122,131
  Deferred stock compensation...............................      (116)        (82)
  Accumulated deficit.......................................   (35,336)    (48,699)
  Accumulated other comprehensive loss......................        --          (3)
                                                              --------    --------
         Total stockholders' equity.........................    23,283      73,366
                                                              --------    --------
         Total Liabilities and Stockholders' Equity.........  $ 31,573    $ 82,948
                                                              ========    ========

                       See Notes to Financial Statements.

                                  COM21, INC.

                STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1996        1997        1998
                                                              --------    --------    --------
Revenues:
  Product ($4,014 and $6,637 in 1997 and 1998,
     respectively,
     from related parties)................................    $     --    $ 15,142    $ 47,121
  License fees -- related party (Note 10).................       1,000         507         993
                                                              --------    --------    --------
          Total revenues..................................       1,000      15,649      48,114
Cost of Product Revenues ($2,024 and $4,113 in 1997 and
  1998,
  respectively, for related parties)......................          --       8,372      29,573
                                                              --------    --------    --------
Gross Profit..............................................       1,000       7,277      18,541
                                                              --------    --------    --------
Operating Expenses:
  Research and development................................      12,395      13,481      19,936
  Sales and marketing.....................................       1,970       5,277      10,273
  General and administrative..............................       1,548       1,782       3,871
                                                              --------    --------    --------
          Total operating expenses........................      15,913      20,540      34,080
                                                              --------    --------    --------
Loss From Operations......................................     (14,913)    (13,263)    (15,539)
                                                              --------    --------    --------
Other Income (Expense):
  Interest and other income...............................         629         679       2,535
  Interest expense........................................        (185)       (396)       (318)
  Other income (expense) -- net...........................           3         (54)        (27)
                                                              --------    --------    --------
          Total other income, net.........................         447         229       2,190
                                                              --------    --------    --------
Loss Before Income Taxes..................................     (14,466)    (13,034)    (13,349)
Income Taxes..............................................           5          21          14
                                                              --------    --------    --------
Net Loss..................................................     (14,471)    (13,055)    (13,363)
Other Comprehensive Loss, Net of Tax:
  Unrealized loss on available-for-sale investments.......          --          --          (3)
                                                              --------    --------    --------
Comprehensive Loss........................................    $(14,471)   $(13,055)   $(13,366)
                                                              ========    ========    ========
Net Loss Per Share, Basic and Diluted.....................    $  (7.64)   $  (6.15)   $  (1.10)
                                                              ========    ========    ========
Shares Used in Computation, Basic and Diluted.............       1,894       2,124      12,150
                                                              ========    ========    ========
Pro Forma Net Loss Per Share, Basic and Diluted (Note
  1)......................................................                            $  (0.83)
                                                                                      --------
Shares Used in Pro Forma Computation, Basic and Diluted
  (Note 1)................................................                              16,062
                                                                                      ========

                       See Notes to Financial Statements.

                                  COM21, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                         CONVERTIBLE                                         DEFERRED                  ACCUMULATED
                                       PREFERRED STOCK        COMMON STOCK      ADDITIONAL    STOCK                       OTHER
                                     -------------------   ------------------    PAID-IN     COMPEN-    ACCUMULATED   COMPREHENSIVE
                                       SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL      SATION      DEFICIT         LOSS
                                     ----------   ------   ---------   ------   ----------   --------   -----------   -------------
Balances, January 1, 1996..........   4,034,841   4$....   1,910,042    $ 2      $ 11,092     $  --      $ (7,810)       $    --
Exercise of stock options..........          --   --...      102,639     --            46        --            --             --
Repurchase of shares...............          --   --...      (14,584)    --            (3)       --            --             --
Sale of Series F convertible
  preferred stock (net of issuance
  costs of $50)....................   2,905,730   3....           --     --        23,193        --            --             --
Net loss...........................          --   --...           --     --            --        --       (14,471)            --
                                     ----------    ----    ---------    ---      --------     -----      --------        -------
Balances, December 31, 1996........   6,940,571   7....    1,998,097      2        34,328        --       (22,281)            --
Exercise of stock options..........          --   --...      774,042      1           529        --            --             --
Exercise of Series E preferred
  warrants.........................  361,908...      --           --     --         1,629        --            --             --
Issuance of Series F preferred
  warrants.........................          --   --...           --     --            72        --            --             --
Sale of Series G convertible
  preferred stock (net of issuance
  costs of $1,069).................   2,655,125   3....           --     --        22,028        --            --             --
Deferred stock compensation........          --   --...           --     --           136      (136)           --             --
Amortization of deferred stock
  compensation.....................          --   --...           --     --            --        20            --             --
Net loss...........................          --   --...           --     --            --        --       (13,055)            --
                                     ----------    ----    ---------    ---      --------     -----      --------        -------
Balances, December 31, 1997........   9,957,604      10    2,772,139      3        58,722      (116)      (35,336)            --
Exercise of stock options..........          --      --      222,187     --           236        --            --             --
Issuance of common stock (net of
  issuance costs of $6,209)........          --      --    5,750,000      6        62,785        --            --             --
Sale of stock under employee stock
  purchase plan....................          --      --       40,403     --           412        --            --             --
Conversion of preferred stock......  (9,957,604)    (10)   9,957,604     10            --        --            --             --
Repurchase of shares...............          --      --      (56,773)    --           (24)       --            --             --
Amortization of deferred stock
  compensation.....................          --      --           --     --            --        34            --             --
Unrealized loss on
  available-for-sale investments...          --      --           --     --            --        --            --             (3)
Net loss...........................          --      --           --     --            --        --       (13,363)            --
                                     ----------    ----    ---------    ---      --------     -----      --------        -------
Balances, December 31, 1998........          --    $ --    18,685,560   $19      $122,131     $ (82)     $(48,699)       $    (3)
                                     ==========    ====    =========    ===      ========     =====      ========        =======


                                         TOTAL
                                     STOCKHOLDERS'
                                        EQUITY
                                     -------------
Balances, January 1, 1996..........    $  3,288
Exercise of stock options..........          46
Repurchase of shares...............          (3)
Sale of Series F convertible
  preferred stock (net of issuance
  costs of $50)....................      23,196
Net loss...........................     (14,471)
                                       --------
Balances, December 31, 1996........      12,056
Exercise of stock options..........         530
Exercise of Series E preferred
  warrants.........................       1,629
Issuance of Series F preferred
  warrants.........................          72
Sale of Series G convertible
  preferred stock (net of issuance
  costs of $1,069).................      22,031
Deferred stock compensation........          --
Amortization of deferred stock
  compensation.....................          20
Net loss...........................     (13,055)
                                       --------
Balances, December 31, 1997........      23,283
Exercise of stock options..........         236
Issuance of common stock (net of
  issuance costs of $6,209)........      62,791
Sale of stock under employee stock
  purchase plan....................         412
Conversion of preferred stock......          --
Repurchase of shares...............         (24)
Amortization of deferred stock
  compensation.....................          34
Unrealized loss on
  available-for-sale investments...          (3)
Net loss...........................     (13,363)
                                       --------
Balances, December 31, 1998........    $ 73,366
                                       ========

                       See Notes to Financial Statements.

                                  COM21, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1996        1997        1998
                                                              --------    --------    --------
Cash Flows From Operating Activities:
  Net loss..................................................  $(14,471)   $(13,055)   $(13,363)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Noncash interest expense (Note 7)......................        --          72          --
     Depreciation and amortization..........................     1,042       2,163       3,517
     Deferred rent..........................................        77         169          38
     Gain on sales and maturities of investments............        --          --        (755)
     Changes in operating assets and liabilities:
       Accounts receivable -- trade.........................        --      (3,984)        794
       Accounts receivable -- related parties...............        --      (1,052)       (592)
       Inventories..........................................        --      (2,643)     (2,639)
       Prepaid expenses and other...........................      (183)       (149)         59
       Other assets.........................................       (68)        (98)        (52)
       Accounts payable.....................................       379       1,612       1,201
       Accrued compensation and related benefits............       518         428         730
       Deferred revenue (principally related party).........     1,000           4        (766)
       Other current liabilities............................        68         388         751
                                                              --------    --------    --------
     Net Cash Used in Operating Activities..................   (11,638)    (16,145)    (11,077)
                                                              --------    --------    --------
Cash Flows From Investing Activities:
  Purchases of property and equipment.......................    (2,345)     (2,085)     (3,744)
  Purchases of investments..................................        --          --    (101,886)
  Proceeds from sales and maturities of investments.........        --          --      44,029
                                                              --------    --------    --------
     Net Cash Used in Investing Activities..................    (2,345)     (2,085)    (61,601)
                                                              --------    --------    --------
Cash Flows From Financing Activities:
  Proceeds from issuance of common stock....................        43         530      63,415
  Proceeds from issuance of preferred stock.................    23,196      23,660          --
  Proceeds from issuance of debt obligations................       250       2,440          --
  Repayments under capital lease obligations................      (232)       (607)     (1,033)
  Repayments on debt obligations............................      (120)     (2,270)       (519)
                                                              --------    --------    --------
     Net Cash Provided by Financing Activities..............    23,137      23,753      61,863
                                                              --------    --------    --------
Net Change in Cash and Cash Equivalents.....................     9,154       5,523     (10,815)
Cash and Cash Equivalents, Beginning of year................     3,273      12,427      17,950
                                                              --------    --------    --------
Cash and Cash Equivalents, End of year......................  $ 12,427    $ 17,950    $  7,135
                                                              ========    ========    ========
Noncash Investing and Financing Activities:
  Property and equipment acquired under capital leases......  $  1,722    $  1,146    $    675
                                                              ========    ========    ========
  Deferred stock compensation...............................  $     --    $    136    $     --
                                                              ========    ========    ========
  Issuance of preferred stock warrants in connection with
     debt obligations.......................................  $     --    $     72    $     --
                                                              ========    ========    ========
  Conversion of preferred stock into common stock...........  $     --    $     --    $     10
                                                              ========    ========    ========
  Unrealized loss on available-for-sale investments.........  $     --    $     --    $      3
                                                              ========    ========    ========
  Issuance of debt obligation for other current assets......  $     --    $     --    $    215
                                                              ========    ========    ========
Supplemental Cash Flow Information:
  Cash paid for income taxes................................  $      5    $     14    $     14
                                                              ========    ========    ========
  Cash paid for interest....................................  $    182    $    324    $    335
                                                              ========    ========    ========

                       See Notes to Financial Statements.

                                  COM21, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

 1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Business -- Com21, Inc. (the "Company") was incorporated in Delaware in June 1992. The Company designs, develops, markets and sells value-added, high-speed communications solutions for the broadband access market. During 1997, the Company exited the development stage for financial reporting purposes as it completed its initial product development activities and commenced shipping product.

     Financial Statements Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include allowances for potentially uncollectible accounts receivable, lower of cost or market inventory valuation reserves, warranty costs, sales returns and a valuation allowance for deferred tax assets. Actual results could differ from those estimates.

     Reclassifications -- Certain prior year amounts in the accompanying financial statements have been reclassified to conform to current year presentation. These reclassifications had no effect on the results of operations or financial position for any year presented.

     Fiscal Period -- Although for presentation purposes the Company has indicated that its year end is December 31, its fiscal year actually ends on the last business day of the year. The Company's fiscal years for 1996, 1997 and 1998 all ended on December 31.

     Cash Equivalents -- The Company considers all highly liquid debt instruments with maturities at the date of purchase of three months or less to be cash equivalents.

     Short-Term Investments -- Short-term investments consist of corporate and government bonds and are stated at fair value based on quoted market prices. Short-term investments are classified as available-for-sale based on the Company's intended use. The difference between amortized cost and fair value representing unrealized holding gains or losses are recorded as a component of stockholders' equity as accumulated other comprehensive loss. Gains and losses on sales of investments are determined on a specific identification basis.

     Inventories -- Inventories consist of networking equipment, modems and sub-assemblies stated at the lower of cost (first-in, first-out method) or market.

     Property and Equipment -- Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Amortization of leasehold improvements and assets recorded under capital lease agreements are computed using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets.

     Long-Lived Assets -- The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     Income Taxes -- The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized.

     Certain Significant Risks and Uncertainties -- Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents are held primarily with one financial institution and consist primarily of commercial paper and cash in bank accounts. The Company's investment policy is to invest in instruments with minimum credit ratings of A-1/P-1 (Short-Term) or AA (Long-Term). The Company sells its products primarily to cable operators in North America and primarily to systems integrators in Europe, Asia and South/Central America, and generally does not require its customers to provide collateral or other security to

                                  COM21, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition. The Company maintains allowances for estimated potential bad debt losses. The recorded carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and debt obligations approximate fair value.

     The Company's customer base is highly concentrated. A relatively small number of customers have accounted for a significant portion of the Company's revenues, and the Company expects that this trend will continue for the foreseeable future. For the years ended December 31, 1996, 1997 and 1998, the top five customers comprised 100%, 65% and 66%, respectively, of the Company's total revenues.

     The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations or cash flows: advances and trends in new technologies and industry standards; competitive pressures in the form of new products or price reductions on current products; changes in product mix; changes in the overall demand for products offered by the Company; changes in third-party manufacturers; changes in key suppliers; changes in certain strategic relationships or customer relationships; litigation or claims against the Company based on intellectual property (Note 13), patent, product, regulatory or other factors; risk associated with changes in domestic and international economic and/or political conditions or regulations; availability of necessary components; risks associated with Year 2000 compliance; and the Company's ability to attract and retain employees necessary to support its growth.

     Revenue Recognition -- The Company recognizes product revenue upon shipment. Estimated sales returns and warranty costs, based on historical experience by product, are recorded at the time the product revenue is recognized. Installation and training revenue are recognized as services are provided.

     In 1998, the Company adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Revenue for software licenses is recognized upon delivery provided that collection is probable. Software support and maintenance revenue are deferred and amortized over the maintenance period on a straight-line basis. Adoption of this statement did not have a material impact on the Company's financial position, results of operations and cash flows.

     Software Development Costs -- Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time certain development costs required to attain general production release would be capitalized. To date, the Company's software development has essentially been completed concurrent with the establishment of technological feasibility, and accordingly, no costs have been capitalized.

     Stock-Based Compensation -- The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees."

     Comprehensive Loss -- In 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in net assets during the period from nonowner sources. Statements of comprehensive loss for the years ended December 31, 1996, 1997 and 1998 have been included with the statements of operations.

     Net Loss Per Share -- In 1997, the Company adopted SFAS No. 128, "Earnings Per Share" which requires a dual presentation of basic and diluted earnings per share ("EPS"). Basic EPS excludes dilution and is computed by dividing net income attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other

                                  COM21, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

contracts to issue common stock (convertible preferred stock, warrants to purchase convertible preferred stock and common stock options and warrants using the treasury stock method) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded in net loss periods as their effect would be antidilutive. EPS for all periods have been computed in accordance with SFAS No. 128.

     Pro Forma Net Loss Per Share -- Pro forma net loss per share, basic and diluted, is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period and the weighted average number of shares resulting from the assumed conversion of outstanding shares of convertible preferred stock.

     Geographic Operating Information -- In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company operates in one reportable segment (Note 12).

     Recently Issued Accounting Standard -- In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending December 31, 2000. Management believes that this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

 2. SHORT-TERM INVESTMENTS

     The fair value and the amortized cost of available-for-sale securities at December 31, 1998 are presented in the table below (in thousands):

                                                          UNREALIZED
                                            AMORTIZED    HOLDING GAINS
                                              COST       AND (LOSSES)     FAIR VALUE
                                            ---------    -------------    ----------
Corporate Bonds...........................   $30,803         $  7          $30,810
Government Bonds..........................    27,809          (10)          27,799
                                             -------         ----          -------
Total.....................................   $58,612         $ (3)         $58,609
                                             =======         ====          =======

     Fair values are based on quoted market prices obtained from an independent broker. Available-for-sale securities are classified as current assets and all maturities are within one year.

 3. INVENTORIES

     Inventories consist of:

                                                             DECEMBER 31,
                                                     ----------------------------
                                                         1997             1998
                                                     ------------      ----------
                                                            (IN THOUSANDS)
Raw materials and sub-assemblies...................     $  633           $  142
Work-in-process....................................        980            1,361
Finished goods.....................................      1,030            3,779
                                                        ------           ------
Total..............................................     $2,643           $5,282
                                                        ======           ======

                                  COM21, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

 4. PROPERTY AND EQUIPMENT

     Property and equipment consists of:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1997       1998
                                                           -------    -------
                                                             (IN THOUSANDS)
Equipment under capital lease............................  $ 3,367    $ 3,711
Computer equipment and software..........................    2,904      4,604
Production equipment.....................................    1,931      3,905
Leasehold improvements...................................      208        393
Furniture and fixtures...................................      189        302
                                                           -------    -------
                                                             8,599     12,915
Accumulated depreciation and amortization................   (3,288)    (6,668)
                                                           -------    -------
                                                           $ 5,311    $ 6,247
                                                           =======    =======

     Accumulated amortization on capital leases as of December 31, 1997 and 1998 was approximately $1,167,000 and $2,265,000, respectively.

 5. DEBT OBLIGATIONS

     Debt obligations consist of the following:

                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1998
                                                              -----    -----
                                                              (IN THOUSANDS)
Unsecured borrowings due July 1, 1998.......................  $  84    $  --
Unsecured borrowings due October 1, 1998....................    119       --
Unsecured borrowings due August 1, 1999.....................    257      168
Unsecured borrowings due November 1, 1999...................     81       45
Note payable due February 4, 1999...........................     --       24
                                                              -----    -----
                                                                541      237
Current portion.............................................   (353)    (237)
                                                              -----    -----
Long-term portion...........................................  $ 188    $  --
                                                              =====    =====

  Notes Payable

     The unsecured borrowings were obtained from notes payable issued to a financing company for the purchase of computer software and equipment. Borrowings bear interest at an effective interest rate of 16.94% per annum and are payable in monthly installments with the remaining unpaid principal and interest due upon the maturity date. There are no debt covenants associated with the notes payable.

     In consideration for the unsecured borrowings due on October 1, 1998 and August 1, 1999 the Company issued the financing company warrants to purchase 4,688 and 2,125 shares of Series F convertible preferred stock, respectively, at a price of $8.00 per share. The fair values of the warrants were insignificant (Note 7).

     In June 1998, the Company issued a note payable for $215,000 to a financing company for the payment of its directors' and officers' insurance premiums for which the Company is the beneficiary. Borrowings bear interest at an effective interest rate of 7.30% per annum and are payable in equal monthly installments (principal and interest) through February 4, 1999.

                                  COM21, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

  Revolving Line of Credit

     In May 1997, the Company entered into a revolving line of credit arrangement for working capital purposes. Under the arrangement, the Company may borrow up to the lesser of $5,000,000 or 80% of the Company's eligible domestic and foreign accounts receivable. Borrowings bear interest at the LIBOR rate (5.10% at December 31, 1998) plus 4.875% per annum. The arrangement automatically renews for successive one-year periods until terminated at the option of either party. Dividends may not be declared by the Company without the lender's prior consent. As of December 31, 1998, no amounts were outstanding under the arrangement.

     Concurrent with executing the revolving line of credit arrangement, the Company borrowed an additional $2,000,000 on a note which was repaid in full in 1997.

     In consideration for these financing arrangements, the Company issued warrants to purchase 25,000 shares of Series F convertible preferred stock at a price of $8.00 per share (Note 7). As described in Note 7, the fair value of such warrants was $72,000 which was recorded as additional interest expense in the accompanying statement of operations and comprehensive loss for 1997.

 6. COMMITMENTS

     The Company leases its facilities and certain equipment under noncancelable capital and operating leases. Future minimum lease payments under the Company's capital and operating leases and the present value of minimum lease payments under capital leases as of December 31, 1998 are as follows:

                   YEAR ENDING                     CAPITAL    OPERATING
                  DECEMBER 31,                     LEASES      LEASES
                  ------------                     -------    ---------
                                                      (IN THOUSANDS)
  1999...........................................  $1,055      $1,464
  2000...........................................     655       1,453
  2001...........................................     349         853
  2002...........................................       9         866
  2003...........................................      --         892
Thereafter.......................................      --         303
                                                   ------      ------
Future minimum lease payments....................   2,068      $5,831
                                                               ======
Amounts representing interest (12%)..............    (249)
                                                   ------
Present value of future minimum lease payments...  $1,819
                                                   ======

     In consideration for providing capital lease financing in 1996, the Company issued warrants to purchase 2,505 shares and 6,814 shares of Series F convertible preferred stock at a price of $8.00 per share to two financing companies. The fair values of the warrants were insignificant (Note 7).

     Rent expense incurred under the operating leases was approximately $501,000, $843,000 and $867,000 for the years ended December 31, 1996, 1997 and
1998, respectively. Rent expense under the facilities lease is recognized on a straight-line basis over the term of the lease. The difference between the amounts paid and the amounts expensed is classified as deferred rent in the accompanying balance sheets.

     In 1998, the Company entered into product development and license agreements whereby third parties will develop certain technology deliverable in 1999 for an aggregate of $970,000.

     As of December 31, 1998, the Company has aggregate purchase obligations of approximately $15,200,000 in connection with supply and manufacturing agreements.

                                  COM21, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

 7. STOCKHOLDERS' EQUITY

  Stock Split

     On May 13, 1998, the Company effected a one-for-two reverse split of the outstanding shares of common and convertible preferred stock. All share and per share amounts in these financial statements have been adjusted to give effect to the reverse stock split.

  Initial Public Offering

     In May 1998, the Company completed its initial public offering of 5,750,000 shares (which includes the full exercise of the underwriters' overallotment of 750,000 shares) which generated net proceeds to the Company of $62,791,000.

  Authorized Shares

     On March 10, 1998, the Board of Directors adopted a change in the authorized number of shares of the common and undesignated preferred stock to 40,000,000 and 5,000,000, respectively.

  Convertible Preferred Stock

     On April 22, 1998, holders of more than 50% of the Series D, E, F and G convertible preferred stock, voting as a single class, consented to the automatic conversion of all outstanding shares of Series D, E, F and G convertible preferred stock into common stock upon the completion of the initial public offering regardless of the offering price per share. Upon completion of the Company's initial public offering in May 1998, all shares of Series A, B, and C convertible preferred stock were converted to common stock in accordance with their existing terms and all shares of Series D, E, F and G convertible preferred stock were converted to common stock in accordance with the stockholders' consent. All shares were converted on a one-to-one basis.

  Common Stock Warrants

     Prior to the Company's initial public offering in May 1998, the Company issued warrants to purchase shares of various series of convertible preferred stock. Upon completion of the Company's initial public offering, the outstanding warrants to purchase 46,286 shares of convertible preferred stock were automatically converted into warrants to purchase 46,286 shares of common stock at the same exercise prices. All such warrants were outstanding at December 31, 1997 and 1998 and were comprised of the following:

     - During 1995, in consideration of capital lease financing provided by a financing company, the Company issued warrants to purchase 5,154 shares of Series D convertible preferred stock at a price of $5.82 per share. The warrants expire in December 2005.

     - During 1996, in consideration of debt and capital lease financing provided by two financing companies, the Company issued warrants to purchase 14,007 shares of Series F convertible preferred stock at a price of $8.00 per share. The warrants expire in 2006.

     - During 1997, in consideration of financing arrangements provided, the Company issued warrants to purchase 27,125 shares of Series F convertible preferred stock at a price of $8.00 per share. The warrants expire in May 2002 (25,000 warrants) and February 2007 (2,125 warrants).

     The fair value of the warrants issued in 1995 and 1996, in connection with debt financing, were insignificant. The fair value of the warrants issued in 1997, in connection with debt financing, was approximately $72,000. Accordingly, the fair value was recognized as additional interest expense in the accompanying statement of operations and comprehensive loss for 1997.

                                  COM21, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

  Common Stock

     At December 31, 1997 and 1998, the Company had the right to repurchase 320,311 and 139,640 shares of common stock outstanding, respectively. The number of shares subject to repurchase is reduced over a two- to four-year vesting period. The Company has the right to repurchase these shares at the original issuance price.

  Net Loss Per Share

     The following is a reconciliation of the numerators and denominators of the basic and diluted net loss per share computations (in thousands, except per share amounts):

                                                     YEARS ENDED DECEMBER 31,
                                                  ------------------------------
                                                    1996       1997       1998
                                                  --------   --------   --------
Net Loss (Numerator):
  Net loss, basic and diluted...................  $(14,471)  $(13,055)  $(13,363)
                                                  --------   --------   --------
Shares (Denominator):
  Weighted average common shares outstanding....     1,910      2,244     12,377
  Weighted average common shares outstanding
     subject to repurchase......................       (16)      (120)      (227)
                                                  --------   --------   --------
  Shares used in computation, basic and
     diluted....................................     1,894      2,124     12,150
                                                  --------   --------   --------
Net Loss Per Share, Basic and Diluted...........  $  (7.64)  $  (6.15)  $  (1.10)
                                                  ========   ========   ========

     During 1996, 1997 and 1998, the Company had securities outstanding which could potentially dilute basic EPS in the future, but were excluded in the computation of diluted EPS in such periods, as their effect would have been antidilutive due to the net loss reported in such periods. Such outstanding securities consist of the following at December 31, 1998: warrants to purchase 46,286 shares of common stock; 139,640 outstanding shares of common stock subject to repurchase; and options to purchase 2,369,341 shares of common stock.

  Equity Plans

     Under the Company's 1995 Stock Option Plan (the "1995 Plan"), as restated and amended in January 1998, the Company may grant options to purchase up to 3,000,000 shares of common stock to employees, directors and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of fair market value at the date of grant for nonstatutory stock options. These options generally expire ten years from the date of grant and are immediately exercisable. The Company has a right of repurchase (at the option exercise price) of common stock issued from option exercises for unvested shares. The right of repurchase generally expires 25% after the first 12 months from the date of grant and then ratably over a 36-month period.

     In 1998, the Company adopted the 1998 Stock Incentive Plan (the "1998 Stock Plan") and the 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan").

     The 1998 Stock Plan serves as the successor equity incentive program to the Company's 1995 Plan. Options outstanding under the 1995 Plan on April 1, 1998 (2,023,510 shares) were incorporated into the 1998 Stock Plan. Such incorporated options continue to be governed by their existing terms. In addition, the share reserve was increased by 500,000 shares and could be increased up to an additional 271,570 shares for repurchases of unvested common shares issued under the 1995 Plan. As of December 31, 1998, 16,732 shares of such unvested common shares were repurchased and added to the share reserve. Under the 1998 Stock Plan, the Company is authorized to issue shares of common stock to employees, directors and consultants under five separate programs: Discretionary Option, Stock Issuance, Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant. The number of shares reserved for issuance under the 1998 Stock Plan automatically increases at the beginning of each calendar year, beginning in 1999, by an amount equal to 5% of the total number of shares of common stock outstanding at the end of the preceding year (934,278 shares on January 4, 1999). The

                                  COM21, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

Discretionary Option Program of the 1998 Stock Plan provides for the grant of options under terms comparable to those provided on options granted under the 1995 Plan except that all options are to be granted at a price not less than fair market value on the date of grant.

     Stock option activity under the Plans was as follows:

                                                                 OUTSTANDING OPTIONS
                                              SHARES       -------------------------------
                                             AVAILABLE       NUMBER       WEIGHTED AVERAGE
                                             FOR GRANT      OF SHARES      EXERCISE PRICE
                                            -----------    -----------    ----------------
Balances, January 1, 1996 (3,130 vested at
  a weighted average price of $0.40 per
  share)..................................      158,750        566,250         $0.39
Reserved..................................    1,000,000             --            --
Granted (weighted average fair value of
  $0.16 per share)........................   (1,171,315)     1,171,315          0.58
Canceled..................................       44,698        (44,697)         0.62
Exercised.................................           --       (102,639)         0.45
                                            -----------    -----------
Balances, December 31, 1996 (205,706
  vested at a weighted average price of
  $0.44 per share)........................       32,133      1,590,229          0.52
Reserved..................................      500,000             --            --
Granted (weighted average fair value of
  $1.29 per share)........................     (587,990)       587,990          3.66
Canceled..................................       75,266        (75,266)         0.64
Exercised.................................           --       (774,042)         0.68
                                            -----------    -----------
Balances, December 31, 1997 (286,130
  vested at a weighted average price of
  $0.57 per share)........................       19,409      1,328,911          1.80
Reserved..................................    1,266,732             --            --
Granted (weighted average fair value of
  $5.45 per share)........................   (1,368,615)     1,368,615         11.59
Canceled..................................      105,998       (105,998)         4.05
Exercised.................................           --       (222,187)         1.06
                                            -----------    -----------
Balances, December 31, 1998...............       23,524      2,369,341          7.42
                                            ===========    ===========

     Additional information regarding options outstanding at December 31, 1998 is as follows:

                        OPTIONS OUTSTANDING              VESTED OPTIONS
               -------------------------------------   -------------------
                               WEIGHTED
                               AVERAGE      WEIGHTED              WEIGHTED
  RANGE OF                    REMAINING     AVERAGE               AVERAGE
  EXERCISE       NUMBER      CONTRACTUAL    EXERCISE    NUMBER    EXERCISE
   PRICES      OUTSTANDING   LIFE (YEARS)    PRICE      VESTED     PRICE
------------   -----------   ------------   --------   --------   --------
$0.20-$ 0.40      464,855        7.0         $ 0.40     275,821    $0.40
$0.80-$ 0.88      310,999        7.9           0.81     118,333     0.81
$3.30-$ 7.10      457,869        8.9           6.46      66,637     6.33
$9.00-$24.25    1,135,618        9.5          12.49       3,716     9.00
               ----------                              --------
$0.20-$24.25    2,369,341        8.7           7.42     464,507     1.42
               ==========                              ========

     Under the 1998 Purchase Plan, eligible employees are allowed to have salary withholdings of up to 10% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. The initial purchase period commenced upon the initial public offering of the Company's common stock in May 1998. In 1998, 40,403 shares were purchased by and distributed to employees at a price of $10.20 per share. At December 31, 1998, $211,000 had

                                  COM21, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

been contributed by employees that will be used to purchase shares in 1999 at a price determined under the terms of the 1998 Purchase Plan. At December 31, 1998, the Company had 209,597 shares of its common stock reserved for future issuance under this plan.

  Deferred Stock Compensation

     As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25. Accordingly, the Company recorded deferred compensation expense equal to the difference between the grant price and deemed fair value of the Company's common stock for options granted prior to December 31, 1997. Such deferred compensation expense aggregated $136,000 and is being amortized to expense over the four-year vesting period of the options.

  Additional Stock Plan Information

     Since the Company continues to account for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) and earnings (loss) per share had the Company adopted the fair value method as of the beginning of 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's fair value calculations on stock-based awards under the 1995 and 1998 Stock Plans were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 5 years from the date of grant in 1996 and 1997 and 4.5 years from the date of grant in 1998; stock volatility, 0% in 1996 and 1997 and 50% in 1998; risk-free interest rate, 6.75% in 1996 and 1997 and 5.0% in 1998; and no dividends during the expected term. The Company's calculations are based on a single option award valuation approach, and forfeitures are recognized as they occur. The Company's fair value calculations on stock-based awards under the 1998 Purchase Plan were also made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, six months; stock volatility, 50%; risk free interest rate, 5.0%; and no dividends during the expected term. If the computed fair values of the 1996, 1997 and 1998 awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been approximately $(14,522,000) ($(7.67) per share, basic and diluted) in 1996, $(13,153,000) ($(6.19) per share, basic and diluted) in 1997 and $(14,454,000)
($(1.19) per share, basic and diluted) in 1998.

 8. INCOME TAXES

     Income tax expense for the years ended December 31, 1996, 1997 and 1998 consisted solely of state franchise taxes.

                                  COM21, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

     The components of deferred income tax assets are as follows:

                                                     DECEMBER 31,
                                                 --------------------
                                                   1997        1998
                                                 --------    --------
                                                    (IN THOUSANDS)
Deferred tax assets:
  Accruals and reserves not currently
     deductible................................  $    827    $  1,868
  Capitalized start-up costs...................       765         472
  Capitalized research and development costs...       890       1,864
  Net operating loss carryforwards.............    11,272      14,325
  Tax credit carryforwards.....................     2,998       4,437
  Depreciation.................................       500       1,206
                                                 --------    --------
Total gross deferred tax assets................    17,252      24,172
Valuation allowance............................   (17,252)    (24,172)
                                                 --------    --------
Total deferred tax assets......................  $     --    $     --
                                                 ========    ========

     The net change in the total valuation allowance for the year ended December 31, 1998 was a net increase of $6,920,000. The increase in the valuation allowance was primarily a result of increased net operating loss and tax credit carryforwards increased accruals and reserves not currently deductible and capitalized research and development costs generated in 1998 which the Company provided a full valuation allowance against based on the Company's evaluation of the likelihood of realization of future tax benefits resulting from the deferred tax assets.

     As of December 31, 1998, the Company had available for carryforward net operating losses for federal and state income tax purposes of approximately $37,825,000 and $19,305,000, respectively. Net operating losses of $564,000 for federal and state tax purposes attributable to the tax benefit relating to the exercise of nonqualified stock options and disqualifying dispositions of incentive stock options are excluded from the components of deferred income tax assets. The tax benefit associated with this net operating loss will be recorded as an adjustment to stockholders' equity when the Company generates taxable income. Federal net operating loss carryforwards will expire if not utilized beginning in the years 2009 through 2018. State net operating loss carryforwards will expire if not utilized beginning in the years 1999 through 2003.

     As of December 31, 1998, the Company had available for carryforward research and experimental tax credits for federal and state income tax purposes of approximately $2,621,000 and $1,509,000, respectively. Federal research and experimentation tax credit carryforwards expire from 2009 through 2018. The Company also had approximately $307,000 in California manufacturers investment credits.

     Current Federal and California tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize net operating loss and tax credit carryforwards may be limited as a result of such "ownership change" as defined. Such a limitation could result in the expiration of carryforwards before they are utilized.

 9. MAJOR CUSTOMERS

     Revenues for 1996 resulted from license fee revenue from one preferred stockholder.

     As of December 31, 1997, one unaffiliated customer and one preferred stockholder represented 24% and 14%, respectively, of total accounts receivable. Sales to these customers in 1997 represented 21% and 12% of total 1997 revenues, respectively. In addition, 1997 sales to another preferred stockholder represented 16% of total 1997 revenues.

                                  COM21, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

     As of December 31, 1998, three unaffiliated customers represented 15%, 10%, and 10% of total accounts receivable, and one stockholder represented 34% of total accounts receivable. Sales to this stockholder represented 14% of total 1998 revenues. In addition, sales to two other unaffiliated customers represented 24% and 15% of total 1998 revenues.

 10. RELATED PARTY TRANSACTIONS

     In March 1996, a preferred stockholder entered into a five-year licensing agreement with the Company to license certain technology on a nonexclusive basis. Under the terms of this agreement: (i) the Company received a nonrefundable license fee of $1,000,000 in 1996 (which accounted for all of 1996 revenues), and (ii) if the Company met certain conditions in 1997, it would be entitled to an additional $500,000 of nonrefundable license fees. In March 1997, the Company met such conditions and received additional nonrefundable license fees of $500,000 from this preferred stockholder. Such license fees were recognized as revenue in 1997. In addition, the Company also received prepaid royalties pursuant to the licensing agreement of $1,000,000 in 1997. Upon shipment of product incorporating the Company's technology, $7,000 was recognized as license fee revenue in 1997; and the remaining $993,000 was recognized in 1998 as license fee revenue at the expiration of the royalty period on December 31, 1998. In April 1998, this preferred stockholder sold its entire interest in the Company to three other existing preferred stockholders.

     In 1996, the Company paid a director $22,000 in consulting fees.

     For the year ended December 31, 1997, total revenues included sales to three preferred stockholders of approximately $2,509,000, $1,889,000 and $123,000 (with related cost of revenues of approximately $999,000, $951,000 and $74,000, respectively). As of December 31, 1997, accounts receivable included amounts due from the same three preferred stockholders of approximately $364,000, $688,000, and $0, respectively.

     For the year ended December 31, 1998, total revenues included sales to two stockholders of approximately $6,600,000 and $1,030,000 (with related cost of revenues of approximately $4,098,000 and $15,000 respectively). As of December 31, 1998, accounts receivable included amounts due from one stockholder of approximately $1,644,000.

11. EMPLOYEE BENEFIT PLAN

     In 1995, the Company adopted a defined contribution retirement plan (the "Retirement Plan"), which has been determined by the Internal Revenue Service to be qualified under Section 401(k) of the Internal Revenue Code of 1986. The Retirement Plan covers essentially all full-time employees. Eligible employees may make voluntary contributions to the Retirement Plan up to 15% of their annual compensation. The Company has not made any employer contributions to the Retirement Plan.

12. GEOGRAPHIC OPERATING INFORMATION

     The Company operates in one reportable segment: the design, development, marketing, and sales of value-added, high-speed communications solutions for the broadband access market, and follows the requirements of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." For the year ended December 31, 1998, the Company recorded revenue from customers throughout the United States and Canada; Switzerland, Germany, the U.K., The Netherlands, France, Spain, Denmark, Norway, Sweden, Finland, Belgium, Czech Republic, Turkey (collectively referred to as "Europe"); Japan, China, Thailand, Taiwan, Indonesia (collectively referred to as "Other Asia"), Hong Kong; Argentina, Chile, Panama, Venezuela, Colombia (collectively referred to as "Other South/Central America"), Brazil; and Australia/New Zealand. The following

                                  COM21, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

presents total revenues for the years ended December 31, 1996, 1997 and 1998 and long-lived assets as of December 31, 1997 and 1998 by geographic territory (in thousands):

                                                         1997                   1998
                                                  -------------------    -------------------
                                        1996                   LONG-                  LONG-
                                        TOTAL       TOTAL      LIVED       TOTAL      LIVED
                                      REVENUES*   REVENUES*    ASSETS    REVENUES*    ASSETS
                                      ---------   ---------    ------    ---------    ------
United States.....................     $ 1,000     $ 5,589     $5,157     $23,032     $6,188
Canada............................          --         161        357       1,332        314
Europe............................          --       4,672         --      12,521         --
Hong Kong.........................          --         130         --         255         --
Other Asia........................          --       1,597         --       1,624         --
Brazil............................          --         106         --         490         --
Other South/Central America.......          --         565         --       1,537         --
Australia/New Zealand.............          --       2,829         --       7,323         --
                                       -------     -------     ------     -------     ------
Total.............................     $ 1,000     $15,649     $5,514     $48,114     $6,502
                                       =======     =======     ======     =======     ======

---------------

 * Net revenues are attributed to countries based on invoicing location of customer.

13. LITIGATION

     In January 1998, Hybrid Networks, Inc. filed an action against the Company, accusing the Company of infringing certain of their patents. The Company settled this matter in January 1999 through a patent cross-license agreement that has no material adverse effect on the Company's financial position, results of operations or cash flows.

                            DESCRIPTION FOR PAGE 33

An illustration entitled "ComUNITY Access System" depicts the products of the Com21 cable modem system. A small cloud in the center of the page labeled "cable infrastructure" is surrounded by arrows that branch out in different directions indicating market segments and are of different widths in order to differentiate the various levels of service enabled by the Company's modems. The arrows connect the cable infrastructure cloud to illustrations typifying the various market segments, including a house labeled "Telecommuter" next to an illustration of a ComPORT cable modem labeled "ComPORT"; an office building labeled "SOHO" next to an illustration of a ComPORT cable modem labeled "Cable Return"; a house labeled "Residential" next to an illustration of a ComPORT cable modem labeled "ComPORT"; a house labeled "Telephone Return" next to an unlabeled illustration of a ComPORT cable modem. The cable infrastructure cloud connects through an illustration of a Return Path Multiplexer labeled "RPM" to an illustration of a ComCONTROLLER labeled "ComCONTROLLER" which is connected to an illustration of a computer labeled "NMAPS" and to an office building labeled "Corporate Office" through a line labeled "Virtual Private Network". The illustration of the ComCONTROLLER connects to a sphere labeled "Internet". The illustration of the house labeled "Telephone Return" includes an illustration of a modem labeled "Telephone Modem" which connects to the sphere labeled "Internet" through a line over telephone poles labeled "Public Switched Telephone Network".

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC Registration Fee........................................  $ 27,038
NASD Filing Fee.............................................    10,226
Nasdaq National Market Listing Fee..........................    17,500
Printing and Engraving Expenses.............................   165,000
Legal Fees and Expenses of the Company......................   100,000
Accounting Fees and Expenses................................   160,000
Blue Sky Fees and Expenses..................................     5,000
Transfer Agent Fees.........................................    10,000
Miscellaneous...............................................   105,236
                                                              --------
          Total.............................................   600,000
                                                              ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Company's Certificate of Incorporation provides that, subject to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Company has entered into indemnification agreements with its officers and directors, a form of which is filed as Exhibit 10.8 to this Registration Statement (the "Indemnification Agreements"). The Indemnification Agreements provide the Company's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section 6 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Company against certain liabilities, and Section 13 of the Amended and Restated Registration Rights Agreement contained in Exhibit 4.2 hereto, indemnifying certain of the Company's stockholders, including controlling stockholders, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since January 1, 1995, the Company has issued and sold the following securities:

      1. The Company issued and sold 916,366 shares of its Common Stock to employees and consultants for an aggregate purchase price of $644,154 pursuant to the exercise of options under its 1995 Stock Option Plan (Exhibit 10.5).

      2. On May 2, 1995, the Company issued 166,667 shares of its Series C Preferred Stock upon exercise of certain warrants, for an aggregate exercise price of $500,000 to several investors.

      3. On May 1, 1995, the Company issued and sold an aggregate of 1,812,500 shares of its Series D Preferred Stock and Warrants to purchase an aggregate of 362,500 shares of its Series E Preferred Stock for an aggregate purchase price of $7,250,000 to several investors.

      4. On December 11, 1995, in connection with an equipment leasing transaction, the Company issued Warrants to purchase 5,154 shares of its Series D Preferred Stock, at an exercise price of $5.82 per share, to Comdisco, Inc.

      5. During the period from September 4, 1997 to November 1, 1997, the Company issued 361,908 shares of its Series E Preferred Stock upon the exercise of certain warrants, at an aggregate purchase price of $1,628,586 to several investors.

      6. On April 4, 1996, April 22, 1996, May 7, 1996, June 28, 1996, and July
         11, 1996, the Company issued and sold an aggregate of 2,905,730 shares of its Series F Preferred Stock for an aggregate purchase price of $23,245,840 to several investors.

      7. During the period from April 11, 1996 to May 5, 1997, in connection with an equipment leasing transaction, the Company issued Warrants to purchase 9,318 shares of its Series F Preferred Stock, at an exercise price of $8.00 per share, to Comdisco, Inc.

      8. On August 30, 1996, in connection with an office equipment lease, the Company issued Warrants to purchase 6,814 shares of its Series F Preferred Stock, at an exercise price of $8.00 per share, to Lindsay-Ferrari.

      9. On May 30, 1997, in connection with a credit agreement, the Company issued Warrants to purchase 25,000 shares of its Series F Preferred Stock, at an aggregate exercise price of $8.00 per share, to GreyRock Business Credit, a division of NationsCredit Commercial Corporation.

     10. On July 22, 1997, August 11, 1997 and September 12, 1997, the Company issued and sold an aggregate of 2,655,125 shares of its Series G Preferred Stock for an aggregate purchase price of $23,099,587 to several investors. Deutsche Morgan Grenfell Inc. acted as the placement agent for this transaction and in connection with that placement received cash compensation.

     The issuances described in paragraph 1 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The issuances of the securities described in paragraphs 2 through 10 were deemed to be exempt from registration under the Act in reliance on Section 4(2) of the Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

     The exhibits and schedule listed in the Exhibit Index and Schedule are filed as part of this Registration Statement.

     (a) Exhibits


     NUMBER                            EXHIBIT TITLE
     ------                            -------------
     1.1*       Form of Underwriting Agreement among the Registrant, Credit
                Suisse First Boston and Dain Rauscher Wessels, a division of
                Dain Rauscher Incorporated.
     3.1(1)     Registrant's Amended and Restated Certificate of
                Incorporation.
     3.2(1)     Registrant's Amended and Restated Bylaws.
     4.1(1)     Form of Registrant's Specimen Common Stock Certificate.
     4.2(1)     Amended and Restated Information and Registration Rights
                Agreement, among the Registrant and the investors and
                founders named therein, dated July 22, 1997.
     5.1**      Legal Opinion of Brobeck, Phleger & Harrison LLP, counsel
                for the Registrant.
    10.1(1)     Lease Agreement between the Company, John Arrillaga and
                Richard T. Peery, dated May 10, 1996.
    10.2+(1)    Technology License and Reseller Agreement between the
                Company and 3Com Corporation, dated March 22, 1996.
    10.3+(1)    Reseller Agreement between the Company and 3Com Corporation, dated July 30, 1997.
    10.4+(1)    Hardware and Software Technology License Agreement between the Company, Advanced Telecommunications Modules, Limited
                and Advanced Telecommunications Modules, Inc., dated
                February 1, 1996.
    10.5(1)     Registrant's 1995 Stock Option Plan.
    10.6(1)     Registrant's 1998 Stock Incentive Plan.
    10.7(1)     Registrant's 1998 Employee Stock Purchase Plan.
    10.8(1)     Form of Indemnity Agreement entered into by Registrant with each of its executive officers and directors.
    10.9(1)     Loan and Security Agreement between Registrant and Greyrock
                Business Credit, dated May 30, 1997.
    10.10+(1)   International OEM Agreement between the Company, Advanced
                Telecommunications Modules, Inc. and Advanced
                Telecommunications Modules, Limited, dated March 7, 1996.
    10.11+(1)   Agreement for Manufacturing Services between the Company and
                Celestica, Inc., dated October 25, 1996.
    10.12+(1)   Wind River Systems, Inc. VxWorks License Agreement.
    10.13+(1)   Purchase and License Agreement by and between the Company
                and Siemens AG, dated December 2, 1997.
    10.14+(1)   Distribution Agreement by and between the Company and
                Philips Public Telecommunication Systems, dated November 26,
                1997.
    16.1(1)     Letter from KPMG Peat Marwick LLP regarding Change in
                Certifying Accountant.
    23.1**      Independent Auditors' Consent and Report on Schedule.
    23.2        Consent of Counsel (see Exhibit 5.1).
    24.1**      Power of Attorney.
    27.1        Financial Data Schedule.


---------------

 *  To be filed by amendment.

 ** Previously filed.

 + Confidential treatment has been granted or requested as to a portion of this Agreement.
(1) Incorporated by reference to the identically numbered exhibits filed with the Registrant's Registration Statement on Form S-1 (File No. 333-48107) declared effective on May 18, 1998.

(b) Schedules
    Schedule II -- Valuation and Qualifying Accounts and Reserves

ITEM 17. UNDERTAKINGS

     The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Company, Indemnification Agreements entered into between the Company and its officers and directors, the Underwriting Agreement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  COM21, INC.

          SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

                                                               ADDITIONS
                                                 BALANCE       CHARGED TO                  BALANCE AT
                                               AT BEGINNING    COSTS AND                     END OF
                                                OF PERIOD       EXPENSES     DEDUCTIONS      PERIOD
                                               ------------    ----------    ----------    ----------
1996
  Accounts Receivable Allowances.............      $ --           $ --          $ --          $ --
  Warranty Reserve...........................      $ --           $ --          $ --          $ --
1997
  Accounts Receivable Allowances.............      $ --           $121          $ --          $121
  Warranty Reserve...........................      $ --           $ 56          $(12)         $ 44
1998
  Accounts Receivable Allowances.............      $121           $787          $ --          $908
  Warranty Reserve...........................      $ 44           $321          $(66)         $299

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 22nd day of January, 1999.


                                          COM21, INC.


                                          By:      /s/ DAVID L. ROBERTSON

                                            ------------------------------------

                                                     David L. Robertson


                                               Vice President, Finance, Chief
                                               Financial Officer and Secretary



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                       SIGNATURE                                     TITLE                    DATE
                       ---------                                     -----                    ----

                           *                              President, Chief Executive    January 22, 1999
--------------------------------------------------------  Officer (Principal Executive
                    Peter D. Fenner                       Officer and Director)

                 /s/ DAVID L. ROBERTSON                   Vice President, Finance,      January 22, 1999
--------------------------------------------------------  Chief Financial Officer
                   David L. Robertson                     (Principal Financial and
                                                          Accounting Officer) and
                                                          Secretary

                           *                              Director                      January 22, 1999
--------------------------------------------------------
                       Paul Baran

                           *                              Director                      January 22, 1999
--------------------------------------------------------
                     Robert A. Hoff

                           *                              Director                      January 22, 1999
--------------------------------------------------------
                  C. Richard Kramlich

                           *                              Director                      January 22, 1999
--------------------------------------------------------
                  Scott J. Loftesness

                           *                              Director                      January 22, 1999
--------------------------------------------------------
                 William R. Hearst, III

                           *                              Director                      January 22, 1999
--------------------------------------------------------
                     Robert C. Hawk

                           *                              Director                      January 22, 1999
--------------------------------------------------------
                    Robert W. Wilmot

              *By: /s/ DAVID L. ROBERTSON
  ---------------------------------------------------
                    Attorney-in-Fact

                                 EXHIBIT INDEX


     NUMBER                            EXHIBIT TITLE
     ------                            -------------
     1.1*       Form of Underwriting Agreement among the Registrant, Credit
                Suisse First Boston, and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated.
     3.1(1)     Registrant's Amended and Restated Certificate of
                Incorporation.
     3.2(1)     Registrant's Amended and Restated Bylaws.
     4.1(1)     Form of Registrant's Specimen Common Stock Certificate.
     4.2(1)     Amended and Restated Information and Registration Rights
                Agreement, among the Registrant and the investors and
                founders named therein, dated July 22, 1997.
     5.1**      Legal Opinion of Brobeck, Phleger & Harrison LLP, counsel
                for the Registrant.
    10.1(1)     Lease Agreement between the Company, John Arrillaga and
                Richard T. Peery, dated May 10, 1996.
    10.2+(1)    Technology License and Reseller Agreement between the
                Company and 3Com Corporation, dated March 22, 1996.
    10.3+(1)    Reseller Agreement between the Company and 3Com Corporation, dated July 30, 1997.
    10.4+(1)    Hardware and Software Technology License Agreement between the Company, Advanced Telecommunications Modules, Limited
                and Advanced Telecommunications Modules, Inc., dated
                February 1, 1996.
    10.5(1)     Registrant's 1995 Stock Option Plan.
    10.6(1)     Registrant's 1998 Stock Incentive Plan.
    10.7(1)     Registrant's 1998 Employee Stock Purchase Plan.
    10.8(1)     Form of Indemnity Agreement entered into by Registrant with each of its executive officers and directors.
    10.9(1)     Loan and Security Agreement between Registrant and Greyrock
                Business Credit, dated May 30, 1997.
    10.10+(1)   International OEM Agreement between the Company, Advanced
                Telecommunications Modules, Inc. and Advanced
                Telecommunications Modules, Limited, dated March 7, 1996.
    10.11+(1)   Agreement for Manufacturing Services between the Company and
                Celestica, Inc., dated October 25, 1996.
    10.12+(1)   Wind River Systems, Inc. VxWorks License Agreement.
    10.13+(1)   Purchase and License Agreement by and between the Company
                and Siemens AG, dated December 2, 1997.
    10.14+(1)   Distribution Agreement by and between the Company and
                Philips Public Telecommunication Systems, dated November 26,
                1997.
    16.1(1)     Letter from KPMG Peat Marwick LLP regarding Change in
                Certifying Accountant.
    23.1**      Independent Auditors' Consent and Report on Schedule.
    23.2        Consent of Counsel (see Exhibit 5.1).
    24.1**      Power of Attorney.
    27.1        Financial Data Schedule.


---------------

 *  To be filed by amendment.

**  Previously Filed.

 + Confidential treatment has been granted or requested as to a portion of this Agreement.
(1) Incorporated by reference to the identically numbered exhibits filed with the Registrant's Registration Statement on Form S-1 (File No. 333-48107) declared effective on May 18, 1998.